                                                                   EXHIBIT 10.2

                                    [PHOTO]

Annual Report 2001 | LOCAL STRENGTH, GROUP EXPERTISE

                                    [PHOTO]

                                                          [DELHAIZE GROUP LOGO]

[DELHAIZE GROUP LOGO]


CONTENTS

Financial Highlights                                         1
Letter of the Chairman and the CEO                           2
Overview of Operating Companies                              4

DELHAIZE GROUP'S COMMITMENT                                  6
Serving our Local Customers                                  8
Commitment to Associates                                    12
Dedication to Technical Innovation                          16
Concern for Society                                         18
Creating Shareholder Value                                  22

DELHAIZE GROUP IN 2001                                      24
Business Review*                                            26
   United States                                            26
   Belgium                                                  32
   Rest of Europe                                           36
   Asia                                                     40
Financial Review*                                           42
Operational Statistics                                      48

FINANCIALS                                                  49
Financial Statements                                        50
Notes to Financial Statements                               55
10-year Overview of Financials                              74

ADDITIONAL INFORMATION*                                     76

MANAGEMENT AND SHAREHOLDERS                                 78
Management Structure                                        78
Corporate Governance*                                       82
Shareholder Information                                     85
Glossary                                                    88

*   These chapters constitute the Directors' report.

Delhaize Group is a Belgian international food retailer operating in 10 countries on three continents. At the end of 2001, Delhaize Group's sales network consisted of 2,444 stores. In 2001, Delhaize Group posted EUR 21.4 billion in sales and cash earnings of EUR 339.0 million. Delhaize Group employs approximately 147,000 people. Delhaize Group is listed on Euronext Brussels and the New York Stock Exchange.

To deliver superior value, Delhaize Group bases its strategy on achieving leading positions in food retailing in key mature and emerging markets. This is accomplished through strong local banners that build success by answering local consumer needs while benefiting from the Group's size and successful practices. Delhaize Group goes to market with a variety of locally adapted store formats, of which the most common is the supermarket. The Group is committed to maintaining high social, environmental and ethical standards.

FINANCIAL HIGHLIGHTS

                                                     (EUR in millions, except per share amounts)        % change vs previous year
-----------------------------------------------------------------------------------------------------------------------------------
                                                        2001             2000             1999            2001             2000
-----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Sales                                                  21,396           18,168           14,310           +17.8%          +27.0%
Operating cash flow (EBITDA)                            1,649            1,275              976           +29.4%          +30.6%
Operating profit (EBIT)                                   921              739              648           +24.6%          +14.1%
Cash earnings                                             339              188              175           +80.6%           +7.5%
Net earnings                                              149              161              170            -7.0%           -5.4%

-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total assets                                           12,086           10,398            5,728           +16.2%          +81.5%
Group equity (incl. minorities)                         3,752            2,874            1,991           +30.5%          +44.4%
Net debt                                                4,776            4,589            1,404            +4.1%         +226.8%

-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION (in EUR)
Cash earnings                                            4.26             3.61             3.36           +18.2%           +7.4%
Reported earnings                                        1.88             3.09             3.27           -39.2%           -5.5%
Net dividend                                             1.08             1.02             0.93            +5.9%           +9.7%
Shareholders' equity                                    46.75            26.23            20.88           +78.2%          +25.6%
Share price (year-end)                                  58.45            50.65            74.80           +15.4%          -32.3%

-----------------------------------------------------------------------------------------------------------------------------------
RATIOS
Operating cash flow margin (EBITDA)                       7.7%             7.0%             6.8%
Operating margin (EBIT)                                   4.3%             4.1%             4.5%

-----------------------------------------------------------------------------------------------------------------------------------
OTHER INFORMATION
Capital expenditure                                       554              545              525            +1.6%           +3.8%
Number of sales outlets                                 2,444            2,310            2,112            +5.8%           +9.4%
Number of associates (thousands)                        146.8            152.5            124.9            -4.2%          +22.1%
Weighted average number of shares (thousands)          79,494           52,023           51,983           +52.8%           +0.1%
-----------------------------------------------------------------------------------------------------------------------------------


         SALES                                   CASH FLOW FROM OPERATIONS                  CASH EARNINGS PER SHARE
   (in billions of EUR)                            (in millions of EUR)                             (in EUR)
        [CHART]                                         [CHART]                                      [CHART]
1997                 12.6                    1997                       805               1997                       2.42
1998                 12.9                    1998                       868               1998                       3.02
1999                 14.5                    1999                       976               1999                       3.36
2000                 18.2                    2000                     1,275               2000                       3.61
2001                 21.4                    2001                     1,649               2001                       4.26

                                                                            | 1

Letter from the Chairman and the Chief Executive Officer

"For Delhaize Group, 2001 was a year of strong results and important structural changes, from the share exchange with Delhaize America to the introduction of a new management structure. A strengthened Delhaize Group is ready for more years of growth."

Dear Reader,

For Delhaize Group, 2001 was a year of fundamental transformation. The Group was strengthened through our share exchange with Delhaize America, the listing on the New York Stock Exchange, our new management structure and the review of our store portfolio. These measures led to a clearer ownership and operational structure. They also extended the Group's shareholder base and paved the way for more synergies and exchanges of successful practices among our operating companies.

The redesigned management structure is a direct result of the new organizational architecture. We created an Office of the CEO and reinforced the Executive Committee. These important changes allow Delhaize Group to further integrate and leverage the strengths of our different banners.

In 2001, the Board of Directors of Delhaize Group was expanded to include U.S. and additional independent members. Moreover, Audit, Compensation and Governance Committees were established to support the functioning of the Board. These corporate governance measures and our continued investments in investor relations are designed to fortify the relationship between the Group and the financial community.

STRONG RESULTS | The strength of Delhaize Group is built on the strength of its local banners and local management teams. Each of our companies defines a strategy that best answers its local consumers' needs. This approach, combined with the opportunities our new Group structure affords, is the key to our continuing strong results.

Despite the many changes in 2001, our management teams stayed focused on the day-to-day operations enabling Delhaize Group to achieve significant sales and cash flow improvements even in a difficult economic environment. Sales exceeded the EUR 20 billion mark growing by 17.8% to EUR 21.4 billion, both through new store openings and growth in existing stores. The Group enlarged its network by 134 to a total of 2,444 stores.

Operating cash flow increased by almost 30% to EUR 1.65 billion or 7.7% of sales - one of the highest margins in the food retail sector. This solid enhancement was the result of sales growth, gross margin improvements, successful cost control and the generation of operating synergies. The largest banners in our Group - Food Lion, Hannaford and Delhaize "Le Lion" - again showed their resilience and capacity to grow. Cash earnings per share grew by 18.2% to EUR 4.26. In addition, the strong operational cash flow and improved working capital requirements resulted in EUR 456 million free cash flow.

In 2001, Food Lion, our largest U.S. banner, successfully balanced sales and margin growth. This was also the first full year of consolidation of Hannaford, the highly regarded food retail company in the Northeastern United States that was acquired in the summer of 2000. The integration of Hannaford proceeded as planned and all synergy targets were exceeded. These efforts resulted in a comparable store sales growth of 1.4% and a high operating cash flow margin of 8.7% for Delhaize America.

In 2001, Delhaize Belgium successfully completed its three-year plan to increase operating margins. Our operating cash flow margin reached 5.4% of sales and Delhaize Belgium's comparable store sales grew

2  |  Delhaize Group  | Annual Report 2001

4.9%. Alfa-Beta became the second largest Greek food retailer with the acquisition of Trofo. Delvita focused on an in-depth store concept renewal in its Czech and Slovak operations resulting in very positive sales growth in the first remodelled stores.

PROMISING OUTLOOK | This year will mark the 135(th) year of Delhaize's recognized expertise in food sales. We believe our never-ending commitment to make Delhaize Group the best place to work and shop has been the driver of our continued success.

Building upon the changes of 2001, Delhaize Group looks forward to continuing its successful trend of sales and profit growth. The combination of the local strengths of our companies with the development of Group expertise, will enable Delhaize Group to continue, amid economic uncertainty and a challenging competitive climate in our main markets, to grow our sales network, implement new sales and margin initiatives, and integrate our various acquisitions.

These initiatives will strengthen Delhaize Group's position as a high-performing international food retailer. We expect an expansion of our sales network by 136 stores in 2002 to a total of 2,580. Delhaize Group plans capital expenditure of approximately EUR 715 million in 2002. The modern store portfolio and infrastructure, and the disciplined approach to capital expenditure will allow the Group to continue its sales and profit growth, while also focusing on decreasing the leverage of the balance sheet through the ongoing generation of strong free cash flow.

ACKNOWLEDGEMENTS | Our success is the result of the continued support we enjoyed throughout 2001 from all of our stakeholders.

                                    [PHOTO]

                                    /s/ Pierre-Olivier Beckers
                                    --------------------------------------
                                    Pierre-Olivier Beckers,
                                    President and Chief Executive Officer

We want to thank our 147,000 associates throughout the world for their endless efforts to continuously improve our product offerings, customer service and efficiency. We are proud of their work, and we assure them that because of our commitment to excellence and thanks to our successes, they can remain proud to work for Delhaize Group.

We also thank our millions of customers on three continents for their loyalty, their appreciation of our work and their valuable feedback. They can count on our commitment to continue to offer them the most valuable shopping experience.

And finally we want to thank our shareholders for their belief in our business approach and our management teams.

                                    [PHOTO]

                                    /s/ Gui de Vaucleroy
                                    --------------------------------------
                                    Gui de Vaucleroy,
                                    Chairman of the Board of Directors

                                                                            | 3

OPERATING COMPANIES

Delhaize Group is operating a portfolio of local banners in ten countries on three continents. These banners are structured in four regions: the United States, Belgium, the rest of Europe and Asia.

                                    [CHART]

                                Number of Stores
                             --------------------
                                  U.S.: 59.7%
                                 Belgium: 27.6%
                             Rest of Europe: 9.2%
                                   Asia: 3.5%

                                    [CHART]

                                     Sales
                             --------------------
                                  U.S.: 79.0%
                                Belgium: 15.0%
                             Rest of Europe: 5.1%
                                  Asia: 0.9%

UNITED STATES

Delhaize America is Delhaize Group's largest operating company. At the end of 2001, Delhaize America operated 1,459 stores under the Food Lion, Hannaford and Kash n' Karry banners. Delhaize America posted USD 14.9 billion (EUR 16.6 billion) sales in 2001 and accounted for 77.7% of Delhaize Group's sales (79.0% including Super Discount Markets). This made it the second largest supermarket operator on the East Coast of the United States.

[FOOD LION LOGO]

--  1,207 stores in 11 states in the
    Southeastern and Mid-Atlantic U.S.
--  Low price/low cost supermarket chain
--  Convenient format
--  Neighborhood locations
--  #1 and #2 in 18 Southeastern and Mid-
    Atlantic markets

[HANNAFORD LOGO]

--  114 stores in five states in the
    Northeastern U.S.
--  Full-service supermarkets
--  Successful merchandising techniques
--  Industry-leading performance
--  #1 and #2 in five New England and
    New York markets

[KASH N' KARRY LOGO]

--  138 supermarkets in Florida
--  Focus on fresh and service departments
--  Targeted to local demand
--  #2 in Tampa/St. Petersburg

BELGIUM

Belgium is Delhaize Group's home market. At the end of 2001, Delhaize Group's multi-format sales network in Belgium and the Grand Duchy of Luxembourg consisted of 675 stores under a variety of banners. These can be grouped in three categories: supermarkets, convenience stores and specialty stores. Delhaize Belgium also offers e-commerce services. In 2001, Delhaize Belgium posted EUR 3.2 billion sales, 15.0% of Delhaize Group's sales.

[LOGOS]

--  117 integrated and 183 affiliated
    supermarkets
--  Large surface and assortment stores
--  High-quality fresh assortments and
    services
--  #2 in Belgium

[LOGOS]

--  148 proximity stores
--  Focus on fresh food and meal solutions
--  Selective assortment
--  Neighborhood locations

[LOGO]

--  133 corporate or franchised Di stores
--  Specialized in health and beauty products
--  #1 in Belgium

[LOGO]

--  94 franchised Tom & Co stores
--  Specialized in pet food and accessories
--  #1 in Belgium

4  |  Delhaize Group  |  Annual Report 2001

REST OF EUROPE

From the early 1990s, Delhaize Group expanded to Central and Southern Europe. With activities in Greece, the Czech Republic, Slovakia and Romania, Delhaize Europe is a leading supermarket operator in this region. At the end of 2001, Delhaize Group operated 224 stores in Central and Southern Europe. Delhaize Europe realized EUR 1.1 billion sales, which is 5.1% of Group sales.

[LOGOS]

--  93 supermarkets and 11 cash & carry
    stores  in Greece
--  High-quality fresh products and service
--  Broad geographical presence
--  #2 in Greece

[LOGOS]

--  94 stores in the Czech Republic
    and 16 stores in Slovakia
--  Focus on fresh products and services
--  Strategic urban locations
--  #1 in Prague

[LOGO]

--  10 supermarkets in Romania
--  Fresh products at low prices
--  Strong brand recognition
--  #1 in Bucharest


ASIA

Delhaize Group's Asian activities form the Group's most recent addition. The Group entered Asia in 1997. At the end of 2001, Delhaize Group operated 86 supermarkets in three Asian countries: Thailand, Singapore and Indonesia. In 2001, the Asian activities of Delhaize Group posted EUR 187.0 million of sales, 0.9% of Delhaize Group's total sales.

[LOGO]

--  26 supermarkets in Thailand
--  Convenient discount supermarkets
--  Locally adapted assortment
--  Focus on fresh products

[LOGO]

--  31 supermarkets in Singapore
--  Every day low prices
--  Special attention for fresh products
--  #3 in Singapore

[LOGO]

--  29 supermarkets in Indonesia
--  Fresh products at every day low prices
--  Neighborhood supermarket
--  #2 in Jakarta

                                    [CHART]

                           Cash Flow from Operations
                              -------------------
                                  U.S.: 87.7%
                                 Belgium: 10.5%
                              Rest of Europe: 2.8%
                                   Asia: 0.2%

                                    [CHART]

                              Number of Associates
                              --------------------
                                  U.S.: 77.5%
                                 Belgium: 10.4%
                              Rest of Europe: 8.4%
                                   Asia: 3.7%

                                                                            | 5

                          "It's all about commitment"

                                    [IMAGE]

6  |  Delhaize Group  |  Annual Report 2001

In the next pages, we tell you about the commitment everyone at Delhaize Group shares, regardless in which country, in which department or at which level in the organization we work:

Serving our Local Customers  |  Commitment to Associates
Dedication to Technical Innovation  |  Concern for Society
Creating Shareholder Value


                                                                           |  7

[PHOTO]

SERVING OUR LOCAL CUSTOMERS

Delhaize Group is an international group of local companies that build success by being best at answering local consumer needs while benefiting from the Group's size and successful practices.


Eating habits differ from country to country. Delhaize Group, therefore, approaches each market with differentiated products and store formats. The Group's banners are positioned for different consumers or consumer occasions in different places.

Recommending how to address a particular market's preferences is left to the management of the local operating companies of Delhaize Group because people in the field know and anticipate best their local customer needs and tastes. A variety of marketing tools are used by each operating company to determine the needs of its customers.

In response to consumer information, Hannaford's "Festival" strategy focuses on offering a wide variety of high quality meat and produce items, paired with an exceptional shopping experience. In response to the major demographic changes in their markets, Food Lion and Kash n' Karry stores developed a broad range of ethnic food.

In many operating companies of Delhaize Group, the buyers explore new trends in cuisine, offering customers the possibility of traveling the world of flavors without leaving home. If such products do not exist among the national brands, the Delhaize Group buyers do not hesitate to develop them with suppliers under their private labels.

                                    [PHOTO]

                              AN ASIAN SUPERMARKET

In Asia, Delhaize Group's operations have to compete with the popular traditional open-air "wet markets". This is done by adapting local store formats in each country. To develop these formats, the Group started to study local eating and shopping habits. The Delhaize Group's Asian supermarkets offer the freshness and low price of the wet markets but in a more hygienic and convenient location in residential areas.


Delhaize Group's constant push to innovate in anticipation of new customers needs has made it a pioneer in organic products.

Delhaize Belgium has more than 400 organic food products in its supermarkets and has even opened a store under the Bio Square banner exclusively selling organic products. Hannaford's Nature's Place offers an extensive variety of natural and organic products, and Delvita was the first food retailer in the Czech Republic to launch a "Bio" label.

CONVENIENCE | The modern shoppers are time-starved. They not only want to find food items fast, but they are also demanding quick meal solutions. The time dedicated to shopping and cooking is decreasing dramatically. Due to their convenient size, their neighborhood locations and adjacent parking, and the high density network of stores, Delhaize Group's supermarkets allow customers to purchase their day-to-day necessities efficiently.

The needs of the customers in New England and upstate New York are addressed with large full service stores under the Hannaford banner. Customers in the Southeastern United States and Mid-Atlantic states prefer mid-sized Food Lion supermarkets and in Florida, the Kash n' Karry supermarkets contain large fresh food departments.

8 | Delhaize Group | Annual Report 2001 build success by being best at answering local consumer needs

Delhaize Belgium addresses the needs of its customers not only with its supermarkets but also through proximity stores and its home delivery operation, Caddy-Home. Alfa-Beta and Delvita are the undisputed leaders in convenience in Greece and the Czech Republic, respectively, resulting in the highest brand awareness among supermarket chains in their countries.

Shopping can also be simplified through technology. In Food Lion, Hannaford or Delhaize "Le Lion" supermarkets, clients can request information, receive coupons or order products via in-store kiosks or terminals. Delhaize Belgium, Food Lion and Hannaford are all offering or testing self-scanning.

Whether it is through meal solutions, ready-cooked counters or in-store bakeries, the Group combines culinary quality and creativity with care for customers' precious time.

VALUE

An innovative product assortment and convenience are only part of what the customer wants. Delhaize Group has an answer to customer needs in the ten countries in which it operates, responding to customers' focus on price and convenience, or on choice and service.

Food Lion, the largest company in the Delhaize Group, is a pioneer in "Every Day Low Prices." Its customers shop for their every day needs in a convenient environment offering low prices. Food Lion keeps this price competitiveness due to its highly disciplined cost control and the economics of scale due to its high density network.

Like Food Lion, the Asian companies of the Group developed an "Every Day Low Prices" policy, offering their customers fresh products at the same prices as the traditional open-air, wet markets.

Other Delhaize Group supermarket chains focus more on choice, fresh products and service, but always at a fair price. Early in 2002, Delhaize Belgium significantly reduced its prices, aiming at offering its customers consistent fair prices without on-sale promotions. Hannaford, Alfa-Beta, Delvita and Mega Image follow a similar price approach.

In some operating companies, private label products are an important part of a value proposition. They allow Delhaize Group to provide customers with a lower price for a high quality product and introduce new culinary trends. At the end of 2001, Food Lion private label products represented 17% of total sales. At Delhaize Belgium, private label products accounted for more than 30% of total sales, and at Alfa-Beta and Delvita they are growing rapidly in importance.

                                    [PHOTO]

The loyalty card is another instrument to channel price savings to customers in some units of the Group. At the end of 2001, Delhaize Group had more than 16 million loyalty cards issued to its customers. The cards differ from one country to another and are adapted to local needs. In all cases, the different companies use them actively in their relationship with their customers.

Food Lion, one of the pioneers of the loyalty card in the United States, has almost eight million cardholders actively using the MVP program. Kash n' Karry has over one million active cardholders using its Preferred Customer Club (PCC) program. The MVP card, which accounts for approximately 75% of Food Lion's sales, delivers weekly specials that highlight value to the customers. In 2001 alone, Food Lion customers saved over USD 800 million (EUR 893 million) by using their MVP cards.

In Belgium, the Plus card celebrated its 10(th) anniversary in 2001 with more than 90% of sales made through the 2.6 million active cards. The card also offers additional advantages to customers through external partnerships, extending the Plus card network to more than 1,000 stores. Alfa-Beta has its popular AB Plus loyalty card, and in 2001 Shop N Save joined "More Rewards", Singapore's largest loyalty program.

Some of Delhaize Group's companies using loyalty cards offer additional value to their customers through direct marketing approaches, such as targeted mailings in conjunction with promotions and call center contacts. Customer Relationship Management (CRM), developed by combining customer databases and micro-marketing strategies, allows target promotions based on parameters such as the frequency of visits, basket level or category preferences.

FOOD SAFETY

All Delhaize Group companies are committed to providing safe, high quality food. The increased health awareness of consumers worldwide, the fast international expansion of the Group and the various food crises that have emerged over the last years, notably in Europe, have reinforced our firm commitment. Food offered by the Group must be safe and all measures are taken to reach that goal.

The Delhaize Food Safety Synergy Group brought together the food safety experts of the companies of the Group to exchange their successful practices and develop the "Delhaize Food Safety Guidelines." These Guidelines, valid in all of the Delhaize Group's operating companies, define food safety training, measurement and crisis management and the appropriate use of HACCP.

                                    [PHOTO]


10  Delhaize Group  Annual Report 2001

The operating companies of the Group impose strict requirements on their suppliers to secure additional quality and food safety guarantees. Information provided to customers on labels is expected to be clear and precise. Overriding strict rules and controls are enforced at each level of the supply chain, from the suppliers to the checkout. All U.S. banners of the Group buy meat products only from sources that are approved by governmental agencies.

Operating companies of Delhaize Group conduct regular internal and external food safety audits in their stores and with their private label product manufacturers. Private label products are regularly tested to ensure they meet specifications for quality.

Significant effort is dedicated to training associates in food safety issues. At Food Lion, store managers must successfully complete a nationally recognized food safety program before they can graduate from the Store Manager College.
A computer based training program has also been developed to train associates on food safety. Twice a year, Food Lion associates participate in food safety awareness initiatives.

Delhaize Belgium developed the traceability of its products with, among others, quality certification for meat or eggs. Today, Delhaize is the only Belgian food retailer with an officially recognized label for pork that is inspected by external organizations.

                                    [PHOTO]

ETHNIC FOOD

The Hispanic and Latino population has grown more than 50% in the United States since 1990. This consumer group is looking to find the items that it knows and loves at a great price. Food Lion has been able to answer this call by identifying the high-demand products of these customers and adding them to their shelves. Today, shoppers will find Hispanic and Latino items in 800 of Food Lion's 1,200 stores.

SYNERGIES

Delhaize Group's customers enjoy the strength of their local supermarkets, partly thanks to the global expertise of Delhaize Group.

The financial strength of the Group allows its different operating companies to invest in modern stores and infrastructure. Aggregated buying power allows Delhaize Group to obtain more attractive price conditions. The Group's investments in information technology make the latest applications available to the operating companies. The Group offers training and skills enhancement programs to its personnel across all companies. And finally, the vast knowledge network of a global food specialist like Delhaize Group gives the operating companies access to the world's most successful practices in food retailing.

Through membership in the WorldWide Retail Exchange (WWRE), the different companies of Delhaize Group are able to enjoy substantial price reductions. Major purchasing savings are also realized at the regional levels. By combining the private label sourcing programs of Food Lion, Hannaford and Kash n' Karry with one broker, significant savings have been achieved. In 2001, the European operations of Delhaize Group became a member of EMD, the largest European buying group, which allows them to gain scale for both their private label purchase programs as well as their common purchasing.

The share exchange completed with Delhaize America and the introduction of a more integrated management structure in 2001 will allow Delhaize Group to propagate these benefits more easily in the future. In a host of areas such as information technology, purchasing, finance, risk management and food safety, important projects are underway to create synergies and exchange successful practices.

                                     [LOGO]

                            COMMITMENT TO ASSOCIATES

The major contributors to the success of Delhaize Group are its recognize them accordingly. By its commitment to its 147,000 associates, Delhaize Group

Delhaize Group's goal is to attract, motivate and retain talented individuals who embody its values: quality, creativity, accountability, simplicity, group spirit, humor and integrity. Key elements the Group stresses are team spirit, responsibility and personal development.

Delhaize Group attaches great importance to diversity and sees it as an opportunity to reinforce its fundamentals and create a distinct competitive advantage. The Group is striving to create a permanent and underlying awareness of the power of diversity by training sessions and distributing publications on the subject to its associates.

LOCAL, GLOBAL

Delhaize Group is a federation of local companies, not a centralized, monolithic structure. Therefore, the focus is on empowerment. The Group encourages the development of local management teams, giving them considerable independence and autonomy, in order to improve our response to customer needs.

Delhaize Group strives to create cross-border team spirit, communication and

                                    [PHOTO]

READY FOR THE EURO

In 2001, more than 15,000 associates were trained in Belgium and Greece for the transition to the Euro. The objectives were:

-        teach people to give the correct change;

-        teach them to give as few coins in change as possible;

-        reduce the waiting period at the checkouts.

The preparation was accomplished through a combination of lectures and hands-on experience. In Belgium, the training program was divided into two phases. In September 2001, 2,000 super-trainees' took part in an initial training course. Afterwards they trained their colleagues in their respective workplaces. Thanks to these large-scale training initiatives, Delhaize Group's customers have been served well during these weeks of transition.

exchange of ideas through training workshops, associate exchanges, working groups, conference calls, intranets and knowledge management systems. In some management domains, the Group has launched transnational synergy groups. Their objective is not to impose international procedures, but to exchange ideas and best practices and investigate opportunities for creating added value.

Delhaize Group embraces associates' ideas and suggestions for improving its business. Open communication is encouraged at each of the Group's companies.

PERSONAL DEVELOPMENT

Delhaize Group offers its associates personal development opportunities and encourages internal promotion. These policies result in a more motivated workforce as well as exchanges between different departments and operating companies. Hannaford, for instance, institutionalized its internal promotion policy in 2001 through its Career Track Program. The Program creates a committee within each store and each district to forecast managerial needs and to make sure


12  Delhaize Group  Annual Report 2001
associates. The Group strives to develop, reward and better serves its customers and its other stakeholders.

there is someone trained and ready to step into each position as it becomes available.

Delhaize Group attaches great importance to training and development. It strengthens its associates and prepares them for new career opportunities. Simultaneously, it reinforces the Group with individuals who can effectively address today's demanding and rapidly changing world.

Each year, the Group organizes a high-level international seminar for managers from different countries. The seminar focuses on improving their management skills and providing the opportunity for an international exchange of ideas.

In 2001, Food Lion started a new initiative, Organizational Development, charged with the creation of the environment, processes and systems to leverage Food Lion's human resources. In 2001, Food Lion doubled its number of field trainers and extended the Store Managers College program. At Hannaford, computer-based multimedia training is the format of choice for training associates.

                                    [PHOTO]

In Belgium, young managers are trained through the Junior Management Program known as JuMP. Store personnel are trained via the Job Training and Wine Training Schools. In 2001, more than 15,000 associates were trained in Belgium and Greece in preparation for the transition to the Euro. In 2001, all Delhaize Belgium cashiers began participating in a course, "The Work at the Cash Desk", covering issues in the fields of ergonomics, customer care and communication.

In Greece, Alfa-Beta ran more than 130 training programs in 2001 with almost 2,000 participants. In the Czech Republic and Slovakia, Delvita started its Retail Academy in 2001, providing training on core-business issues for high-potential associates. By participating in the two-days-a-month program over a one-year span, associates can prepare for future management positions with the assistance of internal Delvita trainers.

AN ATTRACTIVE WORKPLACE

To attract and retain talented and motivated people, Delhaize Group pays its associates in each of the local markets a fair wage, based on their skills and experience, the local cost of living and the expected added value to the Group. The compensation of management is divided between base pay, short-term incentive plans linked to annual targets and long-term plans primarily in the form of stock options of the Group. Through the stock option plans, Delhaize Group seeks to align management compensation with the Group's shareholder value.

                                    [PHOTO]

MULTIMEDIA TRAINING

In an organization like Hannaford comprised of approximately 20,000 people in more than 100 locations, training needs to be consistent from store to store. To maintain this consistency, multimedia technology became Hannaford's training tool of choice. Computer-based training allows information to be delivered at a significantly higher success rate than speaker-based training. Hannaford developed CDs for training in, among other subjects, safety, tobacco and alcohol sales, procedures, corporate policies, customer service and inventory management.

Associate recognition however is not only tied to financial achievements. All Delhaize America banners, for instance, have associate recognition programs, which allow associates to earn recognition and rewards for outstanding performance in different categories such as culture building, milestone events and celebrations, health and safety, and leadership. In Singapore, Shop N Save launched in 2001 its Associate of the Month Award, recognizing high performance individuals.

Keeping people informed also helps to motivate them. In its Corporate Communication Guidelines Delhaize Group aims at making sure there is no time lag between internal and external information. The Group invests significantly in internal communication such as newsletters, intranets, email, management meetings and training sessions.

Delhaize Group's operating companies strive to provide a safe environment in their stores, distribution centers and industrial plants. Food Lion's distribution centers hold quarterly driver safety meetings. In 2001, Food Lion started a driver's newsletter, which covers a variety of subjects, but emphasizes safety. Each department manager is responsible for training all new Food Lion associates in safety issues. In December 2001, Hannaford Trucking received the Trailermobile "Safe Carrier of the Year" award, which recognizes an outstanding safety record for a private carrier travelling more than 10 million miles.


14  Delhaize Group  Annual Report 2001

DELHAIZE GROUP ASSOCIATES

-------------------------------------------------------------------
                                   2001          2000          1999
-------------------------------------------------------------------
Full-time                        63,186        63,734        53,520
Part-time                        83,599        88,755        71,413
Full-time equivalent            106,391       110,584        93,468
-------------------------------------------------------------------
Male                             71,882        74,767        61,534
Female                           74,903        77,722        63,399
-------------------------------------------------------------------
Delhaize America                113,712       120,440        93,668
Super Discount Markets               --         1,992         1,917
Delhaize Belgium                 15,317        14,877        14,066
Alfa-Beta                         6,248         4,165         4,007
Delvita                           5,493         5,683         6,312
Mega Image                          593           513            --
P.G.                                 --            --         1,500
Food Lion Thailand                1,424         1,093           819
Super Indo                        2,680         2,407         1,443
Shop N Save                       1,227         1,251         1,135
Others                               91            68            66

-------------------------------------------------------------------
TOTAL                           146,785       152,489       124,933
-------------------------------------------------------------------

                                    [PHOTO]

                                    [PHOTO]

                       DEDICATION TO TECHNICAL INNOVATION

Technology facilitates anticipating and responding the needs of loyalty. It also supports the Delhaize Group's pursuit of increasing sales and margins, cost

CONSUMER CONVENIENCE

New technologies offer our consumers more shopping convenience. Loyalty cards, self-scanning installations, in-store kiosks and computer terminals are instruments to increase the convenience of our operations. Delhaize Belgium has developed an integrated e-commerce approach allowing customers to order by internet, telephone or fax, from home, office or store, and have the order delivered at home, in a store or at a pick-up location.

STORE OPERATIONS

Technical systems and applications can significantly increase store operations efficiency. They result in quicker access to information, better service, broader variety, improved quality, lower out-of-stocks and cost reduction.

Hannaford is rolling out a range of applications within a wireless network to all of its stores, allowing store personnel to access information anytime. Food Lion has started an aggressive computer program, installing three workstations in each of its stores, supporting multimedia and web-based applications for training, inventory and labor management. In 2002, over 500 Food Lion

                                    [PHOTO]

WIRELESS TECHNOLOGY

Hannaford's wireless technology program includes the use of hand held devices that allow access to information anywhere in the Hannaford system at any time. The wireless application can be customized for each store to meet its specific customer needs and improve its ordering process. The program has afforded increased sales, reduced inventory and improved earnings. It also allowed Hannaford to meet its quality, variety, value and service commitment to customers.

stores will receive a new cash desk configuration as part of a full front-end refurbishment.

Delhaize Belgium has rolled out an intranet application to all its corporate stores, improving the information flow and accessibility for store staff. It also drives operational efficiency at store and headquarters levels.

The operating companies of Delhaize Group are cooperating globally on the development of the next generation of in-store front and back office management solutions. Pilot projects will be conducted in some Hannaford and Delhaize Belgium stores in 2002.

SUPPLY CHAIN

The supply chain is a growing focal point in retailing. Too much working capital is tied up in unproductive inventories. A better flow of information between retailers and suppliers can improve the quality of products, decrease costs, limit out-of-stocks and limit inventories.

Delhaize Group continues to extend the use of Electronic Data Interchange (EDI) to speed up and simplify the electronic transmission of orders, advance shipping notes and invoices with its vendors. Having reached a high level of utilization of more than 95%, Food Lion is now migrating its EDI infrastructure to an internet technology


16  Delhaize Group  Annual Report 2001
the customers, improving their convenience and customer reduction, profitability and inter-company cooperation.

platform in order to reduce processing costs and extend services to smaller vendors.

Through a private exchange solution, Food Lion has facilitated two-way communications with its vendors as well as the flow and accessibility of information throughout the Company. In 2002, Food Lion's private exchange solution will be extended to the companies of Delhaize Group in Europe and Asia.

Delhaize Belgium has set up a supplier extranet, allowing suppliers to benchmark their performances and obtain better supply chain efficiency. An integrated purchasing and logistics application is being rolled out in different operating companies of Delhaize Group.

WAREHOUSE MANAGEMENT

Delhaize Belgium has started a project centralizing the total assortment of slow-moving items in one dedicated distribution center. This location will be able to deliver lower quantities to the stores, allowing important stock reduction. Caddy-Home's picking and receiving operations have been improved by the introduction of voice recognition equipment, enabling paperless dispatch of warehouse operations.

During the second quarter of 2001, Hannaford's Butner, North Carolina, distribution center began to supply health and beauty care merchandise to Food Lion. Food Lion purchases the products while Hannaford oversees warehouse and transportation operations. The next phase of the project will add general merchandise and specialty foods.

PROCUREMENT

Delhaize Group is one of the founding members of the WorldWide Retail Exchange
(WWRE), the largest electronic business-to-business market place in the world, which allows the Group to generate significant savings. Today, Delhaize Group participates actively in different initiatives of the WWRE: electronic auctions and aggregate purchases for direct and indirect goods, catalogue synchronization and Collaborative Planning Forecasting and Replenishment (CPFR).

SYNERGIES

New technology allows business processes of the different companies of Delhaize Group to be progressively aligned to the best solution

The introduction of voice recognition improved the efficiency of Caddy Home's distribution center significantly.

                                    [PHOTO]

components in use in Delhaize Group. Technology also enables easy and quick distribution of information among the Group's operations, thus facilitating the exchange of knowledge and the initiation of synergies.

Delhaize Group has implemented an internal catalog for private label goods and indirect goods enhancing easy and transparent information access and exchange. It also stimulates aggregated buying and sourcing among all operating companies.

A knowledge management project has been established to facilitate the sharing of successful practices. Its roll out at Food Lion and Delhaize Belgium is anticipated in 2002. Additionally, Delhaize Group has put an intranet, called the Lion Net, at the disposal of its staff members for distributing information about activities of the Group and its operating companies.


                                                                            | 17

                                     [LOGO]

                               CONCERN FOR SOCIETY

Delhaize Group believes that a company must take responsibility growth to be sustainable for future generations.

Corporate citizenship goes beyond the economic role Delhaize Group plays as an international food retailer. It applies also to the concern that Delhaize Group shows for the environment and people. The Group is conscious that its day-to-day retail activities have an impact on both.

ENVIRONMENT

Delhaize Group takes significant steps to measure and reduce the negative consequences its activities might have on the environment. The Group believes that its passion for fresh, safe, quality food goes hand in hand with caring for the world where these products are grown and consumed.

Since energy is scarce, expensive and can cause pollution, Delhaize Group works to avoid unnecessary energy dissipation, whether in the development or remodelling of stores or the transportation or storage of products.

In 2001, Food Lion became the second grocer recognized by the U.S. Environmental Protection Agency as meeting the Energy Star efficiency requirements. Delhaize Belgium installed a

ENERGY STAR PROGRAM

In 2001, Food Lion became the second grocer recognized by the EPA (U.S. Environmental Protection Agency) for meeting the Energy Star efficiency requirements, a program that helps companies save energy as a way to improve financial performance and protect the environment. For Food Lion this meant installing energy-efficient lighting, heating and cooling equipment as well as practicing energy conservation in each store. This included teaching associates to turn off unnecessary lights, close cooler and freezer doors and stock cases properly. Each new and remodeled Food Lion store, equipped with energy savings equipment and building materials, saves about 43,000-kilowatt hours of electricity each year, enough to power four American homes for an entire year. The energy savings at each store also prevent 63,700 pounds of carbon dioxide emissions each year, about the same amount of pollution produced by 4,500 cars annually. Because of its outstanding efforts, the EPA named Food Lion "Partner of the Year" in March 2002.

new control system for the cold-storage chambers of 30 supermarkets, resulting in a 30% energy reduction. This system will be installed in the other Belgian supermarkets. Alfa-Beta installed an energy-efficient lighting system in several stores and a building management system for monitoring and controlling the performance and energy use of all refrigeration from a central location.

Distribution inevitably involves transport, which creates exhaust gases. To limit these, the operating companies of Delhaize Group work as much as possible with central distribution centers. By incorporating the centralized Alfa-Beta logistics system into Trofo's operations, the number of daily delivery drops was reduced in 2001 from 52 to 10 per store. Delhaize Belgium developed sophisticated information technology systems to calculate the most efficient transportation routes for its trucks. Another way the Group tries to minimize the truck journeys is by back hauling, whereby trucks returning from store deliveries carry merchandise produced by suppliers in the stores' regions back to the central warehouse.

Food Lion has replaced more than half of its trucks with more environmentally friendly and fuel-efficient vehicles. It also recycles all truck-related waste, such as oil and tires. Delhaize Belgium and Alfa-Beta


18 | Delhaize Group | Annual Report 2001 for social and environmental needs. Delhaize Group wants its reduce pollution caused by transport by the use of innovative techniques and materials, including environment-friendly oil and engine coolants as well as re-rubberization of worn tires.

Waste reduction is being achieved by establishing sophisticated reverse logistics systems. Empty bottles, paper, cardboard, plastic and refuse from fresh products are recycled, reused, or made into usable products to the extent possible. After their store deliveries, empty trucks take the collected waste to the distribution centers, where it is processed. Delhaize Group's operating companies also are permanently seeking new types of reusable or biodegradable packaging.

Some statistics on waste reduction in 2001:

- Hannaford distributed over 27,000 fabric shopping bags to customers, who receive a five-cent refund for re-using each fabric bag

- Food Lion and Kash n' Karry recycled 145,000 tons of cardboard and 6.3 million pounds of plastic

- Delhaize Belgium processed 22,000 tons of cardboard, 1,300 tons of plastic and 2,400 tons of fresh products refuse. It also sorted more than 20 million reusable crates.

                                    [PHOTO]

By closely monitoring the performance of its refrigerators, Food Lion significantly reduces its energy use.

The increased consumer awareness of the origin and environmental impact of foodstuffs has led to a rapidly growing demand for natural and organic food products. This was reinforced by several severe food crises, especially in Europe. In 1985, Delhaize Belgium pioneered by launching its first organic food products. At the end of 2001, Delhaize Belgium offered an assortment of more than 400 organic products. The Group also offers a broad organic assortment in the United States, Greece and the Czech Republic and will continue to develop this category.

By stimulating the growth of biological agriculture, Delhaize Group wants to contribute to the reduction of water and soil contamination. The Belgian operations of Delhaize Group sponsors the "10 out of

10" project of the Association for Better Environment. The goal of this project is to have 10% of Belgian agriculture biological by 2010. Alfa-Beta received a medal from the Arcadian Society of Bio-Agriculture for its contribution to the promotion of organic products in Greece.

Modern biotechnology is advancing rapidly and developments in the food industry are controversial. Delhaize Group constantly strives to ensure safety, clear information and consumer choice. The Group works closely with regulatory authorities in the different countries where it operates to assure that the products made with Genetically Modified Organisms (GMOs) are tested for their safety and environmental impact.

Furthermore, Delhaize Group believes that its customers have a basic right to know the relevant information about the products that they buy, including information about the use of GMOs. It determines, again in close cooperation with the authorities, the appropriate food labeling, including information about genetically modified foods or foods containing genetically modified ingredients. In Belgium, Greece and the Czech Republic, Delhaize Group has introduced GMO-free private label products, offering its customers the choice between products with or without Genetically Modified Organisms (GMOs).

Delhaize Group's operating companies actively support nature preservation. Tom & Co, Delhaize Belgium's chain of specialized pet food and accessories stores, sells membership in and welcome packages and products from Natuurpunt, Flanders' largest association for nature conservancy and education. Hannaford contributed USD 150,000 in 2001 to the Nature Conservancy of Maine to preserve land and other natural resources.


                                    [PHOTO]

FOOD EDUCATION FOR CHILDREN

After extensive research, conducted with dieticians, pediatricians and teachers, which highlighted the poor eating habits of primary school pupils, Delhaize Belgium developed an educational project to sensitize children to healthy and balanced nutrition. This project, "Health Freak Kids," contains theoretical and practical parts: a class visits a supermarket for a guided journey of discovery, followed by a game in the store. The goal is to retrieve the food products representing the different categories of the food pyramid and compose a balanced breakfast, while counting calories. In 2001, 40,000 children participated in this project.

PEOPLE

Delhaize Group is concerned for the environment and for the people who live in it.

A primary responsibility, directly linked to Delhaize Group's core business, is food quality and safety. The Group does its utmost to offer consumers a wide range of safe, high-quality products, and permanently sustains a focused and integrated approach, based on risk analysis, traceability and accountability.

Food Lion has a successful program for diversity in its own workforce and offers a dedicated Supplier Diversity Program. This program, which fosters making purchases from companies owned by women or minorities, was granted the Corporation of the Year - The Rising Star Award by the Virginia Regional Minority Supplier Development Council in 2001.

Delhaize Belgium stimulates fair trade by selling Max Havelaar and Oxfam World Shop products in its supermarkets. These organizations guarantee that a significant part of the revenue goes to the producer of the products.

The operating companies of Delhaize Group organize and participate in various initiatives, as well as support different charity projects helping people without sufficient means or education, physically challenged individuals, refugees and the sick:

-        Food Lion collected 4,000 tons of food for the local Food Banks;
         Hannaford 2,800 tons;


20 | Delhaize Group  | Annual Report 2001

         Delhaize Belgium 640 tons; and Alfa-Beta 100 tons

- Food Lion donated products worth USD 8.9 million to the Second Harvest Food Banks

-        Tom & Co collected 75 tons of pet food for animal shelters

- Food Lion collected USD 55,000 for the Food Industry Crusade Against Hunger (FICAH) campaign. Since 1991, Food Lion has collected USD 1.4 million for FICAH.

- Hannaford has donated USD 100,000 over a five-year period to the Good Shepherd Food Bank facility in Maine.

- At the time of the conversion to the Euro, Delhaize Belgium participated in "Change for the Future" by collecting foreign coins, the revenue of which was distributed to non-governmental organizations like Unicef and World Wildlife Fund.

Food Lion has been supporting the American Red Cross for more than ten years, donating almost USD 2.6 million between 1989 and 2001. Soon after the attacks of September 11, Delhaize America initiated special efforts which, in addition to annual in-store fund-raising campaigns, resulted in a USD 1.3 million contribution to the American Red Cross Disaster Relief Fund. Food Lion sent truckloads of food to feed emergency personnel and volunteers at the Pentagon, and Hannaford assisted rescue personnel at Ground Zero in New York City. Blood drives were held at different store locations where donors and workers received snacks and beverages provided by Delhaize America stores. In many Delhaize America stores, people organized events of remembrance and healing and established ways to support victims' relatives and rescue workers.

Delvita supported the Archa Chantal foundation, which collects funds to refurbish children's hospitals in the Czech Republic. In 2001, Delvita customers contributed EUR 11,500 via in-store collection boxes. Delvita also supported the Stonozka foundation, a presidential foundation helping refugee children. In Greece, Alfa-Beta has invited various local and international foundations, e.g. the Red Cross, UNICEF and the Susan Komen Breast Cancer Foundation to place donation boxes in selected stores.

Education is building the world's future. In Belgium, Delhaize supports the National Foundation for Teaching Entrepreneurship. In Indonesia, Delhaize Group's contributions allowed the Desa Pekayon Project to send children to high school for three years. Food Lion Thailand sponsors lunches for poor school children in the Pen district. Through Teacher of the Year programs, partnerships with local schools and promotional activities, Hannaford provides volunteer and financial support for local educational institutions in its five state marketing area. In addition, Hannaford's Charitable Foundation distributed USD 200,000 in a scholarship to its associates or their dependent children. Delvita supports the High School of Technology of Brno.

An example of the combination of food and education is Delhaize Belgium's "Health Freak Kids" Project (see text box). In order to lighten the obstacles disabled people confront, Delhaize Belgium and Tom & Co cooperate with Dyadis, an organization that trains dogs for physically disabled people. Delvita organizes fund-raising for seeing-eye dogs and, also, sponsors the Kompakt social city car, a minibus for handicapped people.

Delhaize Group believes these initiatives, which only represent a part of the complete array of social activities that the Group's operating companies undertake, bring real improvement to the involved people's quality of life.

                                    [PHOTO]

Max Havelaar guarantees that a significant part of the revenue from its "fair-trade" coffee, sold by Delhaize Belgium, goes to the local producer. On the picture: Gonzague De Beer, coordinator Max Havelaar Belgium (left), Ulrik De Moor, head of Delhaize Belgium's coffee-roasting factory (middle), and Jean-Marie Brochier, Departmental Director Industrial Departments Delhaize Belgium.


                                                                              21

[LOGO]

CREATING SHAREHOLDER VALUE

In order to create shareholder value, Delhaize Group has defined three strategic objectives: accomplish profitable top-line growth in all its activities, pursue operational excellence and innovation in all its businesses, and operate as an international group of local companies.

Delhaize Group's strategy is to have established operations in the more mature markets of the United States and Belgium, and investments in selected, rapidly growing, emerging markets in Central Europe and Southeast Asia. Delhaize Group actively manages this portfolio to maintain a balance of current profitability and future growth potential.

The Group's management has also committed itself to a permanent evaluation of its asset portfolio for the purpose of improving, or divesting, non-strategic or underperforming assets. To this end, it was decided to sell PG, its French subsidiary, in 2000, and close Super Discount Markets, its 60% joint venture in Atlanta, Georgia, in 2001.

Delhaize Group continues to focus its resources and investments on its core business: food retailing. Management of the Group is committed to maintaining its operations as one of the best in the global industry in retailing strategy and execution.

NYSE LISTING                     [PHOTO]

On April 26, 2001, Pierre-Olivier Beckers, Chief Executive Officer of Delhaize Group, rang the opening bell of the New York Stock Exchange (NYSE), the largest stock market in the world. Simultaneously with the closing of the share exchange with Delhaize America, Delhaize Group American Depositary Receipts (ADRs) started trading on they NYSE. One ADR represents one ordinary Delhaize Group share.

To allow its operating companies to fully address their local consumer needs, Delhaize Group leaves a high level of responsibility to its local management teams and operates as an international group of local companies. Simultaneously, a group structure providing centralized support to the local companies and focusing on optimally allocating the financial and human resources to the Group's priorities, allows Delhaize Group to maximize synergies and the exchange of successful practices between the local companies.

Delhaize Group measures its creation of shareholder value internally through focus on operating cash flow margin, cash earnings per share growth and return on invested capital. These measures are benchmarked against the best international and local food retailers.

During 2001, the Delhaize Group share price increased 15.4%, while the FTSE Eurotop 350 Food and Drug Retailers index decreased 8.5%, the Euronext 100 index fell by 19.7% and the leading Belgian BEL20 index decreased by 8.0%.

Delhaize Group's Board of Directors will propose at the annual shareholders meeting to distribute a net dividend for the fiscal year 2001 of EUR 1.08 per share, a 5.9% increase compared to 2000. Since its listing in 1962, the annual dividend of Delhaize Group has had a continual positive trend, by increasing in 36 of the 39 years and staying at the same level in the three other years.

The total return of a Delhaize Group share in 2001 was 17.2%. A Delhaize Group share, bought at the introduction price of EUR 26.28 at the moment of the listing in


22  Delhaize Group  Annual Report 2001

1962, would on December 31, 2001, have had a value of EUR 11,263. The same amount, invested in 1962 in the Belgian All Share index would have resulted in a total value of EUR 1,291. The compound average growth rate of the annual total return on Delhaize Group shares between 1962 and 2001 was 16.8%.

The most important event for Delhaize Group shareholders in 2001 was the share exchange with Delhaize America, a milestone in the Group's history. The share exchange with Delhaize America included the listing of Delhaize Group ADRs on the New York Stock Exchange, in addition to the listing of Delhaize Group on Euronext Brussels since 1962. Delhaize Group continues to comply with Belgian disclosure regulations for listed companies and, since the closing of the share exchange, with the rules governing foreign companies listed in the U.S.

In December 2000, the Belgian Association of Financial Analysts rewarded Delhaize Group's investor relations efforts with the Award for the Best Financial Information. In 2001, Delhaize Group started quarterly conference calls available by webcast and organized its first analysts' field trip. And in early 2002, the Group launched a completely renewed corporate website (www.delhaizegroup.com), that is now an interactive, day-to-day contact point with, and information base for, its shareholders.

                                    [CHART]

SHARE EXCHANGE WITH DELHAIZE AMERICA

On April 25, 2001, Delhaize America's shareholders approved the proposed share exchange with Delhaize Group. Until then, Delhaize Group owned approximately 45% of Delhaize America, its major subsidiary listed on the NYSE. Under the share exchange, one Delhaize America share was exchanged for 0.40 Delhaize Group ordinary share. Due to the share exchange, the amount of Delhaize Group shares rose from more than 52 million to more than 92 million, almost doubling the market capitalization of the Group and resulting in a free float of approximately 80% of outstanding shares.

Detailed information and contact data for investors can be found from page 85 on.

2001 Another Year of Success

BUSINESS AND FINANCIAL REVIEW

In the following chapter, we provide you with a review of Delhaize Group's operations in the different regions and of its financial performance in 2001.

+134 STORES TO A TOTAL OF 2,444 STORES | SALES AND CASH EPS UP BY 18% | CASH FLOW MARGIN OF 7.7%

FREE CASH FLOW OF EUR 456 MILLION

RESILIENCE

                                    [PHOTO]

UNITED STATES

For Delhaize America, 2001 was a year of consolidation after the successful acquisition of Hannaford the prior year. Delhaize America performed well in a period of economic uncertainty and strong competition. After a strategic review of its operations, Delhaize Group closed Super Discount Markets, its 60% joint venture in Atlanta, Georgia.

                                    [PHOTO]

For Delhaize America, 2001 was a year of consolidation after the success of economic uncertainty and strong competition. After joint venture in Atlanta, Georgia.

In 2001, Delhaize America's sales amounted to USD 14.9 billion (EUR 16.6 billion), a 17.7% increase compared to 2000. Comparable store sales rose by 1.4%. Delhaize America continued to reinforce its market position among grocery chains and showed its resilience in difficult economic times.

At the end of 2001, Delhaize America operated 1,459 stores, 39 more than the previous year. This included 47 new openings and eight relocated or closed stores. Delhaize America remodeled or expanded 145 supermarkets. The net selling area grew by 3.8% to 4.2 million square meters (44.8 million square feet).

In 2001, Delhaize America's operating cash flow margin increased to 8.7% of sales, from 7.9% in 2000. This resulted in cash flow from operations of USD 1.3 billion (EUR 1.4 billion), up 30.1% from the prior year. The strong increase was due to important sales growth, permanent efforts to lower costs and the rise of gross margin to 26.8% of sales (25.5% in 2000). The roll out of zone pricing at Food Lion allowed a better balance between sales and margin growth.

                                    [PHOTO]

MVP LOYALTY CARD

Food Lion has been a pioneer in the shopper loyalty card area. Starting in 1995, it was one of the first U.S. grocery chains to have such a card. Today, approximately 8 million households use the MVP card of Food Lion. 85% of Food Lion's sales are made through the card. The MVP card emphasize Food Lion's Extra low Price positioning, delivering weekly specials that highlight value to the customers. In 2001 alone, customers saved over USD 800 million dollars by using their card. Every month, millions of Food Lion customers receive mailings that offer additional discounts on items they like and buy most. The MVP program also allows Food Lion to better serve the special needs of consumer groups, such as new parents and pet owners, with relevant information and savings.

The synergies from the Hannaford acquisition had a positive impact on Delhaize America's profitability. The synergies totaled USD 54 million (EUR 60 million) in 2001, exceeding the originally expected USD 40 million (EUR 45 million) in the first full year.

Important synergies were realized through increased buying power, both in national and private label products and in indirect goods and services such as insurance and credit card fees. During the second quarter of 2001, Hannaford's renovated Butner, North Carolina, distribution center began to supply health and beauty care merchandise to Food Lion stores, resulting in product cost reductions, more efficient distribution and reduced store inventory levels. Food Lion's experience in store construction and Electronic Data Interchange (EDI) allowed Hannaford to reduce its operating costs and increase its efficiency. Another important synergy between the U.S. banners was the transfer of supply chain functions for Kash n' Karry from Food Lion to Hannaford.

After a strategic review of its operations, Delhaize Group decided to sell the nine


26 | Delhaize Group | Annual Report 2001

Save-a-Lot discount stores and close the 19 Cub Foods supermarkets of Super Discount Markets, its 60% joint venture in the Atlanta market. The investment necessary to be successful in the highly competitive Atlanta market could not be justified, and Delhaize Group decided to focus all its

U.S. initiatives on Delhaize America, since April 2001 a 100%-owned subsidiary. As a consequence, the Group has recorded an exceptional charge for the closing of Super Discount Markets in 2001 (see detail in the Financial Review section).

                                    [CHART]

FOOD LION

During 2001, Food Lion, the largest U.S. banner of Delhaize Group, focused on organic growth. Selective store openings and successful sales initiatives in the existing stores allowed Food Lion to continue to grow its

                                    [PHOTO]


                                                                            | 27

                                     [MAP]

                                     [LOGO]

NUMBER OF STORES(*)

Maine (ME)             46
New Hampshire (NH)     22
Vermont (VT)           10
Massachusetts (MA)      6
New York (NY)          30
Pennsylvania (PA)      11
Delaware (DE)          14
Maryland (MD)          70
Virginia (VA)         308
West Virginia (WV)     18
Kentucky (KY)          13
Tennessee (TN)         88
North Carolina (NC)   455
South Carolina (SC)   124
Georgia (GA)           61
Florida (FL)          183

Total:              1,459

(*) December 29, 2001

market share in 2001 despite the challenging competitive climate. Thirty-seven stores were added in the 11 states in the Southeastern and Mid-Atlantic United States where Food Lion operates. Food Lion continued to position itself under the slogan "Extra Low Prices and More" as a food retailer offering very competitive pricing and customer convenience. Since 1967, Food Lion has built its reputation on its Every Day Low Price concept by offering customers everyday needs at competitive prices. The company features key items such as weekly specials delivered through the MVP loyalty card program. Food Lion is committed to its price leadership among grocery chains based on its low-cost structure.

Recognizing that today's shoppers are increasingly time conscious, Food Lion continues to concentrate on convenience. The parking and layout for Food Lion stores are designed for ease of use. The 35,000 square feet store size makes it easy for shoppers to find products and shop quickly. The checkout service is fast, and Food Lion tested in a dozen of its stores the


28 | Delhaize Group | Annual Report 2001 feasibility and customer acceptance of self-scanning. Early in 2002, this test will be expanded to approximately 50 stores.

In addition, Food Lion is committed to offering a quality assortment of the everyday products customers request. Food Lion continues to expand its core product offerings by including a larger selection of foods that appeal to the growing Hispanic and Latino market and expanding its locally grown produce program.

In September 2001, Food Lion opened a prototype store in Concord, North Carolina, focusing on convenience and the total shopping experience. The store allows Food Lion to test specific store design innovations and examine their impact on customers.

HANNAFORD

It was a successful year for Hannaford, which at the end of 2001, operated 114 supermarkets in five states in the Northeastern United States. During the year, Hannaford added six stores to its sales network, one constructed store and five acquired from Grand Union.

Following three years of intensive testing and evaluation, Hannaford implemented its "Festival for the Senses" strategy in its Portland, Maine market in October of 2001. The strategy is based on extensive consumer research that identifies and responds to the key aspects of the shopping experience that are valuable to customers. Hannaford focuses on a wide variety of quality produce and meat, service and sensory experience. Over 100 elements that comprise the overall strategy were tested in a Festival prototype store for over a year to determine which ones are most effective in drawing and retaining customers and building sales. The success of Hannaford's new strategy can be seen in the increased number of customers who shop the stores, the ability to draw customers from well outside a normal trade area, higher average order size, an increase in the number of departments shopped and high overall sales growth.

As part of the strategy implementation, seventeen of the chains' stores previously named Shop n' Save Supermarkets were renamed Hannaford Food and Drug between October 28 and December 31, 2001.

                                    [PHOTO]

A MODEL OF SYNERGY

The Butner, North Carolina distribution center reflects the benefits that are derived when the Delhaize America companies work collectively. Food Lion purchases the products while Hannaford oversees warehouse and transportation operations. With over 200 associates and a state-of-the-art computerized conveyor system the distribution center supplies health and beauty care merchandize to all the Food Lion stores. The success in terms of cost effectiveness and operational efficiency has emboldened the companies to look ahead to the next phase of the project in 2002: the addition of general merchandise and specialty foods to Butner.

KASH N' KARRY

At the end of 2001, Kash n' Karry operated 138 stores in West Central Florida, two more than the previous year. The company continues to focus on high quality and variety, best demonstrated in produce and meat. Kash n' Karry's large, bright stores are known for their European-style deli-bakeries, fresh seafood departments and convenient pharmacies. Kash n' Karry's new stores have a selling area between 38,000 and 49,000 square feet, depending on the needs of markets served.

The Florida market provides significant upside potential for profitable growth. Between 1990 and 2000, population grew 18% in Tampa St. Petersburg, 30% in Orlando and 39% in Fort Myers. One of the fastest growing areas in the United States, Florida is also one of the most diverse. The Kash n' Karry banner prides itself on fulfilling consumer needs and expectations through local merchandising and marketing, including expanded ethnic offerings.

                                    [PHOTO]

FESTIVAL FOR THE SENSES

In a Hannaford "Festival" store, customers encounter an exceptional variety of the highest quality produce and meat available, knowledgeable and helpful associates and an environment that pleasantly engages all of their senses-- sight, smell, taste, touch and sound. The combination of products, people, atmosphere and value provides a shopping experience that far exceeds that of their competitors.

OUTLOOK

In 2002, Delhaize America expects to open 45 new supermarkets, including 11 stores that will be relocated, resulting in a total number of 1,493 stores at

                                    [PHOTO]

the end of 2002, a net increase of 34 outlets. Approximately 137 stores will be remodelled or expanded. The total net selling area is expected to grow in 2002 by approximately 3.0%. Delhaize America will continue to balance sales and margin growth, and realize important synergies due to the acquisition of Hannaford.


30  Delhaize Group  Annual Report 2001

                                    [PHOTO]

                           OPERATING CASH FLOW MARGIN
                                DELHAIZE AMERICA

                                    [GRAPH]

                           CASH FLOW FROM OPERATIONS
                                DELHAIZE AMERICA
                              (IN MILLIONS OF USD)

                                    [CHART]

                                    [PHOTO]

                                    [PHOTO]

2001 was one of the best years in Delhaize Belgium's recent history. Sales grew by 7.7% and Delhaize Belgium concluded successfully its 3-year profitability plan, reaching a 5.4% operating cash flow margin.

BELGIUM

In 2001, Delhaize Belgium achieved sales of EUR 3.2 billion, an increase of 7.7% over 2000, through store openings and successful sales initiatives in its existing stores. Delhaize Belgium added 60 stores to its sales network, ending the year with 675 outlets. The total net selling area increased by 7.3% to approximately 540,000 square meters.

Comparable store sales of Delhaize Belgium grew by 4.9%. Delhaize Belgium increased its market share from 24.1% to 24.6% (source: A.C. Nielsen). This advance was primarily due to the expansion of its number of affiliated stores AD Delhaize, Proxy Delhaize and Shop `n Go.

The operating cash flow margin increased to 5.4% compared to 4.9% in 2000. As a consequence, the operating cash flow of Delhaize Belgium grew by 17.9% to EUR
173.9 million. Cash earnings of Delhaize Belgium rose by 25.8% to EUR 85.1 million.

A MULTI-FORMAT STRATEGY

Delhaize Belgium responds to customer needs in the historic home market of Delhaize Group through a multi-banner and multi-format strategy. The sales network consists of 10 different banners and formats, encompassing corporate and affiliated supermarkets, proximity stores, specialty stores and a home delivery activity. Its brand recognition, private label products, services and loyalty programs run through the different formats like a continuous thread.

In 2001, the affiliated business realized the strongest growth in the sales network under the banners AD Delhaize, Delhaize Proxy, Shop `n Go and Bio Square. In the Grand Duchy of Luxembourg, Delhaize Belgium extended its sales network with nine affiliated stores under different banners, bringing the number of stores in Luxembourg to 15. The remodeling of the smaller Superette proximity stores into the new Delhaize Proxy banner proceeded at a fast pace as well as the roll out of the convenience stores Shop n' Go in Q8 petrol stations. In 2001, Delhaize Belgium also launched its first exclusive organic products store under the Bio Square banner, offering a range of 1,800 organic products.

In 2001, one corporate supermarket under the Delhaize "Le Lion" banner was added, bringing the year-end total to 117. The roll

                                    [PHOTO]

AFFILIATES AND FRANCHISE OPERATIONS

More than one-third of Delhaize Belgium sales is generated by sales to independent retailers. AD Delhaize, Proxy Delhaize, Shop n' Go, Bio Square, Di, Tom & Co. They constitute Delhaize Group's major growth engine in Belgium. In 2001, 55 of the 60 new stores were affiliates or franchise operations. The store owners autonomously operate their business, while Delhaize Belgium acts as a wholesaler. By not only offering goods, but also offering advice, support and its experience, Delhaize Group strives to establish constructive, long-term relationships that are valuable to both Delhaize Belgium and the affiliate or franchisee.


32 | Delhaize Group  Annual Report 2001
out of the inner-city stores under the Delhaize City banner continued with great success as did the specialty stores Di for health and beauty products and Tom & Co for pet food and products. In 2001, Tom & Co focused on transitioning the Amizoo stores, acquired in 2000, to the Animal Center Tom & Co banner.

The offer of virtual Delhaize stores was reinforced in 2001 with the launch of www.delhaizewineworld.com, an on-line

                                NUMBER OF STORES
                                DELHAIZE BELGIUM

                                    [CHART]

service for wine lovers, and www.delhaizegifts.com for the purchase of gifts. Another service launched in 2001 was "Take `n Go", enabling customers to place their orders by telephone, fax or Internet and pick them up in a supermarket or at another designated pick-up point.

DIFFERENTIATION

Delhaize Belgium's product strengths are freshness, flavor and variety. These attributes are clearly reflected in its self-service deli

                             SALES DELHAIZE BELGIUM
                              (IN BILLIONS OF EUR)

                                    [CHART]

counters, which have been installed in 40 stores as of the end of 2001, its "Taste It" concept, where customers can discover tasty dishes and its assortment of more than 4,000 private label products and exclusivities.

In order to enhance customer satisfaction, Delhaize Belgium has determined "destination" categories where it can garner special distinction: water, bread, pasta and rice, cheese, fruit, vegetables and

Delhaize Belgium sells annually 40 million bottles of wine, 80% of which is bottled by the Company itself.

                                    [PHOTO]
potatoes, hot drinks, ready-made food, wine, champagne culinary aids, organic products and vegetarian products.

In 2001, Delhaize Belgium sold, on average, more than 43,000 prepared meals daily. Delhaize Belgium offered 116 different recipes, many of which are exotic and others are prepared in collaboration with five famous chefs. Thanks to their 20% growth in 2001, the meal solutions based on non-Belgian recipes accounted for more than half of total prepared meals sales. Delhaize Belgium explores new trends in cuisine and increasingly offers its customers the opportunity to travel the world of flavors, such as Chinese prepared meals, "Wines of the World" or sushi, without leaving home.

In the same vein, Delhaize Belgium continuously expands its organic food offerings. Their sales increased by 35% in 2001, representing more than 2% of total sales in 2001. Delhaize Belgium also emphasizes health and fitness by developing a range of hypoallergenic products, products suitable for diabetics, low cholesterol products and nutritional and vitamin supplements. 2001 brought the development of "Beauty Plus" in some supermarkets, large areas dedicated to health and beauty products.

The loyalty card, which celebrated its 10th anniversary in 2001, is one of the key drivers in the relationship between Delhaize Belgium and its customer base. More than 2.6 million cards are active in Belgium, and 90% of the sales are realized through the use of the card. In 2001, new partnerships have been set up for Plus Card owners, notably with the bank-insurance company BBL and the toy shop Christiaensen.

Delhaize Belgium is the only Belgian food retailer offering its clients self-scanning, allowing customers to save time at the checkouts. At the end of 2001, more than 40 supermarkets were equipped with this system. By the end of 2002, more than half of the Belgium Delhaize "Le Lion" supermarkets will offer self-scanning.

To guarantee the quality of its services, the Customer Charter of Delhaize Belgium has, since 2000, awarded extra Plus Points on customers' loyalty cards to cover specific shopping inconveniences such as pricing errors on the sales receipt, out-of-date merchandise, defective product quality or problems with the shopping cart. The initiative led to significant improvements in customers service and increased of customer loyalty.

THE EURO

The introduction of the Euro has received significant attention in 2001 and early 2002. Delhaize Belgium had been preparing for this event for several years. The entire sales staff, more than 14,000 people, were trained to deal with the transition to the Euro. Communication with customers about the Euro began in the summer of 2001. In November 2001, the Plus Card was converted to the Euro. All other processes impacted by the Euro introduction followed: from collecting the cart in the parking lot to payment at checkout, at the change machine, when returning empty bottles, self-scanning, and pricing fruit and vegetables at the scales, among other things. The total amount of costs spent for the Euro transition at Delhaize Belgium since 1999 was EUR 3.5 million.

OUTLOOK

In 2002, Delhaize Belgium expects to add 61 stores to its sales network, including three Delhaize "Le Lion" Supermarkets. Building upon its strong performance in 2001, Delhaize Belgium expects to maintain its operating cash flow margin at least at the same level as in 2001. An important project in 2002 is the start of the enlargement of the distribution centers in

                                    [PHOTO]

QUALITY AND TRACEABILITY

All beef and pork offered by Delhaize Belgium bear the Meritus or Certus label, which denotes inspection and approval by independent organizations. These labels guarantee consumers that the entire production chain is controlled and corresponds to a set of strict requirements. The labels also enable Delhaize Belgium to trace back the origin of the meat. Thanks to the Certus and Meritus labels, customers can be assured they are buying safe, quality meat. (www.belgianmeat.be)


34  Delhaize Group  Annual Report 2001

Zellik, which management expects to be completed in 2005.

In 2000-2001, Delhaize Belgium introduced a new commercial policy, called Every Day Fair Prices in its produce and meat departments and among Delhaize private label products. This commercial policy was extended in early 2002 to the full range of Delhaize Belgium's offerings. Under the new commercial policy, prices are consistently held at a fair level, while weekly price promotions are abandoned and the weekly distribution of flyers is cancelled. Through consistent day-to-day price offering, major cost savings and quality improvements due to increased supply chain efficiencies like lower and less volatile inventories, Delhaize Belgium offers its customers a strong balance between quality (assortment, freshness, service) and prices.

                                    [PHOTO]

Delhaize Belgium is the only Belgian food retailer offering its customers self-scanning.

                                    [PHOTO]

                                    [PHOTO]

2001 was a year of strengthening for the European operations of Delhaize Group outside Belgium. Alfa-Beta became the second largest Greek food retailer through the acquisition of Trofo, while Delvita launched a major remodeling program and closed its under-performing stores.


REST OF EUROPE

In 2001, for the first time, sales of Delhaize Group's European operations outside Belgium exceeded the EUR 1 billion mark. Sales increased by 13.7% to EUR
1.1 billion largely influenced by the acquisition of Trofo, but partially offset by the divestiture of the French subsidiary P.G. in 2000. In 2001, Delhaize Group increased the number of European stores outside Belgium by 47, bringing the year-end total to 224 stores.

In 2001, cash flow from operations of this Delhaize Group division amounted to EUR 46.6 million compared to EUR 51.3 million in 2000. The decrease was related to the divestiture in 2000 of the profitable French company P.G. and the lower profitability of Trofo at the time of its acquisition. Cash earnings of the other European operations of Delhaize Group were negative by EUR 6.8 million due to the restructuring of Delvita and integration costs associated with Trofo.

ALFA-BETA

The acquisition in January 2001 of Trofo, the sixth largest supermarket chain in Greece, made Alfa-Beta the second largest food retailer in Greece. Alfa-Beta ended 2001 with a sales network of 104 stores, compared with 53 stores at the end of the previous year. The 104 stores include supermarkets operated under the Alfa-Beta and Trofo banners and cash & carry stores operated under the ENA banner. Alfa-Beta increased its selling area by 120.9% to 146,000 square meters, while its geographical presence expanded from 11 to 23 Greek cities.

Through the end of 2002, the major focus of Alfa-Beta management will continue to be on the integration of Trofo. Since March 2001, all procurement is centralized; the Trofo stores operate on the same information technology systems as Alfa-Beta, and prices in the Trofo stores are aligned with the Alfa-Beta stores. In April 2001, all supporting departments of Trofo and ENA were centralized in Alfa Beta's operations. Since the end of June 2001, Alfa-Beta's central warehouse manages the distribution to the Trofo stores.

By the end of 2001, the former Trofo operations were an integrated part of Alfa-Beta, following Alfa-Beta's strategy of high quality standards and value for money. Customers reacted positively to the merger, reflected in quickly improving sales figures in the remodeled stores under the Alfa-Beta banner. The "Year of the Kangaroo," named after Trofo's trademark, has become a springboard for future success of Alfa-Beta in Greece.

The management of Alfa-Beta also remained focused on its existing network. This was reflected in continuous product assortment improvements, a broadening of organic offerings, innovation in private label products and a leveraging of the successful loyalty card, which accounts for 75% of total sales. Alfa-Beta developed new initiatives using customer data management and micro-marketing strategies to create a strong customer relationship management program that

                                    [PHOTO]

MEMBERSHIP EMD

In March 2001, Delhaize Group's European operations joined EMD. With its continued sales of over EUR 120 billion and a market share of more than 14%, EMD is the largest European buying organization with members in 15 countries. The EMD membership allows Delhaize Europe to obtain better knowledge of food products pricing and to leverage EMD's purchasing power when buying basic food or national brand products. EMD also has its own private label assortment that will be launched in 2002 in Delhaize Group.


36 | Delhaize Group  Annual Report 2001
targets individual customers' shopping behavior. This enhanced segmented promotion strategy is based on identified, and geographically determined, consumer habits and preferences.

In 2001, Alfa-Beta also prepared for the introduction of the Euro. The transition at Alfa-Beta early in 2002 went smoothly although it had to act more quickly than Delhaize Belgium because of late decision concerning the entry of Greece into the European Monetary Union. The long preparation and investments made by Delhaize Belgium in anticipation of the introduction of the Euro resulted in important support to Alfa-Beta, especially at the information technology level.

DELVITA

Delvita is a subsidiary of Delhaize Group operating in the Czech Republic and Slovakia. Delvita, celebrating its tenth anniversary, focused in 2001 on improving its historic strengths

                                    [PHOTO]

- strategic urban locations, strong consumer awareness and differentiation in fresh products and service - by launching a major remodeling program and closing some under-performing stores.

In 2001, Delvita developed a renewed supermarket concept highlighting freshness and convenience. By the end of 2001, Delvita had remodeled 15 stores in line with this concept. The results were increasingly positive and the remodeled stores posted very positive growth rates in sales. On February 14, 2002, Delvita launched 25 fully remodeled supermarkets reflecting the new concept. All remaining stores will follow before year-end 2002.

In 2001, Delvita also undertook an in-depth evaluation of its store portfolio. As a result, it decided to close eight of its stores that did not meet long-term performance expectations. The closures included seven stores acquired from Interkontakt in 1999. It was also decided to register an asset impairment charge for seven other Delvita stores. As a consequence, the Group recorded an exceptional charge in 2001 (see detail in the Financial Review section). These measures allow Delvita to focus its resources on its most promising assets.

Delvita continued to reinforce its offerings and services, combined with an update of its pricing and promotions strategy in 2001. It started developing a new private label assortment and converted the old Levne brand to a generic first price offering.

Delvita was also the first Czech supermarket chain to sell organic products certified by the Czech Ministry of Agriculture.

In 2001, major advances were made in organizing the logistics of Delvita more efficiently. In Slovakia was started delivering directly to the stores in cooperation with a partner. This enables Delvita to centrally deliver goods to its Slovak stores. By doing so, the company not only achieves cost rationalization, it also increases enhanced product quality and freshness.

MEGA IMAGE

In Romania, Mega Image's sales grew sharply at its existing ten stores. An important driver of this growth was the remodeling of five of the Mega Image supermarkets during the year. The remodeling resulted in an increased focus on fresh departments, the creation of more space for the customers and the implementation of new design and merchandising techniques. This was accompanied by a reduction in product assortment in order to be able to invest additional space in the fresh departments. In 2001, Mega Image focused also on productivity improvements and cost reductions.

OUTLOOK

In 2002, the sales network of the European operations of Delhaize Group is projected to be enlarged by 11 supermarkets. This will bring the total to 235 stores, including 105 in Greece, 98 in the Czech Republic, 17 in Slovakia and 15 in Romania.

In 2002, the management of Alfa-Beta will continue to focus on the integration of Trofo. In addition, Alfa-Beta expects to open one supermarket in Thessaloniki and start preparations for the opening of at least two large supermarkets in early 2003 in Attica.

The priority of the Delvita management for 2002 is the transformation of its stores to the new concept. In addition, five new stores will be opened, including four in the Czech Republic and one in Slovakia.

                                    [PHOTO]

THE NEW DELVITA SUPERMARKET

In order to meet the more demanding needs of the urban customers in the Czech Republic, Delvita developed a new store concept. The first remodeled supermarket opened in March 2001. Special attention was paid to fresh products and value-added services. Customers are offered a more attractive shopping environment due to a new layout and design. This includes new colors, larger stores and parking lots, stores within the store, fast food machines and a fast food area, where customers can sit down and make use of a microwave oven.


38 | Delhaize Group  Annual Report 2001

Mega Image expects to open five new stores in 2002, including its first store outside Bucharest. It will also move to new headquarters.

                                NUMBER OF STORES
                                 REST OF EUROPE

                                    [CHART]

                              SALES REST OF EUROPE
                              (IN MILLIONS OF EUR)

                                    [CHART]

                                    [PHOTO]

ADAPTED

                                     [PHOTO]

ASIA

Delhaize Group's Asian operations continued in 2001 their strong growth by adding 18 supermarkets. The locally adapted supermarket concepts, which focus on fresh products at very competitive prices enjoyed a growing success. At the end of 2001, the Group's Asian supermarkets counted more than five million visits per month.


Sales of the Asian operations of Delhaize Group grew in 2001 by 20.4% to EUR
187.0 million. This is when 49% of Shop N Save sales were included. With 100% of Shop N Save sales included, total Asian sales would have been EUR 264.1 million. Eighteen supermarkets were added to the sales network for a total of 86 supermarkets, including 26 in Thailand, 29 in Indonesia and 31 in Singapore.

The driving force behind this success is the Group's organic growth in this area. In Asia, Delhaize Group operates medium-sized stores of approximately 1,000 square meters, located in the center of residential areas and focusing on fresh products. With this assortment approach and its low break-even point, the Delhaize Group supermarkets in Asia are able to compete against the popular traditional open-air, wet markets.

In 2001, each Asian banner contributed to the growth. Food Lion Thailand opened eight new stores, Super Indo in Indonesia nine stores, and Shop N Save in Singapore one store.

LOCAL STRATEGIES

The concepts of the three Asian banners of Delhaize Group are based on the same principles: focus on food, freshness, competitive prices and convenience. In order to enhance customer service and meet local customer needs, the implementation of these principles differs from country to country.

ASIAN SYNERGIES

In 2001, Delhaize Group's Asian operations set up four Asian Synergy Groups. Each of these Groups brings together specialists from the three Asian operations to look for synergies and best practices in their area of interest. Up to now, Synergy Groups have been established for systems and methods, buying, operations and human resources.


THAILAND

With its concept "Talaad sod klai baan khun," meaning "The fresh market near your home," Food Lion Thailand focuses on freshness, convenience and price. Food Lion Thailand is continually innovating to increase customer service and satisfaction. It extended the product assortment with ready-to-eat meals, prepared in view of the customer, emphasized dry ingredients in bulk and allocated more space for fresh products. The recently added stores have incorporated many features of this reinforced concept. Others will be refitted in the course of 2002.

INDONESIA

Super Indo in Indonesia drove its 2001 sales significantly higher through rigorous product assortment management, better space management and improved collaboration with suppliers. The offer of meal solutions under the slogan "Easy done, Easy cooked" was further extended. Super Indo maintained its low price leadership position by benchmarking its prices against competition.

SINGAPORE

In Singapore, Shop N Save enhanced customer service in its fresh departments and introduced more grocery products in its improved store layout. In most of the stores, a fish cleaning service has been introduced. In August 2001, Shop N Save joined the More Rewards program, Singapore's largest loyalty program, which counts more than 350,000 members. This program enables Shop N Save to reward its current customers and attract other More Rewards card owners to its stores.

REGIONAL COOPERATION

The different local approaches are supported by regional synergies between the three Asian companies of Delhaize Group. This is


40  |  Delhaize Group  |  Annual Report 2001

                                    [PHOTO]


accomplished through four Synergy Groups. Delhaize Group's Asian companies also cooperated in a promotional campaign called Asian Fair. For point-of-sale promotional material, all three banners used the Asian Fair logo, establishing a common identity. By leveraging the collective buying power of the three, the campaign resulted in stronger awareness of the Group's Asian activities in their markets and an increased corporate sense among associates.


                                NUMBER OF STORES
                                      ASIA

                                    [CHART]



OUTLOOK

Its store concepts being defined, 2002 will bring an accelerated expansion of Delhaize Group in Asia. Delhaize Group has planned 30 supermarket openings, which should bring the total to 116 supermarkets.

                                   SALES ASIA
                              (IN MILLIONS OF EUR)

                                    [CHART]

                                    [PHOTO]


                                                                          |   41

EXCELLENT

                                    [PHOTO]


2001 was a year of strong results for Delhaize Group. Sales rose by almost 18%, the operating cash flow margin attained a record level, cash earnings per share moved up by more than 18% and Delhaize Group generated EUR 456 million free cash flow.

FINANCIAL REVIEW

INCOME STATEMENT (P. 52)

In 2001, Delhaize Group posted sales of EUR 21.4 billion, an increase of 17.8% compared to the previous year. Of Delhaize Group's sales, 79.0% were generated in the United States, 15.0% in Belgium, 5.1% in the rest of Europe and 0.9% in Asia. The full year consolidation of Hannaford was the most significant contributor to sales growth. Excluding the effect of movements in currency exchange rates, sales increased by 15.3% in 2001.

ORGANIC SALES growth was 4.0%. Notwithstanding the economic slowdown both in the United States and Europe, sales continued to grow in existing stores due to successful sales initiatives. Comparable store sales rose 1.4% at Delhaize America and 4.9% in Belgium. The continued opening of new stores in all markets was another important driver of organic sales growth. In 2001, Delhaize Group added 134 stores to its sales network, reaching a total of 2,444 stores at year end.

GROSS PROFIT, defined as sales minus merchandise and consumables, increased 21.4% in 2001 or 3.6% faster than sales. The increase in gross margin from 24.6% of sales in 2000 to 25.4% of sales in 2001 was due to an improved product mix, less price promotions, increased buying power and the roll-out of zone pricing at Food Lion. More effective category management, reduced inventory shrinkage and the first full year consolidation of Hannaford were also contributors to this positive trend.

MISCELLANEOUS GOODS AND SERVICES decreased from 6.8% of sales in 2000 to 6.7% in 2001. Expenses were well controlled across all operating companies despite changing market and economic conditions, demonstrating the Delhaize Group's ability to react quickly to unforeseen changes in sales and competitive activity.

SALARIES, SOCIAL SECURITY AND PENSIONS increased from 12.8% of sales in 2000 to 13.0% in 2001. The rise was primarily the result of increased salaries in Belgium due to the automatic adaptation of salaries to inflation and to increased health care costs at Delhaize America.

The strong increase in gross margin and the continued focus on expense control resulted in a historically high cash flow margin of 7.7% of sales (7.0% in 2000). As a result, Delhaize Group's CASH FLOW FROM OPERATIONS (EBITDA) grew by 29.4% to EUR 1.65 billion. Delhaize America increased its cash flow from operations by 30.1% to 8.7% of sales and Delhaize Belgium by 17.9% to 5.4% of sales. Delhaize America contributed 87.7% to Delhaize Group's cash flow from operations, Delhaize Belgium 10.5%, the other European operations 2.8%, the Asian activities 0.2% and corporate -1.2%.

                                      SALES
                              (IN BILLIONS OF EUR)

                                    [CHART]


42 | Delhaize Group | Annual Report 2001

                                    [PHOTO]


DEPRECIATION of intangible and tangible fixed assets increased from EUR 465.6 million to EUR 629.4 million due to the continued opening and remodeling of stores, the purchase of new equipment and the purchase price allocation related to the share exchange with Delhaize America. In connection with the share exchange with Delhaize America, the purchase price was allocated to acquired assets and liabilities based on their estimated fair values at the date of the acquisition. To intangible fixed assets were allocated EUR 808.1 million and to tangible assets EUR 220.6 million, which resulted in additional depreciation of EUR 38.5 million and EUR 24.6 million, respectively.

AMORTIZATION of goodwill arising on consolidation grew significantly in 2001 to EUR 90.0 million because of the first full year consolidation of Hannaford and the share exchange with Delhaize America.

STORE CLOSING EXPENSES in the normal course of business were EUR 8.5 million in 2001 (EUR 29.5 million in 2000), primarily related to 12 Delhaize America stores and adjustments to prior year estimates for stores previously closed. Store closing expenses in the normal course of business are included in operating expenses.

The strong increase in cash flow from operations resulted in an OPERATING PROFIT
(EBIT) of EUR 921.3 million compared to EUR 739.5 million the previous year. Delhaize Group posted an operating margin of 4.3% (4.1% in 2000).

NET FINANCIAL RESULTS, including bank charges and credit card payment fees, increased in 2001 to EUR 464.3 million (2.2% of sales) due primarily to the refinancing of the acquisition debt for Hannaford. The appreciation of the U.S. dollar also contributed to the increase. The average interest rate on the financial debt (excluding capital leases) was 7.9%. The interest coverage ratio, defined as operating income divided by net interest expense, was 2.1 (2.7 in 2000). When defined as cash flow from operations divided by net interest


                           OPERATING CASH FLOW MARGIN

                                    [CHART]

                            CASH FLOW FROM OPERATIONS
                              (IN MILLIONS OF EUR)

                                    [CHART]


                                                                            | 43
expense, the interest coverage rate was 3.8 (4.7 in 2000).

In 2001, NET EXCEPTIONAL RESULTS of EUR 96.4 million (EUR 70.6 million, net of taxes and minority interests) were recorded primarily due to one-time merger costs related to the share exchange with Delhaize America and to the acquisition of Hannaford (EUR 16.6 million, net of taxes and minority interests), the closing of the Atlanta-based, 60% joint venture Super Discount Markets (EUR 34.5 million) and the closing of eight Delvita stores and an asset impairment charge for seven other Delvita stores (EUR 19.1 million).

TOTAL INCOME TAXES increased by 31.6% to EUR 191.8 million due to higher operating profitability. The effective tax rate was 53.2% in 2001, compared to 36.3% in 2000 because of non-deductible goodwill amortization related to the Hannaford acquisition and the share exchange with Delhaize America, and the non-deductible exceptional charges for the closings of Super Discount Markets and Delvita stores. The effective tax rate before goodwill amortization and exceptional expenses was 38% (35.8% in 2000).

Due to the share exchange with Delhaize America, MINORITY INTERESTS in the results decreased from EUR 95.5 million in 2000 to EUR 19.3 million in 2001. This amount represents primarily the minority interest portion of Delhaize America results prior to the share exchange in April 2001.

In 2001, Delhaize Group earned EUR 339.0 million before goodwill amortization and exceptional income, a 80.6% increase compared to the EUR 187.7 million in 2000. The U.S. operations contributed 87.4% to Delhaize Group's CASH EARNINGS, the Belgian operations 25.1%, the other European activities -2.0% and the Asian operations -1.1%. Corporate had a negative contribution of -9.4%. Cash earnings per share rose by 18.2% to EUR 4.26 (EUR 3.61 in 2000). At identical exchange rates, cash earnings per share rose 15.0%.

Delhaize Group's increase in cash earnings per share was due to continued sales growth and significant margin improvements both in the U.S. and Belgian operations.

In 2001, Delhaize Group's NET EARNINGS after goodwill amortization and exceptional expenses were EUR 149.4 million, or EUR 1.88 per share based on the weighted average number of shares during the year, compared to a total of EUR
160.7 million or EUR 3.09 per share in 2000. At identical currency rates, net earnings decreased 9.8% in 2001. The decline was related to higher financial expenses, amortization of goodwill and exceptional charges. RETURN ON EQUITY decreased from 15.3% in 2000 to 13.3% in 2001 due to increased shareholders' equity associated with the share exchange with Delhaize America.

                             CASH EARNINGS PER SHARE
                                    (IN EUR)

                                    [CHART]

BALANCE SHEET (P. 50)

Delhaize Group's total ASSETS increased by 16.2% to EUR 12.1 billion as a result of investments in existing activities and acquisitions. The share exchange with Delhaize America resulted in an increase of goodwill and intangibles by EUR 1.2 billion to EUR 4.9 billion. Other major asset changes in 2001 included the acquisition of the Greek food retail company Trofo, which was consolidated beginning January 1, 2001, and

                               NET DEBT TO EQUITY

                                    [CHART]


44 | Delhaize Group | Annual Report 2001 the closing of the operations of Super Discount Markets in the U.S., which was consolidated until November 12, 2001. The Company is on track with the orderly liquidation and resolution of the affairs of Super Discount Markets, in accordance with its previously announced plans.

GROUP EQUITY, including minority interests, increased EUR 877.2 million or 30.5% to EUR 3.8 billion. The total increase included an increase of EUR 712.1 million due to the share exchange with Delhaize America, EUR 142.5 million translation difference and EUR 14.9 million due to the appropriation of profit.

In 2001, Delhaize Group issued 40,360,979 shares, including 40,181,529 shares in connection with the share exchange with Delhaize America and 179,450 in connection with the equity-based compensation programs. In 2001, Delhaize Group repurchased 575,300 of its own shares in connection with its stock option programs and to regulate a possible flow back of its shares after the share exchange with Delhaize America. Of these shares, Delhaize Group used 276,848 shares in 2001 to satisfy the exercise of stock options. At the end of 2001, Delhaize Group owned 298,452 treasury shares. The number of outstanding Delhaize Group shares, including treasury shares, increased in 2001 from 52,031,725 to 92,392,704. The average number of Delhaize Group shares outstanding, excluding treasury shares, was 79,494,100 in 2001.

The Group's NET DEBT increased from EUR 4.6 billion at the end of 2000 to EUR
4.8 billion at the end of 2001 due to the appreciation of the U.S. dollar, an increase in capital leases and the purchase price accounting related to the share exchange with Delhaize America. At the end of 2001, EUR 3.9 billion or 81% of the total net debt of Delhaize Group had a fixed rate, EUR 0.9 billion or 19% a floating rate. Of Delhaize Group's financial long-term debt, 92.8% was denominated in U.S. dollars, 6.9% in Euro and 0.3% in other currencies. In 2001, the net debt-to-equity ratio of Delhaize Group decreased from 160.0% to 127.3% due to the increase of Group equity. The net debt-to-operating cash flow ratio improved from 3.6 in 2000 to 2.9 in 2001 due to the strong increase of cash flow from operations.

DELHAIZE BELGIUM'S THREE YEAR PLAN 1999-2001

In 1999, Delhaize Belgium launched an ambitious, three-year plan to increase its margin and bring it in line with the best performing continental European food retailers. The aim of Delhaize Belgium was to attain an operating cash flow margin of 5.5% at the end of 2001 compared to 3.8% in 1998 by launching successful sales initiatives in its existing stores; extending its affiliates and specialty stores network; focusing on gross margin increases through sales mix changes; extending the number of private label products; and adhering to more disciplined procurement procedures, all while keeping costs under control. In 2001, Delhaize Belgium posted an average operating cash flow margin of 5.4% of sales for the year and 6.1% in the fourth quarter.

                           OPERATING CASH FLOW MARGIN
                                DELHAIZE BELGIUM

                                    [CHART]

CASH FLOW STATEMENT (P. 53)

Net Net cash provided by OPERATING ACTIVITIES increased from EUR 670.5 million in 2000 to EUR 1.2 billion in 2001 primarily due to increased cash flow from operations, improved working capital and reduced tax payments, partially offset by higher interest payments as a result of the refinancing of the short-term debt related to the Hannaford acquisition.

Large adjustments in non-cash charges were due to the first full year consolidation of Hannaford and the share exchange with Delhaize America. Working capital requirements improved by EUR 70.1 million. Major efforts, mainly at Delhaize America, resulted in reduced inventories of EUR 87.2 million while sales grew by 17.8%. Inventory turnover decreased from 50 to 43 days. Payables decreased by EUR 47.3 million, resulting in a diminution of the payment period from 34 days in 2000 to 30 days in 2001.


                                                                            | 45

Net cash used in INVESTING ACTIVITIES decreased from EUR 3.3 billion to EUR
608.3 million. In 2000, net cash used in investing activities was high due to the acquisition of Hannaford.

CAPITAL EXPENDITURE in 2001 amounted to EUR 553.6 million, an increase of 1.6% compared to 2000. Capital expenditure in 2001 represented 2.6% of sales. The modest increase was due to the deceleration of store openings, specifically in the United States. In 2001, the Group's investments in tangible assets were spread as follows: Delhaize America EUR 431.3 million; Delhaize Belgium EUR 93.8 million; other European operations EUR 19.8 million; Asia: EUR 7.4 million; and corporate EUR 1.3 million.

In 2001, EUR 168.2 million was invested in new stores, EUR 168.6 million in store remodels and expansions, and EUR 216.8 million primarily in information technology, logistics and distribution. Delhaize Group added 83 new stores to its sales network through organic growth and added 51 stores through acquisitions. Delhaize America remodeled 145 existing stores. In 2001, total selling area (including acquisitions) of Delhaize Group increased 3.9% from 4.8 million square meters (52.2 million square feet) at the end of 2000 to 5.0 million square meters (54.2 million square feet) at the end of 2001.

                              CAPITAL EXPENDITURE
                              (IN MILLIONS OF EUR)

                                    [CHART]

In 2001, net cash used in FINANCING ACTIVITIES was EUR 460.1 million. In April 2001, Delhaize America refinanced the approximately EUR 2.7 billion short-term loan facility used to fund the acquisition of Hannaford. It issued USD 600 million 7.375% notes due in 2006, USD 1.1 billion 8.125% notes due in 2011 and USD 900 million 9.000% debentures due in 2031. Delhaize The Lion Nederland issued EUR 150 million 5.5% Eurobonds due in 2006. As a consequence of these transactions, Delhaize Group could repay in 2001 EUR 2.9 billion in short-term loans, while net EUR 2.9 billion was added to its long-term loans.

Dividends and directors' remuneration for financial year 2000 rose to EUR 125.9 million because of the 9.7% increase in the 2000 dividend per share paid in 2001 and the issuance of 40.4 million shares, primarily due to the share exchange with Delhaize America.

In late 1999, Delhaize America entered into agreements to hedge a potential increase in interest rates prior to the planned long-term bond offering noted above. The notional amounts of the agreements totaled USD 1.75 billion, or approximately EUR 1.9 billion. These agreements were settled upon issuance of the debt in April 2001, resulting in a cash outflow of USD 214.1 million (EUR
239.0 million, before taxes). Fifty-five percent of this amount was allocated to goodwill in the purchase price allocation of the share exchange with Delhaize America. The remaining 45% of this amount is amortized to interest expenses according to the maturity of the various bond tranches. In 2001, the impact on the interest expenses was EUR 6.4 million.

At the end of 2001, Delhaize Group's CASH AND CASH EQUIVALENTS amounted to EUR
384.7 million compared to EUR 233.9 million for the prior year. In 2001, Delhaize Group generated EUR 455.8 million FREE CASH FLOW after dividend payments and capital expenditure.

RISK MANAGEMENT

As a global market participant, Delhaize Group has exposure to different kinds of financial risk. The major exposures are interest rate and foreign currency exchange rate risks. The Delhaize Group's treasury function provides a centralized service for the management and monitoring of these risks for all of the Group's operations.

The risk policy of Delhaize Group is to hedge only interest rate or foreign exchange transaction exposure that is clearly identifiable. Delhaize Group, in principle, does not hedge foreign exchange translation exposure. The Group does not utilize derivatives for speculative purposes.


46 | Delhaize Group | Annual Report 2001

CURRENCY RISK

Because a substantial portion of its assets, liabilities and operating results are denominated in U.S. dollars, Delhaize Group is exposed to fluctuations in the value of the U.S. dollar against the Euro. In line with its risk policy, the Group does not hedge this U.S. dollar translation exposure.

In 2001, a variation of one USD cent in the exchange rate of the EUR would have caused cash earnings of Delhaize Group to vary by 1% or EUR 3.3 million. During the period 1994-2001, sales of the Group increased annually on average by 12.9%, of which 9.0% was at identical exchange rates and 3.9% was due to currency fluctuations. Cash earnings of Delhaize Group increased annually on average by 21.1% during the period 1994-2001, of which 17.6% was at identical exchange rates and 3.5% was due to currency fluctuations.

A significant transaction risk for the Group due to variations in currencies is the payments of dividends by the operating companies to the parent company. Additional currency exposure arises when the parent company or Delhaize Group's financing companies finance the Group's subsidiaries in their local currency. Such intra-Group cross-currency lending is fully hedged through the use of foreign exchange forward contracts or currency swaps. Delhaize Group's subsidiaries borrow, in most of cases, directly in local currencies. As a result, fluctuations in Delhaize Group's balance sheet ratios resulting from changes in currencies are generally limited.

INTEREST RATE RISK

The Delhaize Group interest rate risk management objectives are to limit the effect of interest rate changes on earnings and cash flows and to lower borrowing costs. For that purpose, Delhaize America entered in late 1999 into agreements to hedge against a potential increase in interest rates prior to the planned long-term bond offering related to the Hannaford acquisition (as explained earlier in this chapter).

At the end of 2001, 81% of the net debt of the Group was fixed for a period of at least one year. As a consequence, a variation in short-term interest rates would not have affected the Group's interest expenses materially. At the end of 2001, there was no major hedge to fix interest rates outstanding within Delhaize Group.

Delhaize Group manages its debt and overall financing strategies using a combination of short, medium and long-term debt. The Group finances its daily working capital requirements, when necessary, through the use of its various committed and uncommitted lines of credit and commercial paper programs. These short- and medium-term borrowing arrangements generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin at the borrowing date.

LIQUIDITY RISK

Liquidity risk is the risk of being unable to meet all present and future financial obligations as they come due. One of Delhaize Group's major objectives is to maintain funding availability through any economic or business cycle. Management closely monitors the amount of short-term funding and mix of short-term funding to total debt, the overall composition of total debt and the availability of committed credit facilities in relation to the level of outstanding short-term debt. The Group's policy is to finance its operating subsidiaries through a mix of retained earnings, third-party borrowings and loans from the parent and Group financing companies, whichever is most appropriate for the particular country and business concerned.

At the end of 2001, short-term borrowings of Delhaize Group were EUR 571.3 million. Delhaize America had a USD 500 million syndicated credit facility and Delhaize "Le Lion" parent company a EUR 500 million commercial paper program. In addition, Delhaize Group had, through its different companies, more than EUR 500 million committed bilateral credit facilities in the U.S. and Europe.

On December 31, 2001, Moody's Investors Service had a Baa3 rating on Delhaize America. Standard & Poor's indicated a BBB minus rating. These ratings enable Delhaize America to access a wide range of debt financing, including bonds and committed bank facilities.


                                                                            | 47

                                    [PHOTO]

OPERATIONAL STATISTICS

------------------------------------------------------------------------------------------------------------------------------
NUMBER OF SALES OUTLETS                                                                                             (year-end)
------------------------------------------------------------------------------------------------------------------------------
                             2002(1)     2001     2000     1999     1998     1997     1996     1995     1994     1993     1992
------------------------------------------------------------------------------------------------------------------------------
Delhaize America               1,493    1,459    1,420    1,276    1,207    1,157    1,112    1,073    1,039    1,096    1,012
Belgium and G.D. Luxembourg      736      675      615      553      515      511      478      450      425      412      410
Greece                           105      104       53       48       42       31       25       21       19       16       15
Czech Republic                    98       94       99       99       58       43       30       20       12        8        7
Slovakia                          17       16       15       14        1       --       --       --       --       --       --
Romania                           15       10       10       --       --       --       --       --       --       --       --
Thailand                          36       26       18       13        5        2       --       --       --       --       --
Indonesia                         44       29       20       14       12       11       --       --       --       --       --
Singapore                         36       31       30       25       --       --       --       --       --       --       --
------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                       2,580    2,444    2,280    2,042    1,840    1,755    1,645    1,564    1,495    1,532    1,444
==============================================================================================================================
Super Discount Markets            --       --       30       20       18       14       13       13       13       11        9
France                            --       --       --       50       46       47       42       33       30       --       --
------------------------------------------------------------------------------------------------------------------------------
TOTAL                          2,580    2,444    2,310    2,112    1,904    1,816    1,700    1,610    1,538    1,543    1,453
------------------------------------------------------------------------------------------------------------------------------

(1) Estimate based on scheduled openings.

-----------------------------------------------------------------------------------------------
SELLING AREA                                                   (in square meters)(1) (year-end)
-----------------------------------------------------------------------------------------------
                                       2001         2000         1999         1998         1997
-----------------------------------------------------------------------------------------------
Delhaize America                  4,160,925    4,008,572    3,360,724    3,037,849    2,820,679
Belgium and G.D. Luxembourg         537,916      501,376      463,813      435,590      420,207
Greece                              145,984       66,075       58,550       50,600       41,252
Czech Rep. & Slovakia               101,923      102,224       99,183       65,934       50,791
Romania                               6,511        6,511           --           --           --
Thailand                             26,170       19,216       13,089        5,645        2,350
Indonesia                            24,028       16,255       12,014       10,656        9,503
Singapore                            32,125       31,828       23,913           --           --
-----------------------------------------------------------------------------------------------
SUBTOTAL                          5,035,582    4,752,057    4,031,286    3,606,274    3,344,782
===============================================================================================
Super Discount Markets                   --       95,497       82,511       76,376       62,077
France                                   --           --       54,810       51,995       51,295
-----------------------------------------------------------------------------------------------
TOTAL                             5,035,582    4,847,554    4,168,607    3,734,645    3,458,154
-----------------------------------------------------------------------------------------------
                                       +3.9%       +16.3%       +11.6%        +8.0%
-----------------------------------------------------------------------------------------------

(1) Net selling area in stores, excluding storage. Net area = +/-84% of gross area.


48 | Delhaize Group | Annual Report 2001

                                                                    EXHIBIT 10.2

                                    [PHOTO]

CONSOLIDATED BALANCE SHEET (note 1)

CONSOLIDATED ASSETS                                                                                         (in thousands of EUR)
---------------------------------------------------------------------------------------------------------------------------------
                                                               Note                 2001                 2000                1999
---------------------------------------------------------------------------------------------------------------------------------
FIXED ASSETS                                                                   9,135,116            7,487,397           3,202,440
---------------------------------------------------------------------------------------------------------------------------------
Establishment costs                                               4               24,599                3,641               3,758
---------------------------------------------------------------------------------------------------------------------------------
INTANGIBLE FIXED ASSETS                                           3            1,413,279              614,963              58,025
---------------------------------------------------------------------------------------------------------------------------------
GOODWILL ARISING ON CONSOLIDATION                                 2            3,445,945            3,050,227             369,241
---------------------------------------------------------------------------------------------------------------------------------
TANGIBLE FIXED ASSETS                                             5            4,216,878            3,792,149           2,765,771
   Land and buildings                                                          1,412,251            1,226,155             823,681
   Plant, machinery and equipment                                              1,214,484            1,163,578             905,976
   Fixtures and fittings, motor vehicles                                         113,405               88,732              65,615
   Financing leases and similar contract rights                                  727,641              578,514             451,121
   Other tangible fixed assets                                                   699,765              672,825             447,005
   Capital work in progress and prepayments                                       49,332               62,345              72,373
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL FIXED ASSETS                                            6               34,415               26,417               5,645
   Companies at equity                                                               531                  531                 540
     Investments                                                                     531                  531                 540
   Other companies                                                                33,884               25,886               5,105
     Investments                                                                   7,115                2,511               1,375
     Receivables and deposits paid                                                26,769               23,375               3,730
---------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS                                                                 2,950,700            2,910,281           2,525,146
---------------------------------------------------------------------------------------------------------------------------------
LONG-TERM RECEIVABLES                                                             21,159               25,313              22,631
   Other receivables                                                               6,077                8,239               2,017
   Deferred taxation                                                              15,082               17,074              20,614
---------------------------------------------------------------------------------------------------------------------------------
INVENTORIES AND WORK IN PROGRESS                                               1,861,741            1,864,398           1,642,965
   Inventories                                                                 1,861,741            1,864,398           1,642,965
     Consumables                                                                  11,165               11,695              11,100
     Goods for resale                                                          1,819,299            1,833,199           1,619,317
     Payments to account                                                          31,277               19,504              12,548
---------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM RECEIVABLES                                                           522,602              655,938             449,293
   Trade receivables                                                             459,257              435,973             389,285
   Other receivables                                                              63,345              219,965              60,008
---------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM INVESTMENTS                                                            45,139               33,388              83,719
   Treasury shares                                                                17,445                   --                  --
   Other investments                                                              27,694               33,388              83,719
---------------------------------------------------------------------------------------------------------------------------------
CASH AND BANK                                                                    364,160              239,747             282,371
---------------------------------------------------------------------------------------------------------------------------------
PREPAYMENTS AND ACCRUED INCOME                                                   135,899               91,497              44,167
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                  12,085,816           10,397,678           5,727,586
---------------------------------------------------------------------------------------------------------------------------------

50  |  Delhaize Group  |  Annual Report 2001

CONSOLIDATED LIABILITIES & SHAREHOLDERS' EQUITY                                                           (in thousands of EUR)
-------------------------------------------------------------------------------------------------------------------------------
                                                               Note                   2001               2000              1999
-------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                             3,716,037          1,364,691         1,085,565
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL                                                          7                  46,196             26,016            25,166
   Called up share capital                                                          46,196             26,016            25,166
SHARE PREMIUM ACCOUNT                                            7               2,264,225             26,232            25,579
-------------------------------------------------------------------------------------------------------------------------------
REVALUATION RESERVES                                             8                  17,788             18,227            16,613
-------------------------------------------------------------------------------------------------------------------------------
GROUP RESERVES                                                   9               1,178,174          1,167,988           935,184
   Parent company reserves                                                          74,013             66,468            71,253
   Consolidated reserves                                                         1,104,161          1,101,520           863,931
-------------------------------------------------------------------------------------------------------------------------------
GOODWILL ARISING ON CONSOLIDATION                                                       --                 --                47
-------------------------------------------------------------------------------------------------------------------------------
CUMULATIVE TRANSLATION ADJUSTMENT                                10                209,654            126,228            82,976
-------------------------------------------------------------------------------------------------------------------------------
MINORITY INTERESTS                                               11                 35,594          1,509,720           905,360
-------------------------------------------------------------------------------------------------------------------------------
PROVISIONS FOR LIABILITIES
AND CHARGES AND DEFERRED TAXATION                                                  993,311            578,591           185,181
-------------------------------------------------------------------------------------------------------------------------------
   Provisions for liabilities and charges                        12                368,014            353,550           129,948
     Pensions and similar obligations                                               25,898              9,973             4,307
     Taxation                                                                           --                 --               520
     Major repairs and maintenance                                                     282                134               132
     Other liabilities and charges                                                 341,834            343,443           124,989
   Deferred taxation                                             13                625,297            225,041            55,233
-------------------------------------------------------------------------------------------------------------------------------
CREDITORS                                                                        7,340,874          6,944,676         3,551,480
-------------------------------------------------------------------------------------------------------------------------------
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR                     14, 16          4,546,152          1,350,160         1,115,978
   Financial liabilities                                                         4,529,875          1,338,844         1,104,134
     Non-subordinated debenture loans                                            3,744,444            646,571           587,496
     Liabilities under financing leases                                            768,739            649,065           481,746
     Credit institutions                                                            16,546             37,904            34,892
     Other loans                                                                       146              5,304                --
   Trade creditors                                                                   2,158                 --             1,310
     Suppliers                                                                       2,158                 --             1,310
   Other liabilities                                                                14,119             11,316            10,534
-------------------------------------------------------------------------------------------------------------------------------
AMOUNTS FALLING DUE WITHIN ONE YEAR                              15, 16          2,622,429          5,466,132         2,323,391
   Current portion of long-term debts                                               66,543            174,831            58,976
   Financial liabilities                                                           571,298          3,348,439           607,339
     Credit institutions                                                           455,659          3,187,873           582,338
     Other borrowings                                                              115,639            160,566            25,001
   Trade creditors                                                               1,443,482          1,396,773         1,160,115
     Suppliers                                                                   1,438,813          1,392,532         1,144,837
     Bills payable                                                                   4,669              4,241            15,278
   Payments received on account                                                         --                 47               114
   Liabilities for taxes, salaries and social security                             353,170            388,238           406,857
     Income taxes                                                                   74,935            102,999            60,719
     Salaries and social security                                                  278,235            285,239           346,138
   Other liabilities                                                               187,936            157,804            89,990
-------------------------------------------------------------------------------------------------------------------------------
ACCRUALS AND DEFERRED INCOME                                                       172,293            128,384           112,111
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                               12,085,816         10,397,678         5,727,586
-------------------------------------------------------------------------------------------------------------------------------

                                                                           |  51

CONSOLIDATED INCOME STATEMENT (note 1)

                                                                                                            (in thousands of EUR)
---------------------------------------------------------------------------------------------------------------------------------
                                                                               Note           2001            2000           1999
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                        21,920,023      18,576,729     14,589,206
---------------------------------------------------------------------------------------------------------------------------------
    Sales                                                                        18     21,395,945      18,168,166     14,310,129
    Other operating income                                                                 524,078         408,563        279,077
---------------------------------------------------------------------------------------------------------------------------------
Operating expenses (-)                                                                 (20,998,720)    (17,837,216)   (13,941,024)
    Merchandise and consumables                                                         15,968,370      13,695,993     10,806,796
     Purchases                                                                          15,881,843      13,605,519     10,893,052
     Inventories and work in progress (increase -, decrease +)                              86,527          90,474        (86,256)
   Miscellaneous goods and services                                                      1,439,853       1,239,784        955,603
   Salaries, social security and pensions                                        19      2,783,011       2,328,085      1,805,243
   Depreciation and amounts written off establishment costs,
     intangible and tangible fixed assets                                        20        629,436         465,563        319,188
   Amortization of goodwill arising on consolidation                             20         89,957          39,932          8,717
   Amounts written off stocks, work in progress and trade debtors
     (charged +, applied or released -)                                                      2,264           3,330         16,318
   Provisions for liabilities and charges
     (charged +, applied or released -)                                                    (30,226)         (6,715)        (8,134)
   Other operating expenses                                                                116,055          71,244         37,293
---------------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT (+)                                                             18        921,303         739,513        648,182
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL INCOME                                                                            15,242          15,060          9,040
   Income from financial fixed assets                                                          161             655            137
   Income from current assets                                                                9,743           9,063          4,391
   Other financial income                                                                    5,338           5,342          4,512
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL EXPENSES (-)                                                           21       (479,504)       (311,284)      (149,154)
   Interest payable and similar charges                                                    445,295         282,132        130,932
   Amounts written off current assets                                                        1,514              --             --
   Other financial expenses                                                                 32,695          29,152         18,222
---------------------------------------------------------------------------------------------------------------------------------
NET FINANCIAL RESULTS                                                                     (464,262)       (296,224)      (140,114)
---------------------------------------------------------------------------------------------------------------------------------
CURRENT PROFIT OF CONSOLIDATED COMPANIES BEFORE TAXATION                                   457,041         443,289        508,068
---------------------------------------------------------------------------------------------------------------------------------
EXCEPTIONAL INCOME                                                               22         11,379          38,961         19,640
   Release of depreciation and amounts written off
     intangible and tangible fixed assets                                                       --              --              1
   Release of amounts written off financial fixed assets                                        --              --              3
   Amounts released from provisions for exceptional liabilities and charges                    343              --            523
   Gains on the disposal of fixed assets                                                     8,401          37,961         17,685
   Other exceptional income                                                                  2,635           1,000          1,428
---------------------------------------------------------------------------------------------------------------------------------
EXCEPTIONAL EXPENSES (-)                                                         22       (107,829)        (80,260)       (17,005)
   Exceptional depreciation and amounts written off
     establishment costs, intangible and tangible fixed assets                              15,947           6,872             --
   Amounts written off financial fixed assets                                                  475              --             --
   Provisions for exceptional liabilities and charges                                       21,402          27,866            731
   Losses on the disposal of fixed assets                                                   12,558           2,636         15,046
   Other exceptional expenses                                                               57,447          42,886          1,228
---------------------------------------------------------------------------------------------------------------------------------
NET EXCEPTIONAL RESULTS                                                                    (96,450)        (41,299)         2,635
---------------------------------------------------------------------------------------------------------------------------------
PROFIT OF THE CONSOLIDATED COMPANIES BEFORE TAXATION                                       360,591         401,990        510,703
---------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAXATION                                                                23        (68,436)        (41,784)       (32,188)
   Transfer to deferred taxes                                                              (69,029)        (43,607)       (34,108)
   Release of deferred taxes                                                                   593           1,823          1,920
---------------------------------------------------------------------------------------------------------------------------------
TAX ON PROFITS                                                                   23       (123,397)       (103,944)      (157,339)
   Tax on profits                                                                         (123,452)       (105,046)      (158,097)
   Tax adjustments and release of provisions for taxation                                       55           1,102            758
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INCOME TAXES                                                                        (191,833)       (145,728)      (189,527)
---------------------------------------------------------------------------------------------------------------------------------
PROFIT OF THE CONSOLIDATED COMPANIES                                                       168,758         256,262        321,176
---------------------------------------------------------------------------------------------------------------------------------
SHARE IN RESULTS OF COMPANIES AT EQUITY                                                         --             (80)            --
   Loss                                                                                         --             (80)            --
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED PROFIT                                                              18        168,758         256,182        321,176
---------------------------------------------------------------------------------------------------------------------------------
INTEREST OF THIRD PARTIES IN THE RESULTS                                                    19,338          95,495        151,290
---------------------------------------------------------------------------------------------------------------------------------
GROUP SHARE IN THE RESULTS                                                       24        149,420         160,687        169,886
---------------------------------------------------------------------------------------------------------------------------------
APPROPRIATIONS AND TRANSFERS
   Profit of the current year to be appropriated                                           149,420         160,687        169,886
   Transfer to reserves                                                                    (14,891)        (34,700)      (104,459)
---------------------------------------------------------------------------------------------------------------------------------
PROFIT TO BE DISTRIBUTED (-)                                                              (134,529)       (125,987)       (65,427)
   Dividends                                                                               133,423         125,038         64,501
   Directors' fees                                                                           1,106             949            926

52  |  Delhaize Group  |  Annual Report 2001

CONSOLIDATED STATEMENT OF CASH FLOWS (note 1)

                                                                                                          (in thousands of EUR)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                    Note         2001          2000        1999
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES                                                                  25
-------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                                 149,420       160,687     169,886
   Minority interest                                                                           19,338        95,495     151,290
   Share in loss of companies accounted for under the equity method                                --            80          --
   Adjustments for
     Depreciation and amortization                                                            735,340       512,367     327,905
     Provisions for losses on accounts receivable and inventory obsolescence                    4,253         3,330      16,315
     Income taxes                                                                             123,397       103,944     157,339
     Interest expense and similar charges                                                     445,295       282,132     130,932
     Investment income                                                                         (9,904)       (9,718)     (4,528)
     Loss on disposal of fixed assets                                                          12,558         2,636      15,046
     Gain on disposal of fixed assets                                                          (8,401)      (37,961)    (17,685)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            1,471,296     1,112,992     946,500
-------------------------------------------------------------------------------------------------------------------------------
   Changes in working capital requirement
     Inventories                                                                               87,221        88,747     (84,193)
     Receivables                                                                               72,734      (177,209)    (96,840)
     Prepaid expenses/accrued income                                                           32,811       (33,186)     (7,600)
     Trade payables                                                                           (47,318)      (20,744)     93,329
     Other payables                                                                           (36,813)       77,292      51,768
     Accrued deferred income                                                                  (38,494)      (16,916)    (22,464)
   Additions to provisions for liabilities and deferred taxation                               59,268        62,936      24,262
-------------------------------------------------------------------------------------------------------------------------------
CASH GENERATED FROM OPERATIONS                                                              1,600,705     1,093,912     904,762
   Interest paid                                                                             (367,662)     (268,979)   (110,625)
   Income taxes paid                                                                          (24,557)     (154,443)   (176,501)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   1,208,486       670,490     617,636
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES                                                                  25
-------------------------------------------------------------------------------------------------------------------------------
   Purchase of shares in consolidated companies, net of cash
     and cash equivalents acquired                                                            (69,950)   (2,948,965)   (226,225)
   Purchase of tangible fixed assets                                                         (553,569)     (544,717)   (524,660)
   Purchase of intangible fixed assets                                                        (12,720)       (1,672)    (29,636)
   Purchase of financial fixed assets                                                          (4,488)       (2,216)         --
   Sale of shares in consolidated companies, net of cash
     and cash equivalents divested                                                                 --        70,963          --
   Sale of tangible and intangible fixed assets                                                24,593        94,192      22,312
   Sale of financial fixed assets                                                                  --           688           8
   Cash loans made                                                                             (9,838)       (8,535)       (920)
   Cash received from the repayment of loans                                                    7,736           105          74
   Dividends received                                                                             161           655         137
   Interest received                                                                            9,743         9,062       4,391
-------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                        (608,332)   (3,330,440)   (754,519)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE FINANCING ACTIVITIES                                                         600,154    (2,659,950)   (136,883)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES                                                                  25
-------------------------------------------------------------------------------------------------------------------------------
   Proceeds from the exercise of share warrants                                                 8,007           660       2,423
   Borrowings under long-term loans                                                         3,075,398        17,150     158,125
   Direct financing costs                                                                     (31,330)           --          --
   Repayment of long-term loans                                                              (209,275)      (93,258)   (107,492)
   Borrowings under short-term loans (> three months)                                         473,967       371,799     402,059
   Repayment under short-term loans (> three months)                                         (502,237)     (557,134)   (168,568)
   Additions to (repayments of) short-term loans (< three months)                          (2,864,167)    2,888,683     202,950
   Dividends and directors' share of profit                                                  (125,905)      (65,427)    (59,105)
   Dividends paid by subsidiaries to minority interests                                       (18,448)      (51,779)    (40,656)
   Subsidiary capital transactions (treasury stock purchases)                                      --            --    (133,930)
   Increase in capital of subsidiaries by minority interests                                      193            --          --
   Proceeds upon conversion of stock option at a subsidiary                                     8,980         4,858       1,122
   Purchases of treasury shares                                                               (36,243)           --          --
   Loss on rate-lock related to long-term bond                                               (239,027)           --          --
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                          (460,087)    2,515,552     256,928
   Effect of foreign exchange translation differences                                           9,398        14,458      20,823
   Change of the scope of consolidation                                                         1,390            --       2,186
-------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          150,855      (129,940)    143,054
   Cash and cash equivalents - Beginning of the year                                          233,875       363,815     220,761
   Cash and cash equivalents - End of the year                                                384,730       233,875     363,815

   Cash and short-term investments                                                            391,854       273,135     366,090
   Bank overdrafts payable on demand                                                           (7,124)      (39,260)     (2,275)
   Cash and cash equivalents, as reported                                                     384,730       233,875     363,815

                                                                           |  53

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (note 1)

                                                                                                               (in thousands of EUR)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Cumulative
                                                 Number of                 Share                          Translation          Total
                                                    Shares               Premium Revaluation       Group   Adjustment  Shareholders'
                                               Outstanding    Capital    Account    Reserves    Reserves    and Other         Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1999                     51,962,625    25,139      23,183    17,053       876,874     (30,932)      911,317
   Capital increases                                54,300        27       2,396        --            --          --         2,423
   Dividends and directors remuneration                 --        --          --        --       (65,427)         --       (65,427)
   Change in cumulative
     translation adjustment                             --        --          --        --            --     113,908       113,908
   Changes in equity due to
     subsidiary capital transactions                    --        --          --        --       (46,589)         --       (46,589)
   Other                                                --        --          --      (440)          440          47            47
   Net income                                           --        --          --        --       169,886          --       169,886
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1999                   52,016,925    25,166      25,579    16,613       935,184      83,023     1,085,565
   Capital increases                                14,800         7         653        --            --          --           660
   Dividends and directors remuneration                 --        --          --        --      (125,987)         --      (125,987)
   Change in cumulative
     translation adjustment                             --        --          --        --            --      43,252        43,252
   Changes in equity due to
     subsidiary capital transactions                    --        --          --        --       198,508          --       198,508
   Other                                                --       843          --     1,614          (404)        (47)        2,006
   Net income                                           --        --          --        --       160,687          --       160,687
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2000                   52,031,725    26,016      26,232    18,227     1,167,988     126,228     1,364,691
   Capital increases                            40,360,979    20,180   2,237,993        --            --          --     2,258,173
   Dividends and directors remuneration                 --        --          --        --      (134,529)         --      (134,529)
   Change in cumulative
     translation adjustment                             --        --          --        --            --      83,426        83,426
   Changes in equity due to
     subsidiary capital transactions                    --        --          --        --        (5,144)         --        (5,144)
   Other                                                --        --          --      (439)          439          --            --
   Net income                                           --        --          --        --       149,420          --       149,420
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2001                   92,392,704    46,196   2,264,225    17,788     1,178,174     209,654     3,716,037
------------------------------------------------------------------------------------------------------------------------------------
   Treasury shares                                (298,452)
------------------------------------------------------------------------------------------------------------------------------------
   Outstanding shares excl. treasury shares     92,094,252

QUARTERLY DATA

(Unaudited)                                                                                    (in millions of EUR, except EPS)
-------------------------------------------------------------------------------------------------------------------------------
2001                                               Full Year     4th Quarter     3rd Quarter      2nd Quarter     1st Quarter
-------------------------------------------------------------------------------------------------------------------------------
   Sales                                            21,395.9         5,452.3         5,453.2          5,496.8         4,993.6
   Cash flow from operations (EBITDA)                1,649.2           456.1           414.3            412.7           366.1
   Reported earnings                                   149.4            90.8           (14.9)            46.8            26.7
   Cash earnings                                       339.0           112.9            92.8             86.9            46.4
   Reported EPS                                         1.88            0.99           (0.16)            0.58            0.51
   Cash EPS                                             4.26            1,23            1.00             1.07            0.89

2000                                               Full Year     4th Quarter     3rd Quarter      2nd Quarter     1st Quarter
-------------------------------------------------------------------------------------------------------------------------------
   Sales                                            18,168.2         6,223.8         4,460.9          3,932.0         3,551.5
   Cash flow from operations (EBITDA)                1,274.5           463.5           300.3            268.6           242.1
   Reported earnings                                   160.7            66.7             7.8             46.1            40.1
   Cash earnings                                       187.7            59.5            38.1             48.3            41.8
   Reported EPS                                         3.09            1.28            0.15             0.89            0.77
   Cash EPS                                             3.61            1.14            0.73             0.93            0.80

54  |  Delhaize Group  |  Annual Report 2001

1.       BASIS OF PREPARATION AND ACCOUNTING POLICIES

1.       PRINCIPLE OF CONSOLIDATION

FULL CONSOLIDATION

Companies over which control is exercised as of right or de facto are fully consolidated.

PROPORTIONAL CONSOLIDATION

Companies over which joint control is exercised are consolidated proportionately.

EQUITY METHOD

Companies on which the Group has a strong influence, particularly by owning voting rights between 10 and 50%, are accounted for by the equity method.

COMPANIES TO WHICH THESE CRITERIA ARE NOT APPLIED:

- Companies which have ceased trading or whose results are not significant to the Group, individually and in aggregate, are excluded from the scope of consolidation.

- Companies whose activity is fundamentally different from those of the Group and which are not significant in terms of the Group, individually and in aggregate, are also excluded.

2.       GROUP ACCOUNTING POLICIES

The Group accounting policies are based on those of the holding company. The accounts of consolidated subsidiaries are restated as necessary in order to comply with the accounting policies stated below, where such restatement has a significant effect on the consolidated accounts taken as a whole.

ESTABLISHMENT COSTS

These costs are capitalised only by decision of the Board of Directors. When capitalised, they are depreciated over a period of 5 years or, if they relate to loan issue costs, the period of the loans.

INTANGIBLE FIXED ASSETS

The intangible fixed assets appearing on the balance sheet are amortized on the basis of the economic life of the assets in question. The amortization period of the main intangible assets are as follows:

Concessions, patent, licences
  -   Trade names                                          40 years
  -   Distribution network                                 40 years
  -   Assembled workforce                                2-13 years

Goodwill
  -   Favorable lease rights                             lease term
  -   Prescription files                                   15 years

GOODWILL ARISING ON CONSOLIDATION

Goodwill arising on consolidation of the accounts of a company on entry within the scope of consolidation, or when the holding percentage in a company is modified, is allocated, to the extent possible, to the assets and liabilities of the company concerned. The unallocated difference appears in the balance sheet as "Goodwill arising on consolidation".

The amounts allocated to assets are amortized on the basis of their nature. The amounts recorded as "Goodwill arising on consolidation" are amortized, as a rule, over a period of 20 or 40 years, given the nature of the sector which provides a steady and non-cyclic return. The choice of rate depends on the country where the investment is made: 40 years for countries with a mature economy and 20 years for countries with an emerging economy.

TANGIBLE FIXED ASSETS

Tangible fixed assets are recorded in the balance sheet at purchase price, at cost price or at agreed capital contribution value. Assets held under financing leases are valued at an amount equal to the fraction of deferred payments, provided for under the contract, representing the repayment of the capital value of the assets.

Depreciation is based on the economic life of the assets in question, as a rule:

-   Buildings                                                    40 years
-   Distribution centres                                         33 years
-   Plant, machinery and equipment                             3-14 years
-   Furniture, vehicles and other tangible fixed asset         5-10 years

Ancillary costs related to buildings are either allocated to the asset and depreciated over the same period as the asset in question, or written off as incurred.

FINANCIAL FIXED ASSETS

Investments included in "Companies at equity" appear at the value of the Group share in the equity of the companies in question. Other investments are included at cost, less any provision required to reflect a long-term impairment of value.

INVENTORIES

Inventories are valued on a FIFO (First In, First Out) basis. In practice, this means:

A) Distribution centers

Inventories are valued at net purchase price or at market price at the end of the year, whichever is lower.

B) Sales outlets

Inventories are valued:

- either according to the "Retail Inventory Method" used by retail companies which corresponds to the use of the sales price of goods less a weighted average percentage margin per family of articles (shelf family).

-        or at their latest purchase price.

RECEIVABLES AND PAYABLES

Amounts receivable and payable are recorded at their nominal value, less provision for any amount receivable whose value is considered to be impaired on a long-term basis. Amounts receivable and payable in another currency than the currency of the subsidiary are valued at the exchange rate on the closing date. The resulting translation difference on conversion (for each currency) is written off if it is a loss and deferred if it is a gain. Exchange gains and losses and conversion differences arising on debts contracted to finance non-monetary assets are recognized based on the principle of matching expenses to the income to which they relate.

PROVISIONS AND DEFERRED TAXES

Provisions for liabilities and charges are set up to cover probable or certain losses of precisely determined nature but whose amount, as at the balance sheet date, is not precisely known. They include, principally:

- pension obligations, early retirement benefits and similar benefits due by consolidated companies to present or past members of staff;

- taxation due on review of taxable income or tax calculations not already included in the estimated tax payable included in amounts due within one year;

-        significant reorganisation costs;

- self-insurance reserves for workers' compensation, general liability and vehicle accident claims;

- charges for which the company may be liable as a result of current litigation.

                                                                           |  55

Deferred taxes are calculated using the liability method on a full provision basis, thus, taking into account temporary differences between book and tax values of assets and liabilities in the consolidated balance sheet. Deferred taxes have two sources: temporary differences in the accounts of Group companies and consolidation adjustments.

Deferred tax assets are included in the consolidated accounts only to the extent that their realisation is probable in the foreseeable future. Within each fiscal entity in the Group, deferred tax assets and liabilities are offset. Net asset balances are recorded under a separate account of long term assets.

TRANSLATION OF FOREIGN CURRENCIES

The balance sheets of foreign subsidiaries are converted to Euro's at the year-end rate (closing rate).

The profit and loss accounts are translated at the average daily rate, i.e. the yearly average of the rates each working day of the currencies involved. The differences arising from the use of the average daily rate for the profit and loss account and the closing rate for the balance sheet is taken to the "Cumulative translation adjustment" component of equity.

------------------------------------------------------------------
(in EUR)              Closing Rate            Average Daily Rate
------------------------------------------------------------------
                    2001          2000          2001          2000
------------------------------------------------------------------
  1 USD         1.134687      1.074690      1.116570      1.085001
100 GRD         0.293506      0.293506      0.293506      0.297125
100 CZK         3.128714      2.824499      2.935307      2.809898
100 SKK         2.337537      2.271696      2.309475      2.345469
100 THB         2.557270      2.449932      2.512029      2.704023
100 IDR         0.010808      0.011034      0.010982      0.013014
  1 SGD         0.613271      0.612823      0.623480      0.629262
100 ROL         0.003594      0.004098      0.003842      0.004884

3.       SCOPE OF CONSOLIDATION

MAIN CHANGES DURING 1999. In 1999, Delhaize Group made acquisitions for an aggregate amount of EUR 226.2 million.

MAIN CHANGES DURING 2000. In 2000, Delhaize Group made acquisitions for an aggregate amount of EUR 3,830.6 million (including capital consideration).

MAIN CHANGES DURING 2001. In 2001, Delhaize Group made acquisitions for an aggregate amount of EUR 2,324.1 million (including capital consideration).

DELHAIZE AMERICA

On April 25, 2001, Delhaize Group and Delhaize America consummated a share exchange transaction in which Delhaize Group acquired all of the outstanding shares of Delhaize America which it did not already own. Delhaize America shareholders exchanged their shares of Delhaize America common stock for 0.4 ordinary share or American Depositary Receipt (ADR) of Delhaize Group. As a result of the share exchange, Delhaize America became a wholly-owned subsidiary of Delhaize Group. The share exchange resulted in the issuance of 40,181,529 new shares of Delhaize Group having an aggregate value of EUR 2,250.2 million. Stock option exercise costs and additional direct costs incurred in connection with the share exchange, principally investment banking, legal and other professional fees, in the amount of EUR 24.5 million have been included in the purchase price allocation.

The share exchange with Delhaize America was accounted for using the purchase method of accounting, as a step acquisition. The purchase price is allocated to acquired assets and liabilities assumed, based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill (as Delhaize Group already owned approximately 45% of Delhaize America, only the 55% of assets and liabilities that it did not already own was subject to the purchase price allocation. The existing 45% was maintained at book value). The share exchange resulted in goodwill of approximately EUR 1.9 billion, which will be amortized over 40 years using the straight-line method. As part of the purchase price allocation, EUR 1,634.7 million representing 55% of the existing goodwill related to the acquisition of Kash n' Karry and Hannaford by Delhaize America, was cancelled and transferred to the goodwill recorded in the share exchange, as this amount represented the minority interest portion in the existing goodwill.

The net purchase price was allocated as follows:

--------------------------------------------------------------------------
                                                      (in millions of EUR)
--------------------------------------------------------------------------
Goodwill arising on consolidation                                   1,905
Goodwill arising on consolidation (55% of existing
goodwill on Hannaford and Kash n' Karry)                           (1,635)
Intangible assets                                                     808
Tangible fixed assets                                                 221
Other assets (55% of rate lock loss, net of tax)                      (81)
Minority interests                                                  1,538
Provisions for liabilities and deferred taxes                        (418)
Long-term debt                                                        (66)
Short-term obligations                                                  3
--------------------------------------------------------------------------
Purchase price                                                      2,275
--------------------------------------------------------------------------

TROFO

In January 2001, Delhaize Group acquired Trofo, a Greek food retailer, and its fully-owned subsidiary ENA, a Greek food retailer.

DELHAIZE BELGIUM

In April 2001, Delhaize Group bought 30% of the transport company Wambacq Peeters, to bring its ownership interest to 85%.

In April 2001, Delhaize Group acquired Svemark and its fully-owned subsidiary Regab, both Dutch companies that own a distribution center located in Zellik used by Delhaize Belgium.

In October 2001, Delhaize Group bought SID, that owns an AD Delhaize store operated by an independent affiliate.

SUPER DISCOUNT MARKETS

On November 12, 2001, Super Discount Markets filed for protection under Chapter 11 of the U.S. Bankruptcy Code and has elected to use Chapter 11 procedures to effect a liquidation of its business.

4.       METHODOLOGY

CONSOLIDATED BALANCE SHEET

In analyzing the different asset and liability accounts, it must be remembered that the closing rate for the American dollar used for the conversion of the balance sheets of the U.S. companies is EUR 1.135 at the end of 2001 compared with EUR 1.075 at the end of 2000, an increase of 5.6%. In 2001, the accounts of Trofo and ENA are consolidated for the first time, while the accounts of Super Discount Markets are no longer included in the consolidated balance sheet.

56  |  Delhaize Group  |  Annual Report 2001

CONSOLIDATED INCOME STATEMENT

In analyzing the consolidated results, it should be noted that the average daily rate for one USD used in translating the results of American companies is EUR
1.1166 against EUR 1.085 in 2000, i.e. a 2.9% increase. The consolidated income statement includes the results of Trofo and Ena for the full year and the results of Super Discount Markets from January 1 to November 12, 2001.

CONSOLIDATED STATEMENT OF CASH FLOWS

Belgian law and European directives are silent on the publication of a statement of cash flows and the methods to be used for preparing such a statement. The method used by the Group is accordingly based on international standards published by the I.A.S.B. (International Accounting Standards Board). In particular, IAS 7 deals with the statement of cash flows.

This statement describes the cash movements that result from three types of activity: operating, investing and financing.

Under IAS 7 the flow from operating activities can be determined on the basis of two methods:

- the direct method, whereby the most important categories of incoming and outgoing gross funds (receipt of payments from clients, payments to suppliers, etc.) are used to obtain the net cash flow generated by operating activities.

- the indirect method, whereby the net profit is adjusted for non-monetary transactions (such as depreciation) and transactions concerning investing and financing activities.

Although companies are encouraged to use the direct method, the Group has, like most other companies which publish a statement of cash flows, opted to use the indirect method that is easier to employ.

Cash flows arising from transactions in foreign currencies are translated using the average exchange rate between EURO and the foreign currencies.

2.       GOODWILL ARISING ON CONSOLIDATION

The balance on this account represents the unallocated difference arising on investments between the acquisition cost of shareholdings and the corresponding share of their net worth.

This consolidation goodwill is amortized at an annual rate of 5% for companies in emerging economies and 2.5% for companies in countries with a mature economy (United States and Belgium). New goodwill was recognised on the acquisitions of the remaining 55.12% of Delhaize America (EUR 1,905.1 million), Trofo (EUR 77.9 million) and Wambacq Peeters (EUR 0.4 million). As part of the purchase price allocation, EUR 1,634.7 million representing 55% of the existing goodwill, related to the acquisition of Kash n' Karry and Hannaford by Delhaize America, was cancelled and transferred to the goodwill recorded in the share exchange, as this amount represented the minority interest portion in the existing goodwill.

Goodwill amortization was EUR 90.0 million.

--------------------------------------------------------
(in millions of EUR)               2001             2000
--------------------------------------------------------
United States                   3,332.2          3,008.4
Belgium                             6.2              6.2
Rest of Europe                     98.1             25.6
Asia                                9.4             10.0
--------------------------------------------------------
                                3,445.9          3,050.2
--------------------------------------------------------

--------------------------------------------------------------------
GOODWILL ARISING ON CONSOLIDATION              (in thousands of EUR)
--------------------------------------------------------------------
At the end of the previous year                           3,050,227
Movements during the current year:
-  Transfer to other accounts                                 2,760
-  Change in the scope of consolidation                     350,318
-  Amortization                                             (89,957)
-  Translation difference                                   132,597
--------------------------------------------------------------------
Net book value at the end of the financial year           3,445,945
--------------------------------------------------------------------

3.       INTANGIBLE FIXED ASSETS

The increase in this account is primarily attributable to the intangible assets identified in the purchase price allocation of the share exchange with Delhaize America, which are mainly favorable lease rights (EUR370.9 million), trade names (EUR 270.4 million), distribution network (EUR 135.1 million) and workforce
(EUR 62.9 million).

ANALYSIS OF INTANGIBLE FIXED ASSETS                                                               (in thousands of EUR)
-----------------------------------------------------------------------------------------------------------------------
                                                Research & Development Costs             Concessions, Patents, Licences
-----------------------------------------------------------------------------------------------------------------------
Cost
    At the end of the previous year                                     238                                    538,343
    Movements during the current year:
      - Acquisitions                                                    222                                      1,042
      - Sales and disposals                                            (248)                                       (35)
      - Transfer to other accounts                                                                               4,801
      - Translation difference                                           10                                     37,261
      - Change in the scope of consolidation                              4                                    443,125
    At the end of the financial year                                    226                                  1,024,537
-----------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMOUNTS WRITTEN OFF
    At the end of the previous year                                    (238)                                   (18,637)
    Movements during the current year:
      - Charged to income statement                                    (222)                                   (36,384)
      - Cancelled                                                       248                                         35
      - Transfer to other accounts                                                                                (406)
      - Translation difference                                          (10)                                    (1,365)
      - Change in the scope of consolidation                             (4)                                    13,610
At the end of the financial year                                        226                                    (43,147)
-----------------------------------------------------------------------------------------------------------------------
Net book value at the end of the financial year                          --                                    981,390
-----------------------------------------------------------------------------------------------------------------------

ANALYSIS OF INTANGIBLE FIXED ASSETS                                    (in thousands of EUR)
--------------------------------------------------------------------------------------------
                                                              Goodwill         Deposits Paid
--------------------------------------------------------------------------------------------
Cost
    At the end of the previous year                             113,509                 221
    Movements during the current year:
      - Acquisitions                                             11,443                   3
      - Sales and disposals                                      (3,960)               (129)
      - Transfer to other accounts                               (1,909)                 (1)
      - Translation difference                                   12,359                   8
      - Change in the scope of consolidation                    339,699
    At the end of the financial year                            471,141                 102
--------------------------------------------------------------------------------------------
Depreciation and amounts written off
    At the end of the previous year                             (18,347)               (126)
    Movements during the current year:
      - Charged to income statement                             (31,913)
      - Cancelled                                                  (152)                129
      - Transfer to other accounts
      - Translation difference                                   (1,410)                 (3)
      - Change in the scope of consolidation                     10,352
At the end of the financial year                                (39,354)                 --
--------------------------------------------------------------------------------------------
Net book value at the end of the financial year                 431,787                 102
--------------------------------------------------------------------------------------------

                                                                           |  57

4.       ESTABLISHMENT COSTS

Establishment costs represent debt issuance costs at Delhaize America, Delhaize "Le Lion" and Delhaize "The Lion" Nederland.

-------------------------------------------------------------------------------
ANALYSIS OF ESTABLISHMENT COSTS                           (in thousands of EUR)
-------------------------------------------------------------------------------
Net book value at the end of the previous financial year                 3,641
Movements during the current year:
- Newly incurred costs                                                  22,205
- Depreciation                                                          (1,747)
- Translation difference                                                   500
-------------------------------------------------------------------------------
Net book value at the end of the financial year                         24,599
-------------------------------------------------------------------------------
Being: debt issuance costs                                              24,599
-------------------------------------------------------------------------------

Newly incurred costs are related to the issuance by Delhaize America of bonds and debentures for a total amount of USD 2.6 billion, and the issuance by Delhaize "The Lion" Nederland of a EUR 150 million Eurobond.

5.       TANGIBLE FIXED ASSETS

---------------------------------------------------------
(in millions of EUR)                   2001          2000
---------------------------------------------------------
United States                       3,432.5       3,086.1
Belgium                               430.9         390.7
Rest of Europe                        317.3         289.6
Asia                                   25.5          23.0
Corporate                              10.7           2.7
---------------------------------------------------------
                                    4,216.9       3,792.1
---------------------------------------------------------

Changes in tangible fixed assets were as follows:

Acquisitions:                                             628.8 million
Disposals:                                               (46.4) million
Depreciation:                                           (575.2) million
Foreign exchange:                                         189.1 million
Change in scope of consolidation:                         239.0 million
Transfers:                                               (10.5) million

The significant increase of this caption arose primarily from the purchase price allocation arising from the share exchange with Delhaize America (EUR 220.6 million were allocated to tangible fixed assets) and the opening of new stores mainly by Delhaize America. During 2001, Delhaize America opened 47 new stores and renovated 145 supermarkets.

----------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF TANGIBLE FIXED ASSETS
----------------------------------------------------------------------------------------------------------------------------------
                                                               Land and               Plant,          Furniture             Leases
                                                              Buildings        Machinery and                and                and
                                                                                   Equipment           Vehicles            Similar
                                                                                                                            Rights
-----------------------------------------------------------------------------------------------------------------------------------
COST
   At the end of the previous year                            1,422,327            2,338,127            286,974            817,589
   Movements during the current year:
     - Acquisitions, including own work capitalized              91,080              265,143             52,546             75,228
     - Sales and disposals                                      (27,601)            (122,671)           (18,278)           (18,993)
     - Transfer to other accounts                                17,641              (10,134)             1,013               (648)
     - Change in the scope of consolidation                      38,950             (568,946)           (71,220)           (33,050)
     - Translation difference                                    67,189              105,419             11,326             44,672
   At the end of the financial year                           1,609,586            2,006,938            262,361            884,798
-----------------------------------------------------------------------------------------------------------------------------------
REVALUATION SURPLUS
   At the end of the previous year                               32,961
   Movements during the current year:
     - Change in the scope of consolidation                        (267)
   At the end of the financial year                              32,694                                      --
-----------------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMOUNTS WRITTEN OFF
   At the end of the previous year                             (229,133)          (1,174,549)          (198,242)          (239,075)
   Movements during the current year:
     - Charged to income statement                              (60,369)            (282,004)           (39,551)           (53,425)
     - Cancelled                                                  2,395              119,604             16,804              5,792
     - Transfer to other accounts                                (3,122)               2,313               (315)               589
     - Change in the scope of consolidation                      68,898              592,052             79,537            139,741
     - Translation difference                                    (8,698)             (49,870)            (7,189)           (10,779)
   At the end of the financial year                            (230,029)            (792,454)          (148,956)          (157,157)
-----------------------------------------------------------------------------------------------------------------------------------
NET BOOK VALUE AT THE END
OF THE FINANCIAL YEAR                                         1,412,251            1,214,484            113,405            727,641
of which: land and buildings                                                                                               727,477
          plant, machinery and equipment                                                                                        13
          furniture and vehicles                                                                                               151
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
ANALYSIS OF TANGIBLE FIXED ASSETS                                            (in thousands of EUR)
--------------------------------------------------------------------------------------------------
                                                                          Other       Capital Work
                                                                       Tangible        in Progress
                                                                   Fixed Assets       and Payments
                                                                                        in Advance
--------------------------------------------------------------------------------------------------
COST
   At the end of the previous year                                    1,105,651            65,326
   Movements during the current year:
     - Acquisitions, including own work capitalized                      70,777            74,080
     - Sales and disposals                                              (38,791)           (1,086)
     - Transfer to other accounts                                        68,611           (84,501)
     - Change in the scope of consolidation                            (211,687)
     - Translation difference                                            49,658             3,638
   At the end of the financial year                                   1,044,219            57,457
--------------------------------------------------------------------------------------------------
REVALUATION SURPLUS
   At the end of the previous year
   Movements during the current year:
     - Change in the scope of consolidation
   At the end of the financial year
--------------------------------------------------------------------------------------------------
DEPRECIATION AND AMOUNTS WRITTEN OFF
   At the end of the previous year                                     (432,826)           (2,981)
   Movements during the current year:
     - Charged to income statement                                     (134,393)           (5,375)
     - Cancelled                                                         35,805               597
     - Transfer to other accounts                                        (1,893)
     - Change in the scope of consolidation                             204,814               (43)
     - Translation difference                                           (15,961)             (323)
   At the end of the financial year                                    (344,454)           (8,125)
--------------------------------------------------------------------------------------------------
NET BOOK VALUE AT THE END
OF THE FINANCIAL YEAR                                                   699,765            49,332
of which: land and buildings
          plant, machinery and equipment
          furniture and vehicles
--------------------------------------------------------------------------------------------------

58  |  Delhaize Group  |  Annual Report 2001

---------------------------------------------------------------------------------------------------------------------------
                                               Corporate Stores                           Affiliated Stores           Total
DELHAIZE GROUP STORES OWNERSHIP        ------------------------------------------------------------------------------------
(end of 2001)                          Owned       Capital                Operating
                                                    Leases                   Leases
---------------------------------------------------------------------------------------------------------------------------
Delhaize America                         122           537                      800                                   1,459
Delhaize Belgium                          90             4                      143              438                    675
Alfa-Beta                                 25                                     79                                     104
Delvita                                   43                                     67                                     110
Mega Image                                10                                                                             10
Food Lion Thailand                                                               26                                      26
Super Indo                                                                       29                                      29
Shop N Shave                               2                                     29                                      31
---------------------------------------------------------------------------------------------------------------------------
Total                                    292           541                    1,173              438                  2,444
---------------------------------------------------------------------------------------------------------------------------

LEASES

Delhaize Group's stores operate principally in leased premises. Lease terms generally range from 3 to 30 years with renewal options ranging from 3 to 20 years. The average remaining lease term for closed stores is 7.9 years. The following schedule details, at December 31, 2001, the future minimum lease payments under capital and operating leases:

--------------------------------------------------------------------------------------------
                                                                      Operating Leases
                                                                ----------------------------
(IN THOUSANDS OF EUR)                     Capital Leases        Open Stores    Closed Stores
--------------------------------------------------------------------------------------------
2002                                             128,378            269,409           30,939
2003                                             127,983            262,563           29,912
2004                                             127,056            255,743           28,094
2005                                             125,940            242,988           26,779
2006                                             124,563            235,202           25,089
Thereafter                                     1,074,320          2,000,593          137,947
--------------------------------------------------------------------------------------------
Total minimum payments                         1,708,240          3,266,498          278,760
--------------------------------------------------------------------------------------------
Less estimated executory costs                    42,073
--------------------------------------------------------------------------------------------
Net minimum lease payments                     1,666,167
--------------------------------------------------------------------------------------------
Less amount representing interest                852,920
--------------------------------------------------------------------------------------------
Present value of net minimum
lease payments                                   813,247
--------------------------------------------------------------------------------------------

Minimum payments have not been reduced by minimum sublease income of approximately EUR 63 million due over the term of non-cancelable subleases.

Rent payments, including scheduled rent increases, are recognized on a straight-line basis over the minimum lease term.

------------------------------------------------------------------------
TOTAL RENT EXPENSE UNDER
OPERATING LEASES FOR OPEN AND CLOSED STORES         (IN MILLIONS OF EUR)
------------------------------------------------------------------------
2001                                                                 298
2000                                                                 257
1999                                                                 203
1998                                                                 191
1997                                                                 151
------------------------------------------------------------------------

In addition, Delhaize Group has signed lease agreements for additional store facilities, the construction of which was not complete at December 31, 2001. The leases expire on various dates extending to 2052 with renewal options generally ranging from 3 to 20 years. Total future mini- mum rents under these agreements are approximately EUR 410 million.

Provisions of approximately EUR 176 million and EUR 164 million at December 31, 2001 and 2000, respectively, for remaining lease liabilities on closed stores are included in provisions for liabilities and charges. Delhaize Group uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

6. FINANCIAL FIXED ASSETS

---------------------------------------------------------------------------------------
(IN THOUSANDS OF EUR)                             EQUITY INVESTMENTS    OTHER COMPANIES
---------------------------------------------------------------------------------------
1. INVESTMENTS
At the end of the previous year                                 531               2,511
Movements during the current year:
- Acquisitions                                                                    4,478
- Translation difference                                                             90
- Change in the scope of consolidation                                               36
---------------------------------------------------------------------------------------
Net book value at the end
of the financial year                                           531               7,115
---------------------------------------------------------------------------------------
2. RECEIVABLES
At the end of the previous year                                                  23,375
Movements during the current year:
- Additions                                                                       9,838
- Repayments                                                                    (7,736)
- Change in the scope of consolidation                                              471
- Translation difference                                                            821
---------------------------------------------------------------------------------------
Net book value at the end of the financial year                                  26,769
---------------------------------------------------------------------------------------

7. CAPITAL AND SHARE PREMIUM ACCOUNT

In connection with the share exchange with Delhaize America, Delhaize Group issued 40,181,529 ordinary shares. These shares were valued at EUR 56 each, representing the price of the Delhaize Group share at the date of the share exchange (April 25, 2001). As a result, the capital increased by EUR 20.1 million (EUR 0.50 per new share) and the share premium account increased by EUR 2,230.1 million (EUR 55.50 per new share).

179,450 other new ordinary shares were issued during 2001, following the conversion of warrants by Delhaize Group management. The capital was increased by EUR 0.1 million (EUR 0.50 per new share) and the share premium account increased by EUR 7.9 million (EUR 44.12 per new share).

8. REVALUATION RESERVES

------------------------------------------------------------
(IN MILLIONS OF EUR)                    2001            2000
------------------------------------------------------------
                                        17.8            18.2
------------------------------------------------------------

This represents the reserve recorded in the accounts of the Company in 1981, together with a reserve calculated for consolidation purposes on the supermarkets owned by Delimmo, as well as legal revaluation of Alfa-Beta land and buildings recorded in 2000.

9. GROUP RESERVES

-------------------------------------------------------------------------------
(IN MILLIONS OF EUR)                                      2001             2000
-------------------------------------------------------------------------------
Parent company reserves
Legal reserve                                              4.6              2.6
Reserves not available for distribution                    0.4              0.4
Untaxed reserves                                          44.0             44.0
Distributable reserves                                    15.7             15.2
Profit carried forward                                     9.3              4.3
-------------------------------------------------------------------------------
Subtotal                                                  74.0             66.5
-------------------------------------------------------------------------------
Consolidated reserves                                  1,104.2          1,101.5
-------------------------------------------------------------------------------
Total                                                  1,178.2          1,168.0
-------------------------------------------------------------------------------

In line with previous policy and practice in relation to operations involving capital and reserves of subsidiary companies, Delhaize Group has taken to reserve the negative dilution effect of EUR 5.1 million arising from Delhaize America capital transactions that occurred prior to the share exchange.

-----------------------------------------------------------------------------
GROUP RESERVES                                          (IN THOUSANDS OF EUR)
-----------------------------------------------------------------------------
As of December 31, 2000, Group reserves represented:               1,167,988
-----------------------------------------------------------------------------
- Group share in consolidated results                                149,420
- Dividends and directors' share of profit                          (134,529)
- Dilution effect                                                     (5,144)
- Transfer from taxed revaluation surplus                                439
-----------------------------------------------------------------------------
As of December 31, 2001, Group reserves represented                1,178,174
-----------------------------------------------------------------------------

10. CUMULATIVE TRANSLATION ADJUSTMENT

                                                                                   (IN MILLIONS OF EUR)
--------------------------------------------------------------------------------------------------------
                                                                                 CHANGE
                U.S.       EURO ZONE           OTHER       DIFFERENCE          OVER THE      CUMULATIVE
YEAR       COMPANIES       COMPANIES       COMPANIES       ON RESULTS              YEAR           TOTAL
--------------------------------------------------------------------------------------------------------
1997(*)         30.6            (5.1)           (3.4)           (10.2)             11.9            11.9
1998           (38.9)            0.4             1.3             (5.7)            (42.9)          (31.0)
1999           104.2            (0.1)            0.9              8.9             113.9            82.9
2000            46.6            (1.6)           (0.9)            (0.8)             43.3           126.2
2001            73.5              --             9.1              0.9              83.5           209.7
--------------------------------------------------------------------------------------------------------
               216.0            (6.4)            7.0             (6.9)            209.7
--------------------------------------------------------------------------------------------------------

(*) cumulative 1977-1997

The positive movement of the translation adjustment is mainly due to the increase of 5.6% in the USD rate as of December 31, 2001, used to translate the value of assets and liabilities of the U.S. companies.

Existing cumulative translation adjustment related to companies of the Euro zone will be maintained as they are in the account "Cumulative translation adjustment" until the sale of these holdings.

11. MINORITY INTERESTS

This account covers third party interests in the equity of fully consolidated companies which are not wholly owned by Delhaize Group.

----------------------------------------------------
(IN MILLIONS OF EUR)           2001             2000
----------------------------------------------------
United States                    --          1,475.6
Rest of Europe                 30.7             31.9
Asia                            4.5              1.7
Corporate                       0.4              0.5
----------------------------------------------------
                               35.6          1,509.7
----------------------------------------------------

Changes in minority interests are as follows:

----------------------------------------------------------------
(IN MILLIONS OF EUR)
----------------------------------------------------------------
Balance as of December 31, 2000                         1,509.7
----------------------------------------------------------------
Changes in consolidation scope and percentage held     (1,534.1)
Minority interest in the consolidated profit               19.3
Dividends paid to minority shareholders                   (18.4)
Translation difference                                     59.1
----------------------------------------------------------------
Balance as of December 31, 2001                            35.6
----------------------------------------------------------------

The movement of EUR (1,534.1) million is mainly due to the share exchange by which Delhaize Group acquired the 55% of Delhaize America shares that it not already owned.

12. PROVISIONS FOR LIABILITIES AND CHARGES

------------------------------------------------
(IN MILLIONS OF EUR)         2001           2000
------------------------------------------------
United States               221.4          344.9
Belgium                       2.3            3.6
Rest of Europe                4.7            1.6
Asia                           --             --
Corporate                   139.6            3.5
------------------------------------------------
                            368.0          353.6
------------------------------------------------

The amount of EUR 221.4 million at Delhaize America represents mainly provisions for store closings (EUR 187.0 million), that consist essentially of rents to be paid on leased assets. During 2001, Delhaize America recorded new provisions of EUR 8.5 million for the closing of 12 stores in the normal course of business. One distribution center and 189 stores (of which 179 already closed) are covered by these provisions.

Provisions at corporate level mainly represent self-insurance reserves amounting to EUR 118.1 million as of December 31, 2001. During 2001, the self-insurance reserve of Delhaize America was transferred to a Delhaize Group wholly-owned subsidiary based in Ireland. The Pride Reinsurance Company Ltd (Pride) has been created in August 2001. Delhaize America is insured by Pride for workers' compensation, general liability and vehicle accident claims, for a maximum of USD 500,000 per individual claim.

In connection with the liquidation of Super Discount Markets, Delhaize Group has recorded a provision of EUR 17.8 million to cover its share of the estimated future expenses that were guaranteed by Super Discount Markets' shareholders. These expenses are mainly employee benefits and non-cancellable lease obligations.

13. DEFERRED TAXATION

-----------------------------------------------------------------------
(IN MILLIONS OF EUR)                               2001           2000
-----------------------------------------------------------------------
- Deferred taxes in the accounts of
  Delhaize America                                528.1          125.9
- Taxes on consolidation adjustments
  relating to Delhaize America                     43.4           61.4
- Taxes on consolidation adjustments
  relating to Delhaize Belgium                     45.3           33.2
- Taxes on consolidation adjustments
  relating to Alfa-Beta                             6.8            4.8
- Others                                            1.7           (0.3)
-----------------------------------------------------------------------
                                                  625.3          225.-
-----------------------------------------------------------------------


60 | Delhaize Group  Annual Report 2001

Deferred taxation increased significantly due to the deferred tax liability that was recorded in connection with the purchase price allocation of the share exchange with Delhaize America.

14. AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

LONG-TERM BORROWINGS

Financial liabilities (excl. liabilities under financial leases) are as follows:

                                                        (IN THOUSANDS OF EUR)
------------------------------------------------------------------------------
UNITED STATES                                         2001               2000
------------------------------------------------------------------------------
Debenture, 9.00% (due 2031)                      1,021,219                 --
Notes, 8.125% (due 2011)                         1,248,156                 --
Notes, 7,375% (due 2006)                           680,812                 --
Debt securities, 7.55% to 8.05%
(due 2007 to 2027)                                 333,075            322,407
Medium-term notes, 5.00% to 14.15%
(due 2002 to 2016)                                 123,105            246,060
Mortgages payable, 7.50% to 10.20%
(due 2003 to 2016)                                  45,205             51,093
Medium-term credit institution
borrowings 6.77%                                        --             21,430
------------------------------------------------------------------------------
Total non-subordinated borrowings                3,451,572            640,990
------------------------------------------------------------------------------
   Less: current portion                           (18,525)          (135,396)
------------------------------------------------------------------------------
Total non-subordinated borrowings,
long-term                                        3,433,047            505,594
------------------------------------------------------------------------------

                                                        (IN THOUSANDS OF EUR)
-----------------------------------------------------------------------------
EUROPE                                               2001               2000
-----------------------------------------------------------------------------
1999 Eurobonds, 4.625% (due 2009)                 149,002            148,866
2001 Eurobonds, 5.50% (due 2006)                  150,000                 --
Medium-term Treasury Program notes,
6.80% (due 2006)                                   12,395             12,395
Medium-term credit institution
borrowings, 5.14% and 5.75%,
respectively                                       14,392             15,817
Other                                               4,035             10,568
-----------------------------------------------------------------------------
Total non-subordinated borrowings                 329,824            187,646
-----------------------------------------------------------------------------
   Less: current portion                           (1,735)            (3,461)
-----------------------------------------------------------------------------
Total non-subordinated borrowings,
long-term                                         328,089            184,185
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF LONG-TERM DEBT PAYABLE BY DUE DATE                                                                (IN THOUSANDS OF EUR)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    DEBTS BY DUE DATE
-----------------------------------------------------------------------------------------------------------------------------------
                                                DUE IN LESS THAN ONE YEAR   DUE IN MORE THAN ONE YEAR              DUE IN MORE THAN
                                                                             AND LESS THAN FIVE YEARS                    FIVE YEARS
-----------------------------------------------------------------------------------------------------------------------------------
                                                   (Account n(DEGREE) 42)       (Account n(DEGREE) 17)       (Account n(DEGREE) 17)
-----------------------------------------------------------------------------------------------------------------------------------
Financial debt                                                     64,768                    1,191,080                    3,338,795
Non-subordinated debenture loans                                   18,525                      926,255                    2,818,189
Liabilities under leasing and similar contracts                    44,508                      248,133                      520,606
Credit institutions                                                 1,735                       16,546                           --
Other loans                                                            --                          146                           --
-----------------------------------------------------------------------------------------------------------------------------------
Trade creditors                                                     1,775                        2,158                           --
-----------------------------------------------------------------------------------------------------------------------------------
Other debt                                                             --                          116                       14,003
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                              66,543                    1,193,354                    3,352,798
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY                                                                                          AVERAGE
(IN MILLIONS)                           2003       2004       2005         2006        >2006                 RATE
-----------------------------------------------------------------------------------------------------------------
DEBENTURE LOAN
USD                                     26.6       13.0       14.0        619.5      2,352.4             8.14%(*)
EUR                                       --         --         --        162.4        149.0          5.13% fixed
LIABILITIES UNDER FINANCING LEASES
USD                                     54.7       54.9       53.8         53.5        458.8         11.28% fixed
EUR                                      1.3        0.6        0.1           --           --                   --
CREDIT INSTITUTIONS
EUR                                      2.1        --          --           --           --                   --
CZK                                                 --         460           --           --       5.14% floating
-----------------------------------------------------------------------------------------------------------------

(*) 90% is fixed

Rates are on average 8.46%, 7.88% excluding liabilities under financing leases.

On April 19, 2001, Delhaize America refinanced the approximately EUR 2.7 billion term loan facility used to fund the acquisition of Hannaford by completing a private offering of USD 600,000,000 7.375% notes due 2006, USD 1,100,000,000
8.125% notes due 2011 and USD 900,000,000 9.000% debentures due 2031. Delhaize America used the proceeds of this offering to repay in full the EUR 2.6 billion outstanding under the term loan facility. These debt securities are general unsecured obligations of Delhaize America and are unconditionally guaranteed by Food Lion, LLC, a wholly-owned subsidiary of Delhaize America. In September 2001, Delhaize America filed a registration statement with the Securities and Exchange Commission, allowing to exchange the old securities of its private offering.

On February 15, 2001, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 149.5 million (the "2001 Eurobonds"). The 2001 Eurobonds mature in 2006 and bear interest at 5.50%, payable in arrears on February 15 of each year. The discount upon issuance is being amortized over the life of the bond. The 2001 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in the Netherlands.

In 1999, Delhaize Group updated its then existing treasury notes program with a new multi-currency treasury notes program. Under this treasury notes program, Delhaize Group may issue both short-term notes (e.g., commercial paper) and medium-term notes in amounts up to EUR 500 million, or the equivalent thereof in other eligible currencies (collectively, the "Treasury Program"). Approximately EUR 12.4 million in medium-term notes were outstanding at December 31, 2001 and 2000, under the Treasury Program. The fair values of Delhaize Group's long-term borrowings were estimated based upon the current rates offered to Delhaize Group for debt with the same remaining maturities or generally accepted valuation methodologies. The estimated fair values of Delhaize Group's long-term borrowings were as follows:

                                      (IN MILLIONS OF EUR)
----------------------------------------------------------
                                   2001               2000
----------------------------------------------------------
Fair value                      4,126.1              777.6
Carrying amount                 3,781.4              830.2
----------------------------------------------------------

CAPITALIZED LEASE COMMITMENTS

                                                            (IN THOUSANDS OF EUR)
---------------------------------------------------------------------------------
                                                        2001                 2000
---------------------------------------------------------------------------------
Capitalized lease commitments                        813,247              683,467
Less: current portion                                (44,508)             (34,402)
---------------------------------------------------------------------------------
Total capitalized lease commitments,
long-term                                            768,739              649,065
---------------------------------------------------------------------------------

15. SHORT-TERM BORROWINGS

                                                               (IN THOUSANDS OF EUR)
------------------------------------------------------------------------------------
                                                           2001                 2000
------------------------------------------------------------------------------------
Short-term Loan Facility                                     --            2,595,377
Short-term Revolving Credit Facilities                  158,856              306,287
Short-term Credit Institution Borrowings                296,803              285,965
Short-term Treasury Program notes                       115,639              160,810
------------------------------------------------------------------------------------
Total short-term borrowings                             571,298            3,348,439
------------------------------------------------------------------------------------

At December 31, 2000, Delhaize America had EUR 2.6 billion in outstanding borrowings at 8.1875% under an approximately EUR 2.7 billion 364-day term loan facility that expired in July 2001. Delhaize America refinanced this term loan facility in April 2001 (see note 14).

Delhaize America maintains one revolving credit facility with a syndicate of commercial banks providing approximately EUR 550 million in committed lines of credit expiring in July 2005. As of December 31, 2001, Delhaize America had EUR
158.9 million in outstanding borrowings. During 2001, Delhaize America had average borrowings of approximately EUR 141.6 million at a daily weighted average interest rate of 5.99%. There were borrowings of EUR 306.3 million outstanding at December 31, 2000.

Delhaize Group had approximately EUR 296.8 million and EUR 286.0 million outstanding at December 31, 2001 and 2000, respectively, in less than one-year borrowings (the "Short-term Credit Institution Borrowings"). The approximate weighted average rates of interest for the Short-term Credit Institution Borrowings were 4.48% and 6.18% during 2001 and 2000, respectively.

The Short-term Credit Institution Borrowings and the Medium-term Credit Institution Borrowings (collectively, the "Credit Institution Borrowings"), generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin upon withdrawal. Total amounts authorized under the Credit Institution Borrowings were approximately EUR 820 million and EUR 665 million at December 31, 2001 and 2000 respectively. The Credit Institution Borrowings require maintenance of various financial and non-financial covenants. At December 31, 2001 and 2000, Delhaize Group was in compliance with all such covenants.

Delhaize Group had approximately EUR 115.6 million and EUR 160.8 million in short-term notes outstanding under the Treasury Program (see Note 14 to the consolidated financial statements) at December 31, 2001 and 2000, respectively.

The fair values of Delhaize Group's short-term borrowings approximate their carrying amounts.

16. NET DEBT

Net debt, defined as long-term financial liabilities (including current portion) plus short-term financial liabilities minus cash and bank and short-term investments, went from EUR 4,589.0 million as of end 2000 to EUR 4,775.9 million as of end 2001.

This movement can be explained as follows:

                                                      (IN MILLIONS OF EUR)
---------------------------------------------------------------------------
Net debt at the end of previous year                               4,589.0
---------------------------------------------------------------------------
Free cash flow before financing activities                          (600.2)
Dividends and director's share of profit                             144.4
Loss on rate-lock related to long-term bond                          239.0
Other investing activities (own shares, stock
options, direct financing costs)                                      50.4
New debt under capital leases                                         52.1
Change in consolidation scope (purchase accounting,
Trofo acquisition, Super Discount Markets closing)                    75.1
Currency translation                                                 226.1
---------------------------------------------------------------------------
Net debt at the end of the year                                    4,775.9
---------------------------------------------------------------------------

17. CONTINGENT LIABILITIES

--------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS OF EUR)
--------------------------------------------------------------------------------------------------
GUARANTEES CONSTITUTED OR IRREVOCABLY GRANTED
BY THE GROUP AGAINST ITS OWN ASSETS
The guarantees represent the amount of mortgages granted by Delhaize
Belgium and Delhaize America:                                                               79,902

INTEREST RATE RELATED OPERATIONS

In 2001, Delhaize America entered into interest rate swap agreements to swap the fixed interest rate on a portion of its long-term debt for variable interest rates. The aggregate notional amount is EUR 340.4 million (USD 300 million). The fixed rate is 7.375% and the variable rates are based on the 6 month or 3 month USD LIBOR.


62  Delhaize Group  Annual Report 2001

FORWARD EXCHANGE AGREEMENT

Delhaize Group entered into hedging agreements related to loans and borrowings and other engagements in foreign currencies.

Obligation to sell currency:        126,474
Obligation to buy currency:         120,990

SIGNIFICANT LITIGATION AND SIGNIFICANT OBLIGATIONS
OTHER THAN THOSE MENTIONED ABOVE

The companies of the Group have been involved in a number of disputes and legal cases arising in the normal course of business. Although the final outcome of these different proceedings cannot be predicted with certainty, the Group is of the opinion that obligations that could result from them will not materially harm the business, financial condition or future results of operations of the Group and its companies taken as a whole.

OBLIGATIONS IN RESPECT OF EARLY RETIREMENT AND BASIC
PENSIONS FOR STAFF AND MANAGEMENT

Certain companies of the Group (Alfa-Beta) make payments when a staff member retires or is dismissed. For a part of the resulting obligations provisions are created in the accounts of these companies and in the consolidated accounts. As of December 31, 2001, the sum of the obligations not provided for is estimated at EUR 2.5 million.

GUARANTEED DEBTS

Debts (or parts of debts) guaranteed by mortgages or securities charges granted or irrevocably promised on the Company's assets

------------------------------------------------------------
FINANCIAL DEBTS                                       72,121
------------------------------------------------------------
Non-subordinated debenture loans                      72,099
------------------------------------------------------------
Liabilities under leasing and similar contracts           22
------------------------------------------------------------
Trade creditor                                         3,933
------------------------------------------------------------
Total                                                 76,055
------------------------------------------------------------

18. GEOGRAPHICAL OVERVIEW: CONTRIBUTION OF OPERATING COMPANIES IN 2001


                                                                                             REST
IN MILLIONS OF EUR                                  UNITED STATES         BELGIUM       OF EUROPE            ASIA       CORPORATE
---------------------------------------------------------------------------------------------------------------------------------
Sales                                                    16,905.0         3,212.6         1,091.0           187.0             0.3
---------------------------------------------------------------------------------------------------------------------------------
Cash flow from operations (EBITDA)                        1,445.7           173.9            46.6             2.3           (19.3)
Store closing in normal course of business
Depreciation and amortization                              (475.6)          (53.0)          (27.0)           (4.9)           (0.9)
---------------------------------------------------------------------------------------------------------------------------------
Operating result (EBIT)                                     970.1           120.9            19.6            (2.6)          (20.2)
Financial income/(expense)                                 (420.2)            2.7           (16.4)           (0.4)          (30.0)
---------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes and exceptional items          549.9           123.6             3.2            (3.0)          (50.2)
Exceptional income/(expense)                                  0.1            (0.5)           (0.2)
---------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                550.0           123.1             3.0            (3.0)          (50.2)
Income taxes                                               (209.7)          (38.0)           (7.1)           (0.3)           18.3
---------------------------------------------------------------------------------------------------------------------------------
Net earnings/(loss) from consolidated companies             340.3            85.1            (4.1)           (3.3)          (31.9)
Minority interests                                          (44.1)                           (2.7)           (0.3)
---------------------------------------------------------------------------------------------------------------------------------
Reported earnings/(loss)(Group Share)                       296.2            85.1            (6.8)           (3.6)          (31.9)
=================================================================================================================================

                                                               STORE CLOSING
                                                               & EXCEPTIONAL      GOODWILL
IN MILLIONS OF EUR                                  SUBTOTAL       ITEMS        AMORTIZATION         TOTAL
------------------------------------------------------------------------------------------------------------
Sales                                               21,395.9                                        21,395.9
------------------------------------------------------------------------------------------------------------
Cash flow from operations (EBITDA)                   1,649.2                                         1,649.2
Store closing in normal course of business                              (8.5)                           (8.5)
Depreciation and amortization                         (561.4)                         (158.0)         (719.4)
------------------------------------------------------------------------------------------------------------
Operating result (EBIT)                              1,087.8            (8.5)         (158.0)          921.3
Financial income/(expense)                            (464.3)                                         (464.3)
------------------------------------------------------------------------------------------------------------
Earnings before income taxes and exceptional items     623.5            (8.5)         (158.0)          457.0
Exceptional income/(expense)                            (0.6)          (95.8)                          (96.4)
------------------------------------------------------------------------------------------------------------
Earnings before income taxes                           622.9          (104.3)         (158.0)          360.6
Income taxes                                          (236.8)           19.5            25.5          (191.8)
------------------------------------------------------------------------------------------------------------
Net earnings/(loss) from consolidated companies        386.1           (84.8)         (132.5)          168.8
Minority interests                                     (47.1)           10.1            17.6           (19.4)
------------------------------------------------------------------------------------------------------------
Reported earnings/(loss)(Group Share)                  339.0           (74.7)         (114.9)          149.4
============================================================================================================

CONTRIBUTION OF OPERATING COMPANIES

-----------------------------------------------------------------------------------------------------------------------
                                            SALES                              CASH FLOW FROM OPERATIONS (EBITDA)
                         --------------------------------------------      ------------------------------------------
(IN MILLIONS OF EUR)         2001         2000         1999      %2001        2001         2000       1999      %2001
-----------------------------------------------------------------------------------------------------------------------
United States            16,905.0     14,069.5     10,505.7      79.0%     1,445.7      1,086.2      828.4       87.7%
Belgium                   3,212.6      2,983.5      2,802.2      15.0%       173.9        147.5      109.8       10.5%
Rest of Europe            1,091.0        959.4        895.4       5.1%        46.6         51.3       43.0        2.8%
Asia                        187.0        155.3        106.6       0.9%         2.3         (0.9)       0.6        0.2%
Corporate                     0.3          0.5          0.2       0.0%       (19.3)        (9.6)      (5.7)      (1.2)%
-----------------------------------------------------------------------------------------------------------------------
Subtotal                 21,395.9     18,168.2     14,310.1                1,649.2      1,274.5      976.1
-----------------------------------------------------------------------------------------------------------------------
Goodwill amortization
Store closing
and exceptional items
-----------------------------------------------------------------------------------------------------------------------
Total                    21,395.9     18,168.2     14,310.1     100.0%      1,649.2     1,274.5      976.1       100.0%
=======================================================================================================================

-------------------------------------------------------------------
                                REPORTED EARNINGS (GROUP SHARE)
                          -----------------------------------------
(IN MILLIONS OF EUR)        2001       2000       1999      %2001
-------------------------------------------------------------------
United States              296.2      139.9      136.7      198.3%
Belgium                     85.1       67.6       43.1       57.0%
Rest of Europe              (6.8)       6.3        2.5       (4.6)%
Asia                        (3.6)      (3.6)      (0.4)      (2.4)%
Corporate                  (31.9)     (22.5)      (7.2)     (21.4)%
-------------------------------------------------------------------
Subtotal                   339.0      187.7      174.7
-------------------------------------------------------------------
Goodwill amortization     (114.9)     (26.9)      (4.8)     (76.9)%
Store closing
and exceptional items      (74.7)      (0.1)                (50.0)%
-------------------------------------------------------------------
Total                      149.4      160.7      169.9      100.0%
===================================================================

19. SALARIES

--------------------------------------------------------
(IN MILLIONS OF EUR)             2001               2000
--------------------------------------------------------
United States                 2,228.9            1,831.1
Belgium                         422.1              395.6
Rest of Europe                  104.0               84.9
Asia                             13.5               11.1
Corporate                        14.5                5.4
--------------------------------------------------------
                              2,783.0            2,328.1
--------------------------------------------------------

At identical exchange rates, salaries and social security of the Group would have represented an amount of EUR 2,721.4 million, an increase of 16.9%.

------------------------------------------------------------

------------------------------------------------------------
Average workforce                                    142,648
- Hourly paid workers                  11,203
- Salaried staff                      123,227
- Management personnel                  8,218
------------------------------------------------------------

-----------------------------------------------------------------------------
                                                        (IN THOUSANDS OF EUR)
-----------------------------------------------------------------------------
Employment costs                                                    2,783,011
a) Salaries and other direct benefits                               2,269,622
b) Employer's social security contributions                           240,243
c) Employer's premiums for supplementary insurance                    205,453
d) Other personnel expenses                                             6,991
e) Pensions                                                            60,702
-----------------------------------------------------------------------------

An aggregate amount of EUR 3.4 million has been paid to the executive directors of Delhaize Group for the financial year ended December 31, 2001. This amount is included in the aggregate compensation of the members of the Executive
Committee as stated in the corporate governance section of this annual report on page 83.

20. DEPRECIATION AND AMORTIZATION

------------------------------------------------------
(IN MILLIONS OF EUR)             2001             2000
------------------------------------------------------
United States                   475.6            373.4
Delhaize Belgium                 53.0             50.1
Rest of Europe                   27.0             25.6
Asia                              4.9              4.1
Others                            0.9              0.8
Goodwill                        158.0             51.5
------------------------------------------------------
                                719.4            505.5
------------------------------------------------------

21. NET FINANCIAL EXPENSES

Net financial expenses increased by 56.7% from EUR 296.2 million in 2000 to EUR
464.3 million in 2001 and represent as a percentage of sales, 2.2% in 2001 compared to 1.6% in 2000. This increase is primarily due to interest expenses related to the financing of the Hannaford acquisition that took place in July 2000 (12 months interest in 2001 versus 5 months in 2000). The interest coverage ratio, defined as operating profit divided by net interest expense, was 2.1, compared to 2.7 in 2000. Net financial expenses include bank charges (approximately EUR 40 million) representing mainly bank and credit card fees.

22. NET EXCEPTIONAL EXPENSES

Net exceptional expenses during 2001 were EUR 96.4 million, compared to EUR 41.3 million during 2000. The net exceptional expenses consisted primarily of EUR
42.2 million merger expenses related to the Hannaford acquisition and the share exchange with Delhaize America, EUR 34.5 million for the closing of Super Discount Markets and EUR 19.1 million for an asset impairment charge on seven Delvita stores and the closing of eight other Delvita stores. In 2000, the net exceptional charges were mainly the result of EUR 41.8 million in merger costs related to the Hannaford acquisition and EUR 32.4 million in cost to close
15 Delhaize America stores, not in the normal course of business. These costs were partially offset by a EUR 32.4 million gain on the disposal of Delhaize Group's shareholding in P.G.

23. TAXES AND DEFERRED TAXATION

Taxes and deferred taxation represent 53.2% of the profit of the consolidated companies before taxation, against 36.3% last year. Before exceptional results, the effective tax rates were 45.6% in 2001 and 39.2% in 2000. This increase is primarily the result of the higher non-deductible goodwill amortization and the non-deductible exceptional expenses at Delvita and for the closing of Super Discount Markets.

Tax Expenses per Country:

---------------------------------------------------------------------------------------------------------
                           NOMINAL                             ACTUAL                             ACTUAL
(IN MILLIONS OF EUR)          RATE              2001             RATE              2000             RATE
---------------------------------------------------------------------------------------------------------
United States                   38%            168.8             47.3%            123.7             41.1%
Belgium                      40.17%             15.3             23.4%             15.9             27.5%
Greece                          35%              5.0             86.8%              5.5             35.9%
Others                          --               2.7               --               0.6               --
---------------------------------------------------------------------------------------------------------
Total                           --             191.8                              145.7
---------------------------------------------------------------------------------------------------------

Delhaize Group has not recognized income taxes on undistributed earnings of certain subsidiaries as management has asserted that it has specific plans to permanently reinvest the undistributed earnings of these subsidiaries. The cumulative amount of undistributed earnings on which Delhaize Group has not recognized income taxes is approximately EUR 1.9 billion at December 31, 2001.

Reconciliation of Delhaize Group's Belgian Statutory Income Tax Rate with Delhaize Group's Effective Income Tax Rate:

---------------------------------------------------------------------------------------------------------------------------
                                                                                  2001              2000              1999
---------------------------------------------------------------------------------------------------------------------------
Belgian statutory income tax rate                                                 40.2%             40.2%             40.2%
Items affecting the Belgian statutory income tax rate:
  Effect of tax rate applied to the income of Delhaize America
  incl. non-deductible goodwill amortization)                                      2.0               0.4              (2.0)
  Amortization of non-deductible goodwill at non-U.S. subsidiaries                 4.8               0.7               0.2
  Tax charges on dividend income                                                   0.8               0.8               0.2
  Non-taxable / deductible exceptional income/expenses                             6.0              (3.2)               --
  Other                                                                           (0.6)             (2.6)             (1.5)
---------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                                53.2%             36.3%             37.1%
---------------------------------------------------------------------------------------------------------------------------


64  Delhaize Group  Annual Report 2001

24. CASH EARNINGS RECONCILIATION

Cash earnings, defined as reported earnings before goodwill amortization, store closing charges in the normal course of business and exceptional items, net of taxes and minority interests can be reconciled to reported earnings as follows:

                                                           (IN MILLIONS OF EUR)
--------------------------------------------------------------------------------
Reported earnings                                                         149.4
--------------------------------------------------------------------------------
Add back:
  Store closings in the normal course of business                           8.5
  Taxes on store closings in the normal course of business                 (3.2)
  Minority interests on store closings
  in the normal course of business                                         (0.8)

  Amortization of goodwill and intangible assets                          158.0
  Taxes on amortization of goodwill and intangible assets                 (25.5)
  Minority interests on amortization of goodwill
  and intangible assets                                                   (17.6)

  Exceptional items                                                        95.8
  Taxes on exceptional items                                              (16.3)
  Minority interests on exceptional items                                  (9.3)
--------------------------------------------------------------------------------
Cash earnings                                                             339.0
--------------------------------------------------------------------------------

25. CONSOLIDATED STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES

Net cash provided by operating activities increased from EUR 670.5 million in 2000 to EUR 1.2 billion in 2001 primarily due to increased operating cash flow, improved working capital and reduced tax payments, partially offset by higher interest payments as a result of the refinancing of the short-term debt related to the Hannaford acquisition. Large adjustments in non-cash charges were due to the first full year consolidation of Hannaford and the share exchange with Delhaize America. Working capital requirements improved by EUR 70.1 million. Major efforts, mainly at Delhaize America, resulted in reduced inventories of EUR 87.2 million while sales grew by 17.8%. Inventory turnover decreased from 50 to 43 days. Payables decreased by EUR 47.3 million, resulting in a diminution of the payment period from 34 days in 2000 to 30 days in 2001.

INVESTING ACTIVITIES

Net cash used in investing activities decreased from EUR 3.3 billion to EUR
608.3 million. In 2000, net cash used in investing activities was high due to the acquisition of Hannaford.

Capital expenditure in 2001 amounted to EUR 553.6 million, an increase of 1.6% compared to 2000. Capital expenditure in 2001 represented 2.6% of sales. The modest increase was due to the deceleration of store openings, specifically in the United States. In 2001, the Group's investments in tangible assets were spread as follows: Delhaize America EUR 431.3 million; Delhaize Belgium EUR
93.8 million; other European operations EUR 19.8 million; Asia: EUR 7.4 million; and corporate EUR 1.3 million. In 2001, EUR 168.2 million was invested in new stores, EUR 168.6 million in store remodels and expansions, and EUR 216.8 million primarily in information technology, logistics and distribution. Delhaize Group added 83 new stores to its sales network through organic growth and added 51 stores through acquisitions. Delhaize America remodeled 145 existing stores. In 2001, total selling area (including acquisitions) of Delhaize Group increased 3.9% from 4.8 million square meters (52.2 million square feet) at the end of 2000 to 5.0 million square meters (54.2 million square feet) at the end of 2001.

CAPITAL EXPENDITURE

----------------------------------------------------
(IN MILLIONS OF EUR)           2001             2000
----------------------------------------------------
United States                 431.3            435.1
Belgium                        93.8             73.5
Rest of Europe                 19.8             28.0
Asia                            7.4              7.3
Corporate                       1.3              0.8
----------------------------------------------------
                              553.6            544.7
----------------------------------------------------

FINANCING ACTIVITIES

In 2001, net cash used in FINANCING ACTIVITIES was EUR 460.1 million. In April 2001, Delhaize America refinanced the approximately EUR 2.7 billion short-term loan facility used to fund the acquisition of Hannaford. It issued USD 600 million 7.375% notes due in 2006, USD 1.1 billion 8.125% notes due in 2011 and USD 900 million 9.000% debentures due in 2031. Delhaize The Lion Nederland issued EUR 150 million 5.5% Eurobonds due in 2006. As a consequence of these transactions, Delhaize Group could repay in 2001 EUR 2.9 billion in short-term loans, while net EUR 2.9 billion was added to its long-term loans.

Dividends and directors' remuneration for financial year 2000 rose to EUR 125.9 million because of the 9.7% increase in the 2000 dividend per share paid in 2001 and the issuance of 40.4 million shares, primarily to the share exchange with Delhaize America.

In late 1999, Delhaize America entered into agreements to hedge a potential increase in interest rates prior to the planned long-term bond offering noted above. The notional amounts of the agreements totaled USD 1.75 billion, or approximately EUR 1.9 billion. These agreements were settled upon issuance of the debt in April 2001, resulting in a cash outflow of USD 214.1 million (EUR
239.0 million, before taxes). Fifty-five percent of this amount was allocated to goodwill in the purchase price allocation of the share exchange with Delhaize America. The remaining 45% of this amount is amortized to interest expenses according to the maturity of the various bond tranches. In 2001, the impact on the interest expenses was EUR 6.4 million.

CASH AND CASH EQUIVALENTS

At the end of 2001, Delhaize Group's cash and cash equivalents amounted to EUR
384.7 million compared to EUR 233.9 million for the prior year. In 2001, Delhaize Group generated EUR 455.8 million free cash flow after dividend payments and capital expenditure.

26. COMPANIES

I. SUBSIDIARY COMPANIES

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 SHARES HELD (IN %)
                                                                                                                              INDI-
A. FULLY CONSOLIDATED                                                                                             DIRECTLY   RECTLY
-----------------------------------------------------------------------------------------------------------------------------------
Aidi Center S.P.R.L.                       Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 430.170.254              100%
-----------------------------------------------------------------------------------------------------------------------------------
Albatros S.A.                              Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 451.972.389              100%
-----------------------------------------------------------------------------------------------------------------------------------
Alfa-Beta Vassilopoulos S.A.               81, Spata Ave., Gerakas, Athens, Greece         V.A.T.: EL 94025817               50.65%
-----------------------------------------------------------------------------------------------------------------------------------
Aniserco S.A.                              Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 443.164.888    72.19%  27.81%
-----------------------------------------------------------------------------------------------------------------------------------
Athenian Real Estate Development, Inc.     PO Box 1000, Portland, ME 04104, USA                                                100%
-----------------------------------------------------------------------------------------------------------------------------------
Atlas A.S.                                 Za Panskou zahradou 1018, 252 19 Rudna,                                             100%
                                           Czech Republic
-----------------------------------------------------------------------------------------------------------------------------------
ATTM Consulting and Commercial, Ltd.       Themistoclis Dervis Str., 4th floor, Office D-4,
                                           P.O. Box 4185
                                           1702 Nicosia, Cyprus                                                         51%
-----------------------------------------------------------------------------------------------------------------------------------
Bel-Thai Supermarkets                      55, Moo 1 Srinakarin Road
                                           Nongborn, Pravate, Bangkok, Thailand                                                100%
-----------------------------------------------------------------------------------------------------------------------------------
Birdshop S.P.R.L.                          Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 470.070.215              100%
-----------------------------------------------------------------------------------------------------------------------------------
Boney Wilson & Sons, Inc.                  PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Boxer S.P.R.L.                             Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 467.259.094              100%
-----------------------------------------------------------------------------------------------------------------------------------
Delanthuis N.V.                            Schijnpoortweg 121, 2170 Merksem                V.A.T.: BE 461.066.041       86%     14%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize America, Inc.                     2110 Executive Drive, Salisbury NC 28145-1330                             80.58%  19.42%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize Finance B.V.                      Martinus Nijhofflaan 2, 2624 ES Delft,
                                           The Netherlands                                                                     100%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize Insurance Corp., Inc.             76 St.Paul Street, Suite 500, Burlington,
                                           VT 05401-4477, U.S.A.                                                               100%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize The Lion America, Inc.            950, East Paces Ferry Road, Atlanta, GA
                                           30326, U.S.A.                                                               100%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize The Lion Asia, Ltd.               Unit 1603, 16th floor, Fairmont House,
                                           8 Cotton Tree Drive, Hong-Kong                                              100%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize The Lion Coordination Center S.A. Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 432.195.772      100%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize "The Lion" Nederland B.V.         Martinus Nijhofflaan 2, 2624 ES Delft,
                                           the Netherlands                                 V.A.T.: NL 0071.10.911.B.01         100%
-----------------------------------------------------------------------------------------------------------------------------------
Delhaize The Lion Pacific                  55, Moo 1 Srinakarin Road                                                   100%
                                           Nongborn, Pravate, Bangkok, Thailand
-----------------------------------------------------------------------------------------------------------------------------------
Delhome S.A.                               Bld de l'Humanite 219/221, 1620 Drogenbos       V.A.T.: BE 430.190.248       80%     20%
-----------------------------------------------------------------------------------------------------------------------------------
Delimmo S.A.                               Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 408.324.369      100%
-----------------------------------------------------------------------------------------------------------------------------------
Delnemo A.S.                               Za Panskou zahradou 1018, 252 19 Rudna,
                                           Czech Republic                                                                      100%
-----------------------------------------------------------------------------------------------------------------------------------
Delrest, Inc.                              950, East Paces Ferry Road, Atlanta, GA
                                           30326, U.S.A.                                                                       100%
-----------------------------------------------------------------------------------------------------------------------------------
Delshop S.A.                               Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 426.654.194              100%
-----------------------------------------------------------------------------------------------------------------------------------
Delvita A.S.                               Za Panskou zahradou 1018, 252 19 Rudna,                                             100%
                                           Czech Republic
-----------------------------------------------------------------------------------------------------------------------------------
Delvita S.R.O.                             Tomasikova 14, 820 09 Bratislava, Slovakia                                          100%
-----------------------------------------------------------------------------------------------------------------------------------
ENA S.A.                                   81, Spata Ave., Gerakas, Athens, Greece                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Esses Realty Corp.                         PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
FL Food Lion, Inc.                         PO Box 1330, Salisbury, NC 28145-1330, U.S.A.                                       100%
-----------------------------------------------------------------------------------------------------------------------------------
Food Lion, LLC.                            2110 Executive Drive, Salisbury NC
                                           28145-1330, U.S.A.                                                                  100%
-----------------------------------------------------------------------------------------------------------------------------------
Food Lion (Thailand), Inc.                 PO Box 1330, Salisbury, NC 28145-1330, U.S.A.                                       100%
-----------------------------------------------------------------------------------------------------------------------------------
Frippiat S.A.                              Rue de Fragnee 57, 4000 Liege                   V.A.T.: BE 402.401.035              100%
-----------------------------------------------------------------------------------------------------------------------------------
Gillo S.P.R.L..                            Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 466.458.350              100%
-----------------------------------------------------------------------------------------------------------------------------------
Hannabro, Co.                              PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Hannaford Bros., Co.                       PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Hannaford Licensing Corp.                  PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Hannaford Procurement Corp.                PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Hannaford Trucking Company                 PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Jan Van Gent S.P.R.L.                      Rue Osseghemstraat 53, 1080 Brussels            V.A.T.: BE 472.225.395              100%
-----------------------------------------------------------------------------------------------------------------------------------
Kash n' Karry Food Stores, Inc.            6422 Harney Road, Tampa, FA 33610, U.S.A.                                           100%
-----------------------------------------------------------------------------------------------------------------------------------
Lion Garden Food Company                   55, Moo 1 Srinakarin Road
                                           Nongborn, Pravate, Bangkok, Thailand                                                100%
-----------------------------------------------------------------------------------------------------------------------------------
Martin's Foods of South Burlington, Inc.   PO Box 1000, Portland, ME 04104, U.S.A.                                             100%
-----------------------------------------------------------------------------------------------------------------------------------
Mega Doi                                   Soeseaua Viitorului 182 bloc 49, Scara 2,
                                           Sector 2,                                                                         85.96%
                                           Bucarest, Romania


66 | Delhaize Group  Annual Report 2001

Mega Dolphin                        Soeseaua Viitorului 182 bloc 49, Scara 2,
                                    Sector 2,
                                    Bucarest, Romania                                                                       59.33%
Mega Image                          Soeseaua Viitorului 182 bloc 49, Scara 2,
                                    Sector 2,
                                    Bucarest, Romania                                                                          51%
NP Lion Leasing & Consulting, Ltd.  Themistoclis Dervis Str., 4th floor, Office
                                    D4, P.O. Box 4185,
                                    1702 Nicosia, Cyprus                                                           51%
Plain Street Properties, Inc.       PO Box 1000, Portland, ME 04104, U.S.A.                                                   100%
Points Plus Punten S.A.             Rue Osseghemstraat 53, 1080 Brussels          V.A.T.: BE 459.349.042          100%
Progressive Distributors, Inc.      PO Box 1000, Portland, ME 04104, U.S.A.                                                   100%
PT Lion Super Indo                  Jl. Ancol I n(degree)9-10, Ancol Barat,
                                    Jakarta 14430, Indonesia                                                                   51%
Redelcover S.A.                     Avenue de la Gare 65, 1611 Luxembourg,
                                    Grand Duchy of Luxembourg                                                                 100%
Regab B.V.                          Prins Willem Alexanderlaan 1419, 7312 GA
                                    Apeldoorn, The Netherlands                                                                100%
Risk Management Services, Inc.      PO Box 1330, Salisbury, NC 28145-1330, U.S.A.                                             100%
Serdelco S.A.                       Avenue de la Creativite 4, 59650 Villeneuve
                                    d'Ascq,                                       V.A.T.: FR 22.415.046.481                   100%
                                    France
Shop `N Save - Mass., Inc.          PO Box 1000, Portland, ME 04104, U.S.A.                                                   100%
SID S.A.                            Rue Osseghem 53, 1080 Brussels                V.A.T.: BE 441.263.688                      100%
Svemark B.V.                        Prins Willem Alexanderlaan 1419, 7312 GA
                                    Apeldoorn, The Netherlands                                                                100%
Super Discount Markets, Inc.*       Thornton Road 420, Lithia Springs, GA 30057,
                                    U.S.A.                                                                                     60%
Super Dolphin                       Soeseaua Viitorului 182 bloc 49, Scara 2,
                                    Sector 2,
                                    Bucarest, Romania                                                                          51%
The Pride Reinsurance Company, LTD. Fitzwilliam Square 38/39, Dublin 2, Ireland                                               100%
Trofo S.A.                          81, Spata Ave., Gerakas, Athens, Greece                                                   100%
Vadis S.P.R.L.                      Rue Osseghemstraat 53, 1080 Brussels          V.A.T.: BE 424.012.437                      100%
Wambacq & Peeters S.A.              Isidoor Crockaertstraat 25, 1731 Zellik       V.A.T.: BE 416.980.927           85%
Wintrucks S.A.                      Isidoor Crockaertstraat 25, 1731 Zellik       V.A.T.: BE 437.829.789           20%         80%

B. PROPORTIONATELY CONSOLIDATED                                                                       Directly     Indirectly
------------------------------------------------------------------------------------------------------------------------------
Shop N Save                               48, Lorong 21 Geylang, Tai Thong Hung Building 04-01,                            49%
                                          388464 Singapore

II. ASSOCIATED COMPANIES

----------------------------------------------------------------------------------------------------------------------------
A. ACCOUNTED FOR AT EQUITY                                                                                  Share of capital
----------------------------------------------------------------------------------------------------------------------------
Debarry Center                     Orange Park, Florida,  U.S.A.                                                         50%
----------------------------------------------------------------------------------------------------------------------------
B. MAINTAINED AT COST
----------------------------------------------------------------------------------------------------------------------------
ENA Bulgaria EOOD                  13 Plana Planina Street, Municipality of Lozenetz,                                   100%
                                   Sofia 1421, Bulgaria
----------------------------------------------------------------------------------------------------------------------------
Special Event S.A.                 Rue Marche-aux-Herbes 105, 1000 Brussels                V.A.T.: BE 432.079.174        30%
----------------------------------------------------------------------------------------------------------------------------

(*) In liquidation

SUMMARY COMPANY ACCOUNTS OF DELHAIZE "LE LION" S.A.

The summarized annual accounts of Etablissements Delhaize Freres et Cie "Le Lion" are presented below. In accordance with company law, these annual accounts, the Directors' report and the Statutory Auditor's report are deposited at the Banque Nationale de Belgique (National Bank of Belgium). These documents can also be obtained upon request from: Delhaize "Le Lion" S.A., rue Osseghemstraat 53, 1080 Brussels, Belgium. The Statutory Auditor has expressed an unqualified opinion on these annual accounts.

SUMMARY OF ACCOUNTING PRINCIPLES

A complete description of the accounting principles is included in the notes to the consolidated accounts. The only differences relate to tangible and financial fixed assets:

1) Tangible fixed assets are recorded at cost price or agreed capital contribution value on the balance sheet. Assets held under capital leases are stated at an amount equal to the fraction of deferred payments provided for in the contract representing the reimbursement of the capital value of the asset.

         Depreciation rates are applied on a straight line basis at the rates admissible tax purposes:

         Land:                                        0.00%/year
         Buildings:                                   5.00%/year
         Distribution centres:                        3.00%/year
         Sundry installations:                       10.00%/year
         Plant, equipment:                           20.00%/year
         Equipment for intensive use:                33.33%/year
         Furniture:                                  20.00%/year
         Motor vehicles:                             25.00%/year

         Ancillary construction expenses are written off during the year in which they are incurred.

2) Financial fixed assets are valued at their cost price, less any amounts previously written off.

         At the end of the financial year, an individual valuation is made for each security held in "Financial fixed assets", so as to reflect as accurately as possible the situation, profitability and prospects of the company concerned.

         The valuation method is chosen objectively, taking into account the nature and characteristics of the security. It can be based on one or other of the traditional bases used for such valuations, or on the appropriately weighted average of several of them.

         Generally, it is the net value of the asset, adjusted as required to reflect underlying appreciation, which is used.

         For foreign investments, the valuation is based on the exchange rates applicable at the end of the financial year. The valuation method thus adopted for a security is used consistently from one financial year to the next, except, of course, in the event of a change in circumstances rendering its continued use inadmissible.

         Should this valuation show a long-term loss of value in relation to its cost, the book value of the investment is reduced by an amount equal to the long-term portion of the estimated impairment.

3)       Appropriation of Available Profit for Financial Year 2000

         At the time the Board of Directors proposed the dividend of EUR 1.36 in respect of financial year 2000 on March 14, 2001, the Board was unable to determine the final total amount of the dividend. This was because:

         (i) the final number of new Delhaize Group shares to be issued in favor of former Delhaize America shareholders who had initially invoked dissenters rights under North Carolina law but who could, nevertheless, be entitled to receive new Delhaize Group shares, either because they subsequently waived their dissenters' rights or because they ceased to comply with dissenters rights procedures, was not known until May 28, 2001;

         (ii) the number of New Delhaize America shares to be created as a result of the exercise of Delhaize America stock options between March 14, 2001 and April 25, 2001 (date of the share exchange and delisting of the Delhaize America share) was not known on March 14, 2001.

         It was announced that the Board of Directors would propose to the annual general meeting to be held in May 2002 to make the appropriate corrections to the accounts, by reference to the precise number of shares of the Company that were finally entitled to receive the financial year 2000 dividend. The amount of the total dividend proposed in respect of financial year 2001 includes an amount of EUR 377,609.44 representing the correction of the financial year 2000 dividend.

4) In accordance with opinion n(degree)126/18 of the Belgian Accounting Standards Commission (issued November 2001), the value of the shares in Delhaize America has been restated from EUR2,030,171,832 being the value determined by the Board of Directors in accordance with article 602 of the Company Code, to EUR 2,250,165,624 being the fair value of the shares issued and received. The difference, being EUR 219,993,792 has been credited to the share premium account as required by opinion n(degree)126/18.

5)       Summary of the reported EPS and cash EPS of Delhaize "Le Lion" S.A.

------------------------------------------------------------
                          2001           2000           1999
------------------------------------------------------------
Reported EPS              1.78           2.34           1.23
Cash EPS                  1.79           2.35           1.24
------------------------------------------------------------


68  Delhaize Group  Annual Report 2001

6) Summary Company Accounts of Delhaize "Le Lion" S.A.

BALANCE SHEET                                                                (IN THOUSANDS OF EUR)
ASSETS                                                                   2001                 2000
---------------------------------------------------------------------------------------------------
FIXED ASSETS                                                        4,110,680            1,600,980
   Establishment costs                                                    466                  530
   Intangible fixed assets                                                397
   Tangible fixed assets                                              261,254              250,108
   Financial fixed assets                                           3,848,563            1,350,342
---------------------------------------------------------------------------------------------------
CURRENT ASSETS                                                        656,782              537,573
   Long-term trade receivables                                             99                  198
   Inventories and work in process                                    247,338              228,825
   Short-term trade receivables                                       319,855              206,649
   Short-term investments                                              11,234               16,014
   Cash and bank                                                       55,584               62,782
   Prepayments and accrued income                                      22,672               23,105
---------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        4,767,462            2,138,553
---------------------------------------------------------------------------------------------------

LIABILITIES                                                              2001                 2000
---------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                2,752,591              487,314
   Capital                                                             46,196               26,016
   Distributable reserves                                              15,702               15,263
   Other reserves                                                   2,681,325              441,751
   Profit carried forward                                               9,368                4,284
---------------------------------------------------------------------------------------------------
PROVISIONS AND DEFERRED TAXATION                                        2,640                3,929
---------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES                                               1,244,182              927,706
   After one year                                                     707,189              501,374
   Within one year                                                    536,993              426,332
---------------------------------------------------------------------------------------------------
TRADE CREDITORS                                                       500,157              471,790
---------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                                     267,892              247,814
   Other liabilities within one year                                  248,555              235,014
   Accruals and deferred income                                        19,337               12,800
---------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                   4,767,462            2,138,553
---------------------------------------------------------------------------------------------------

INCOME STATEMENT                                                             (IN THOUSANDS OF EUR)
                                                                         2001                 2000
---------------------------------------------------------------------------------------------------
OPERATING INCOME                                                    3,231,057            3,000,731
   Sales                                                            3,201,067            2,975,138
   Other operating income                                              29,990               25,593
---------------------------------------------------------------------------------------------------
OPERATING EXPENSES                                                 (3,163,915)          (2,922,908)
   Merchandise and consumables                                      2,462,708            2,293,789
   Salaries, social security and pensions                             421,752              390,490
   Other operating expenses                                           279,455              238,629
---------------------------------------------------------------------------------------------------
OPERATING RESULT                                                       67,142               77,823
   Income from financial fixed assets                                 146,431              115,135
   Net financial expense                                              (69,103)             (60,934)
---------------------------------------------------------------------------------------------------
CURRENT PROFIT BEFORE TAXATION                                        144,470              132,025
   Exceptional income                                                     480                   84
   Exceptional expenses                                                  (939)                (772)
---------------------------------------------------------------------------------------------------
CURRENT YEAR PROFIT BEFORE TAXATION                                   144,011              131,336
   Transfer (-) to/ release (+)
   from deferred taxes                                                     (2)                 (10)
   Current taxation                                                    (2,375)              (9,720)
---------------------------------------------------------------------------------------------------
FINANCIAL YEAR RESULTS                                                141,634              121,606
   Transfer (-) to/ release (+)
   from tax-exempt reserves                                                (3)                 (15)
---------------------------------------------------------------------------------------------------
FINANCIAL YEAR RESULTS TO BE APPROPRIATED                             141,631              121,591
---------------------------------------------------------------------------------------------------

APPROPRIATION OF PROFIT                                                      (IN THOUSANDS OF EUR)
                                                                         2001                 2000
---------------------------------------------------------------------------------------------------
Profit carried forward from previous year                               4,284                8,766
Transfer to legal reserve                                              (2,018)                 (85)
---------------------------------------------------------------------------------------------------
Profit to carry forward                                                (9,368)              (4,284)
---------------------------------------------------------------------------------------------------
Dividends to shareholders                                            (133,423)            (125,039)
---------------------------------------------------------------------------------------------------
Directors' share of profit                                             (1,106)                (949)
---------------------------------------------------------------------------------------------------

SHARE CAPITAL                                           (IN THOUSANDS OF EUR)     NUMBER OF SHARES
---------------------------------------------------------------------------------------------------
SHARE CAPITAL
Shares in issue (account n(degree)100 of liabilities and shareholders' equity)
   - At the end of the previous year                                   26,016                  --
   - Issue of new shares                                                   90             179,450
   - Shares exchange                                                   20,091          40,181,529
   - At the end of the financial year                                  46,197                  --
Analysis of share capital
   Class of shares
        - Ordinary shares of no par value                              46,197          92,392,704
   Registered shares or bearer shares
        - Registered                                                       --           5,235,377
        - Bearer                                                           --          87,157,327
---------------------------------------------------------------------------------------------------
TREASURY SHARES HELD BY
   - The company itself                                                11,234             192,200
   - Its subsidiaries                                                   6,210             106,252
---------------------------------------------------------------------------------------------------
COMMITMENTS TO ISSUE NEW SHARES
On the exercise of subscription rights
   - Number of subscription rights in issue                                --             249,900
   - Amount of capital to be subscribed                                   124                  --
   - Corresponding maximum number of shares to be issued                   --             249,900
---------------------------------------------------------------------------------------------------
Unissued authorized capital                                             5,835                  --
---------------------------------------------------------------------------------------------------


                                                                            | 69

REPORT OF THE STATUTORY AUDITOR

ON THE CONSOLIDATED ACCOUNTS
FOR THE YEAR ENDED DECEMBER 31, 2001
PRESENTED TO THE ANNUAL GENERAL MEETING OF
ETABLISSEMENTS DELHAIZE FRERES ET CLE "LE LION" S.A.
(DELHAIZE "LE LION" S.A.)

To the shareholders,

As required by law and the articles of association, we have the honour to report on the conduct of the audit which you have confided to us.

We have audited the consolidated financial statements for the year ended December 31, 2001 which have been prepared under the responsibility of the Board of Directors and which show total assets of EUR 12,085,815,986 and a consolidated profit for the year then ended (Group share) of EUR 149,420,113. We have also examined the Directors' report on the consolidated accounts.

UNQUALIFIED OPINION ON THE CONSOLIDATED ACCOUNTS

Our examination was made in accordance with the standards of the Belgian Institute of Registered Auditors. These professional standards require that our examination be organised and conducted in such a way as to enable us to obtain reasonable assurance that the consolidated accounts are free from material misstatement taking account of the legal and regulatory requirements applicable to consolidated accounts in Belgium.

In accordance with these standards, we have taken account of the administrative and accounting organisation of the Group, as well as its internal control systems. We have obtained all the explanations and information necessary for our examination. We have examined the documentation supporting the amounts presented in the consolidated accounts on a test basis. We have considered the appropriateness of the accounting and consolidation policies and of significant accounting estimates made by the group, as well as the presentation of the consolidated accounts taken as a whole. We believe that these procedures provide a reasonable basis on which to express our opinion.

In our opinion, based upon our audit, the consolidated accounts for the year ended December 31, 2001 give a true and fair view of the Group's net worth, financial position and the consolidated results of its operations for the year then ended, in accordance with the legal and regulatory requirements applicable in Belgium and the information given in the notes to the consolidated accounts is adequate.

ADDITIONAL ATTESTATION AND INFORMATION

Our report is complemented by the following attestation and information, the nature of which is not such as to modify our opinion on the consolidated financial statements:

- The report of the Board of Directors includes the information required by law, and agrees with the consolidated financial statements.

- As discussed in the "Summary Company Accounts of Delhaize "Le Lion" s.a.", (3) "Appropriation of available profits for financial year 2000" on page 68, and further in the "Additional Information" on page 76, the appropriation of profit decided by the Annual General Meeting of May 2001 represented the Board of Directors' best estimate. As the total actual amount of the dividend finally paid in respect of financial year 2000 is now known, the required correction representing an additional payment of EUR 377,609 is included in the total dividend proposed by the Board of Directors in respect of financial year 2001.

                                                        Brussels, March 22, 2002

                                                          The Statutory Auditor,
                                                               DELOITTE & TOUCHE
                                          Reviseurs d'Entreprises SC s.f.d. SCRL
                                                     Represented by James FULTON


70 | Delhaize Group | Annual Report 2001

RECONCILIATION OF BELGIAN GAAP TO US GAAP

The consolidated financial statements have been prepared in accordance with Belgian GAAP. Those principles differ in certain significant respects from US GAAP. These differences relate mainly to the items that are described below and are summarized in the following tables. Such differences affect both the determination of net income and shareholders' equity.

ITEMS AFFECTING NET INCOME AND SHAREHOLDERS' EQUITY

GOODWILL

Share Exchange

The determination of the consideration given in connection with the share exchange with Delhaize America differs under Belgian GAAP and US GAAP. Under Belgian GAAP, the shares that were issued were valued at EUR 56.00 each, representing the share price at the date when the share exchange took place (April 25, 2001). Under US GAAP, the shares were valued at EUR 52.31 each, representing the average of the share price three days before and three days after the date when the share exchange agreement was signed (November 16, 2000). Also, certain transaction expenses (stamp duties and notary fees related to the capital increase) that were expensed under Belgian GAAP were included in the purchase price under US GAAP. Stock option exercise expenses that were included in the consideration under Belgian GAAP were excluded under US GAAP. These differences in determining the amount of consideration affected the amount of goodwill recorded in the share exchange.

Subsidiary Treasury Shares

Under Belgian GAAP, Delhaize America's stock repurchases that result in increases in the Group's ownership are recognized as capital transactions.

Hannaford

Under US GAAP, these acquisitions are accounted for under the purchase method of accounting, with recognition of goodwill.

Under Belgian GAAP, the goodwill recognized upon acquisition of Hannaford does not include the value of the options to acquire Hannaford common stock that were converted to options to acquire Delhaize America Class A common stock. Under US GAAP, the value of these stock options is taken into account in the total estimated purchase price of Hannaford and the related goodwill.

Amortization

Under US GAAP, goodwill is amortized over its estimated useful life, not to exceed forty years. This also applies for Belgian GAAP purposes since 1999. An adjustment is recorded relating to goodwill amortization recorded prior to 1999 for which the change in Belgian GAAP policy was not in effect.

FIXED ASSETS ACCOUNTING

Impairment of Long-Lived Assets

The non-cash charges recorded by Delhaize America as a result of applying Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of, are reversed in the Group's accounts under Belgian GAAP when they relate to stores that are not planned to be closed. Under US GAAP, Delhaize Group follows the provisions of SFAS 121 in its entirety.

Revaluation Surpluses

Under Belgian GAAP, Delhaize Group records unrealized gains on the revaluation of certain subsidiaries' assets in the revaluation reserves, which are classified in shareholders' equity. Such revaluations are not permitted under US GAAP.

LEASE ACCOUNTING

Under Belgian GAAP, a capital lease is defined as one that transfers substantially all the risks and rewards of ownership of an asset to the lessee. Under US GAAP, SFAS 13, Accounting for Leases, defines criteria for companies to evaluate whether, at inception of the lease, a lease should be accounted for as a capital lease or an operating lease. Accordingly, the Group has certain leases that are classified as operating leases under Belgian GAAP that are classified as capital leases under US GAAP.

PENSIONS

The Group sponsors defined benefit pension plans at certain of its subsidiaries. Such plans have been established in accordance with applicable legal requirements and customary practices in each country. Benefits are generally based upon compensation and years of service. Delhaize Group accounts for pension plans for its U.S. subsidiaries under the provisions of SFAS 87, Employees' Accounting for Pensions. For all other consolidated entities, pension plan contributions are expensed as contributions are made. Under US GAAP, pension plan obligations are calculated in accordance with the provisions of SFAS 87 for all the consolidated entities.

FOREIGN CURRENCY TRANSACTIONS

Under Belgian GAAP, the Group has deferred foreign currency transaction exchange rate losses incurred on debts contracted to finance nonmonetary assets. These losses are recognized based on the principle of matching expenses to the income to which they relate. Under US GAAP, the increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes.

INCOME TAXES

Delhaize Group does not account for deferred income tax assets and liabilities for all its subsidiaries under the provisions of SFAS 109, Accounting for Income Taxes. Under US GAAP, all subsidiaries of Delhaize Group are accounted for under the provisions of SFAS 109.

DIVIDENDS AND DIRECTORS' REMUNERATION

Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved by the general meeting of shareholders, which is held subsequent to year-end, is accrued at year-end. Under US GAAP, such dividends are not considered an obligation until approved.

Under Belgian GAAP, the Directors' remuneration is considered a distribution of profits, similar to a dividend to shareholders, and is recorded as a charge to retained earnings. Under US GAAP, such remuneration is considered compensation expense.

OTHER COMPREHENSIVE INCOME

Under Belgian GAAP, the loss (net of tax) related to the interest-rate lock agreements that were entered into prior to the bond issues related to the acquisition of Hannaford, was classified in the balance sheet caption "Prepayments and accrued income". Under US GAAP, this loss was classified in the balance sheet caption "Other comprehensive income", which is part of shareholders' equity.


                                                                            | 71

STOCK BASED COMPENSATION

Under Belgian GAAP, compensation expense related to stock options is not recorded. Under US GAAP, Delhaize Group has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25, Accounting for Stock Issued to Employees, for grant of shares, stock options and other equity instruments. This resulted in the recording of compensation expense relating to Delhaize America's restricted stock plans and Delhaize Group's stock option plans. The share exchange with Delhaize America resulted in a new measurement date for the Delhaize America's stock option and restricted stock plans.
A result, a one-time, non-cash compensation expense of EUR 13.1 million pre-tax was recorded under US GAAP.

TREASURY SHARES

Under Belgian GAAP, treasury shares are classified in the balance sheet caption "Short-term investments" and are subject to a valuation allowance when the share price at the reporting date is lower than the acquisition price. Under US GAAP, treasury shares are deducted from shareholders' equity in the captions "Capital" and "Additional Paid in Capital" and are maintained at cost.

OTHER ITEMS

Other items include adjustments to record differences between Belgian GAAP and US GAAP for interest cost capitalization, software development cost capitalization, accounting for derivative transactions and accounting for a highly inflationary country (Romania). An adjustment is also recorded to reflect the difference in the basis for Belgian GAAP and US GAAP on the gain recorded on the disposition of an investment in 2000.

Approximate reconciliation to US GAAP of net income and shareholders' equity would be as follows(*):

------------------------------------------------------------------------------------------------------------------------
(In thousands of EUR)                                                    2001                 2000                 1999
------------------------------------------------------------------------------------------------------------------------
NET INCOME IN ACCORDANCE WITH BELGIAN GAAP                            149,420              160,687              169,886
------------------------------------------------------------------------------------------------------------------------

ITEMS HAVING THE EFFECT OF INCREASING (DECREASING)
REPORTED NET INCOME:
------------------------------------------------------------------------------------------------------------------------
Goodwill                                                               10,673               (2,070)              (2,357)
Fixed asset accounting                                                 (6,339)              (5,893)                 807
Lease accounting                                                        3,029                5,002                3,761
Pensions                                                               (1,569)              (2,293)              (1,307)
Foreign currency transactions                                           2,504               (8,353)              (5,575)
Income taxes                                                            6,168                  452                  345
Directors remuneration                                                 (1,106)                (949)                (926)
Treasury shares                                                         1,517                   --                   --
Stock based compensation                                              (19,514)                  --                   --
Other items                                                              (786)                 845                  480

------------------------------------------------------------------------------------------------------------------------
Total US GAAP adjustments before tax effects                           (5,423)             (13,259)              (4,772)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Tax effects of US GAAP adjustments                                      4,049                3,247                  740
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Net income in accordance with US GAAP                                 148,046              150,675              165,854
------------------------------------------------------------------------------------------------------------------------

(*) Certain prior year amounts have been reclassified to conform to the current year presentation.


72 | Delhaize Group | Annual Report 2001

------------------------------------------------------------------------------------------------------------------------
                                                                                      DECEMBER 31,
                                                                  ------------------------------------------------------
(IN THOUSANDS OF EUR)                                                    2001                 2000                 1999
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH BELGIAN GAAP                3,716,037            1,364,691            1,085,565
------------------------------------------------------------------------------------------------------------------------

ITEMS HAVING THE EFFECT OF INCREASING (DECREASING)
REPORTED SHAREHOLDERS' EQUITY:
------------------------------------------------------------------------------------------------------------------------
Goodwill                                                              (38,024)             106,693               90,123
Fixed asset accounting                                                (32,695)             (25,812)             (18,212)
Lease accounting                                                          979               (2,050)              (7,052)
Pensions                                                              (21,492)             (19,906)             (17,642)
Income taxes                                                          (16,315)             (22,040)             (22,660)
Dividends and directors remuneration                                  133,046              125,038               64,501
Other comprehensive income                                            (72,889)                  --                   --
Treasury shares                                                       (17,444)                  --                   --
Other items                                                             4,056                1,877                2,137

------------------------------------------------------------------------------------------------------------------------
Total US GAAP adjustments before tax effects                          (60,778)             163,800               91,195
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Tax effects of US GAAP adjustments                                     26,938               21,708               17,930
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Shareholders' equity in accordance with US GAAP                     3,682,197            1,550,199            1,194,690
------------------------------------------------------------------------------------------------------------------------


                                                                            | 73

TEN-YEAR FINANCIAL OVERVIEW

---------------------------------------------------------------------------------------------------------------------------
                                                                2001             2000                1999             1998
---------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
   Sales                                                      21,396           18,168              14,310           12,912
   Operating cash flow                                         1,649            1,275                 976              868
   Operating cash flow margin                                    7.7%             7.0%                6.8%             6.7%
   Operating income                                              921              739                 648              573
   Operating margin                                              4.3%             4.1%                4.5%             4.4%
   Income before taxes                                           361              402                 511              455
   Income taxes                                                 (192)            (146)               (190)            (162)
   Effective tax rate                                           53.2%            36.3%               37.1%            35.6%
   Cash earnings                                                 339              188                 175              157
   Net earnings                                                  149              161                 170              149

FINANCIAL POSITION
   Total assets                                               12,086           10,398               5,728            4,541
   Group equity (incl. minorities)                             3,752            2,874               1,991            1,742
   Total debt                                                  5,168            4,862               1,770            1,135
   Net debt                                                    4,776            4,589               1,404              881
   Return on equity - cash earnings                             13.3%            15.3%               17.5%            17.9%
                    - net earnings                               5.9%            13.1%               17.0%            17.0%
   Net debt to equity                                            127%             160%                 71%              51%
   Interest coverage (EBIT)                                      2.1              2.7                 5.1              5.2

PER SHARE INFORMATION
   Cash earnings                                                4.26             3.61                3.36             3.02
   Reported earnings                                            1.88             3.09                3.27             2.87
   Net dividend                                                 1.08             1.02                0.93             0.84
   Pay-out-ratio - on cash earnings                             39.2%            67.1%(1)            37.5%            37.7%
                 - on net earnings                              89.0%            78.6%(1)            38.5%            39.7%
   Shareholders' equity                                        46.75            26.23               20.88            17.59

OTHER INFORMATION
   Capital expenditure                                           554              545                 525              451
   Depreciation and amortization                                (719)            (506)               (328)            (295)
   Financial expense                                            (464)            (296)               (140)            (117)
   Exceptional income/(expense)                                  (96)             (41)                  3               (1)
   Weighted average number of shares (thousands)              79,494           52,023              51,983           51,824
   Number of associates                                      146,785          152,489             124,933          118,942

(1) Including the dividend payable to new shares issued in the context of the share exchange with Delhaize America. Excluding these payments, the pay-out-ratio amounted to 38.2% on cash earnings and 44.6% on reported earnings.


74 | Delhaize Group | Annual Report 2001

                                                                      (EUR in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------------
    1997                 1996                 1995                 1994                 1993                 1992
------------------------------------------------------------------------------------------------------------------
  12,608               10,222                9,134                9,440                9,072                8,098
     805                  602                  502                  524                  428                  456
     6.4%                 5.9%                 5.5%                 5.6%                 4.7%                 5.6%
     511                  414                  339                  357                  260                  322
     4.1%                 4.0%                 3.7%                 3.8%                 2.9%                 4.0%
     337                  331                  274                  282                   41                  337
    (124)                (129)                (105)                (105)                 (10)                 (98)
    36.8%                38.8%                38.3%                37.2%                24.4%                29.1%
     125                  111                   96                  101                   66                   96
     122                  108                   93                  100                   25                  158

   4,487                3,989                2,921                2,928                3,050                2,850
   1,570                1,286                1,084                1,088                1,068                1,022
   1,377                1,276                  687                  713                  850                  830
   1,158                1,042                  550                  518                  700                  621
    16.3%                17.2%                16.3%                17.4%                11.7%                19.9%
    15.9%                16.7%                15.8%                17.2%                 4.4%                32.8%
      75%                  82%                  51%                  48%                  65%                  61%
     3.9                  5.2                  5.4                  4.5                  3.7                  7.1

    2.42                 2.15                 1.87                 1.98                 1.30                 1.88
    2.36                 2.09                 1.82                 1.94                 0.48                 3.09
    0.74                 0.67                 0.62                 0.57                 0.50                 0.50
    41.7%                42.5%                45.0%                39.9%                53.2%                36.6%
    42.7%                43.6%                46.3%                40.6%               142.4%                22.3%
   16.23                13.55                11.59                11.40                11.24                10.81

     444                  354                  257                  173                  240                  428
    (294)                (188)                (163)                (167)                (168)                (134)
    (133)                 (82)                 (64)                 (75)                 (74)                 (48)
     (41)                  (1)                  (2)                  --                 (144)                  63
  51,717               51,603               51,303               51,291               51,284               51,268
 107,208               94,360               89,702               84,060               82,181               76,000


                                                                            | 75

ADDITIONAL INFORMATION

REFERENCE DOCUMENT FOR PUBLIC SOLICITATIONS FUNDS

On March 25, 2002, the Belgian Banking and Finance Commission authorized Delhaize Group to use the present annual report as a reference document each time it solicits funds from the public in the context of Title II of the Belgian Royal Decree n(degree) 185 of July 9, 1935, by means of the procedure of dissociated information, and this until publication of its next annual report.

In the context of this procedure, a transaction note needs to be attached to the annual report. The annual report together with the transaction note constitute the issue prospectus in the sense of article 29 of the Belgian Royal Decree n(degree) 185 of July 9, 1935.

In accordance with article 29ter, ss.1, par. 1 of the Belgian Royal Decree of July 9, 1935, this prospectus must be submitted to the Banking and Finance Commission for its approval.

COMPANY STATUTE

Etablissements Delhaize Freres et Cie "Le Lion" is incorporated in Belgium, formed in 1867 and converted into a limited company on February 22, 1962.

CORPORATE OBJECTIVE

ARTICLE TWO OF THE ARTICLES OF ASSOCIATION:

The corporate purpose of the Company is the trade of durable or nondurable merchandise and commodities, including wine and spirits, the manufacture and sale of all articles of mass consumption, household articles, and others, as well as all service activities.

The Company may carry out in Belgium or abroad all industrial, commercial, movable, real estate or financial transactions that favor or expand directly or indirectly its industry and trade.

It may acquire an interest, by any means whatsoever, in all businesses, corporations, or enterprises with an identical, similar or related objective or which favor the development of its enterprise, acquire raw materials for it, or facilitate the distribution of its products. Appropriation of Available Profit for Financial Year 2000

APPROPRIATION OF AVAILABLE PROFIT FOR FINANCIAL YEAR 2000

On March 14, 2001, when the Board of Directors proposed the dividend of EUR 1.36 for financial year 2000, the Board was unable to determine the final total amount of the dividend. This was because:

(i) the final number of new Delhaize Group shares to be issued to former Delhaize America shareholders who had initially invoked dissenters rights under North Carolina law but who could, nevertheless, be entitled to receive new Delhaize Group shares, either because they subsequently waived their dissenters' rights or because they ceased to comply with dissenters rights procedures, was not known until May 28, 2001; and,

(ii) the number of new Delhaize America shares to be created as a result of the exercise of Delhaize America stock options between March 14, 2001 and April 25, 2001 (date of the share exchange and delisting of the Delhaize America share) was not known on March 14, 2001.

It was announced that the Board of Directors would propose to the general meeting of shareholders to be held in May 2002 that appropriate corrections be made to the accounts, by referencing the precise number of shares of the Company that were finally entitled to receive the financial year 2000 dividend. The amount of the total dividend proposed for financial year 2001 is EUR 377,609.44 representing the dividend correction for financial year 2000.

APPROPRIATION OF AVAILABLE PROFIT FOR FINANCIAL YEAR 2001

The breakdown of the available profit of EUR 141.6 million of Delhaize "Le Lion" S.A., parent company of Delhaize Group, is as follows: EUR 2.0 will be transferred to the legal reserve; EUR 5.1 million will be carried forward; EUR
133.4 million represents the proposed dividend to shareholders; and EUR 1.1 million represents the directors' share of profit (see page 69).

CAPITAL

As of December 31, 2001, Delhaize "Le Lion" S.A. had a capital of
EUR 46,196,352, represented by 92,392,704 shares with no stated nominal value. At the end of 2000, the capital of Delhaize "Le Lion" S.A. was EUR 26,015,862.50, represented by 52,031,725 shares.

In 2001, Delhaize Group issued 40,360,979 shares, including 40,181,529 shares in connection with the share exchange with Delhaize America and 179,450 in connection with the equity based compensation programs. The number of outstanding Delhaize Group shares, including the treasury shares, increased in 2001 from 52,031,725 to 92,392,704. The weighted average number of Delhaize Group shares outstanding, excluding the treasury shares, was 79,494,100 in 2001.

The exercise of warrants, relating to a debenture issued in 1996 in favor of the managers of Delhaize Group, led to the creation of 179,450 new shares in 2001. The warrant program ended in June 2001.

In June 2000, Delhaize Group launched a new warrant program for its management. 115,000 warrants were issued. Their exercise will be possible between June 1, 2004 and December 20, 2006 in the proportion of one new share for each warrant at the price of EUR 63.10. In 2001, Delhaize Group launched a stock option plan on existing shares. 134,900 options were issued. Their exercise will be possible between January 1, 2005 and June 4, 2008 in the proportion of one share for each option at the price of EUR 64.16.

Delhaize America has a stock option plan under which options to purchase Delhaize Group ADRs may be granted to officers and key associates at prices equal to fair market value on the date of the grant.

On January 1, 2001, 2,665,066 stock options were outstanding under the Delhaize America stock option plan. This number increased to 3,139,621 stock options on December 31, 2001, of which 1,493,381 were exercisable, at a weighed average exercise price of USD 28.39.

Delhaize America also has restricted stock plans for executive associates. These shares of stock will vest over five years from the grant


76 | Delhaize Group | Annual Report 2001 dates. On January 1, 2001, 206,615 shares were reserved for outstanding restricted stock grants. This number increased to 251,049 shares on December 31, 2001.

AUTHORIZED CAPITAL

At an extraordinary shareholders meeting held on December 15, 2000, the shareholders authorized the Board of Directors of Delhaize Group to increase the share capital in one or several increases up to the amount of EUR 26,015,862.50. This authorization is valid for a period of five years. The Board is authorized to increase the capital by contributions in cash or by contributions in kind: or by incorporation of available, or unavailable, reserves or from the share premium account. In the latter cases, such increase may occur with or without issuance of new shares. The increase in share capital may also be achieved by the issuance of convertible bonds or subscription rights - whether or not attached to other securities - which may cause the creation of new shares in compliance with the legal provisions in force. In the case of a share capital increase, the Board of Directors is authorized to limit or revoke, in the interest of the Company, the preferential rights provided for by legal provisions in force, including rights in favor of one or more specific individuals, whether or not they are associates of the Company or its subsidiaries.

In 2001, the authorized capital has been used up to EUR 20,090,764.5 in the context of the share exchange with Delhaize America and EUR 89,725 to satisfy the exercise of warrants under the 1996-2001 Delhaize Group stock option plan.

ACQUISITION AND TRANSFER OF OWN SHARES

On December 15, 2000, the Board of Directors of Delhaize Group was also authorized to acquire the Company's own shares, on its behalf, when necessary to prevent serious and imminent damage to the Company. This authorization is granted for a period of three years. The Board of Directors is also authorized to transfer, in compliance with legal provisions in force, the Company's own shares previously acquired by the Company when such transfer is necessary to avoid serious and imminent damage to the Company. Such authorization is granted for a period of three years from the date of publication of this authorization in the appendix to the Belgian Official Journal. The Board was also authorized, for a period of 18 months, to purchase, with no special conditions attached, a maximum of 10% of the outstanding Delhaize Group shares at a price between EUR 1 and EUR 150.

In 2001, Delhaize Group repurchased 575,300 of its own shares in connection with its stock option programs and to monitor a possible flow back of its shares after the share exchange with Delhaize America. Of these shares, Delhaize Group used 276,848 shares in 2001 to satisfy the exercise of stock options. At the end of 2001, Delhaize Group owned 298,452 treasury shares.

CONSULTATION OF THE ISSUER'S DOCUMENTS

All documents concerning the issuer can be consulted at the registered office (rue Osseghemstraat 53, 1080 Brussels - Belgium).

LEGAL VERSION OF THE ANNUAL REPORT

Only the French version of the annual report has legal force, the Dutch and English versions represent translations of the French original. The correspondence between the different language versions has been verified by Etablissements Delhaize Freres et Cie "Le Lion" S.A. under its own responsibility.

HISTORY OF RECENT CAPITAL INCREASES

                                                                                 CAPITAL            SHARE PREMIUM ACCOUNT
-------------------------------------------------------------------------------------------------------------------------

(IN BEF)
On December 31, 1998                                                       1,014,088,000                      935,207,465
-------------------------------------------------------------------------------------------------------------------------
       Increase in capital on June 28, 1999                                      660,000                       58,740,000
       Increase in capital on September 28, 1999                                 240,000                       21,360,000
       Increase in capital on December 24, 1999                                  186,000                       16,554,000
On December 31, 1999                                                       1,015,174,000                    1,031,861,465
-------------------------------------------------------------------------------------------------------------------------
       Increase in capital on June 23, 2000                                      164,000                       14,596,000
       Increase in capital on September 25, 2000                                 132,000                       11,748,000
On September 25, 2000                                                      1,015,470,000                    1,058,205,465
-------------------------------------------------------------------------------------------------------------------------
(IN EUR)
       Conversion of the capital to Euro                                   25,172,843.75                    26,232,228.26
       Increase in capital on December 15, 2000
       by incorporation of the available reserves                             843,018.75                               --
On December 31, 2000                                                       26,015,862.50                    26,232,228.26
-------------------------------------------------------------------------------------------------------------------------
       Increase in capital on April 25, 2001                               20,089,572.50                 2,229,955,551.09
       Increase in capital on April 30, 2001                                    2,200.00                       194,131.67
       Increase in capital on May 28, 2001                                      1,192.00                       119,308.41
       Increase in capital on June 26, 2001                                    87,525.00                     7,723,352.07
On December 31, 2001                                                       46,196,352.00                 2,264,224,571.50
-------------------------------------------------------------------------------------------------------------------------


                                                                            | 77

MANAGEMENT STRUCTURE (OVERVIEW ON FEBRUARY 1, 2002)

BOARD OF DIRECTORS
-------------------------------------------------------------------------------------------------
Gui de Vaucleroy(2)(3)(4)                                                                Chairman
Pierre-Olivier Beckers(2)                                   President and Chief Executive Officer
Roger Boin                                                                               Director
Raymond-Max Boon                                                                         Director
Baron de Cooman d'Herlinckhove(1)                                                        Director
Marcel Degroof                                                                           Director
Hugh Farrington                                                                          Director
William G. Ferguson(2)(3)                                                                Director
Comte Goblet d'Alviella(1)(3)                                                            Director
Jacques Le Clercq(3)                                                                     Director
William McCanless                                                                        Director
Robert J. Murray(1)(4)                                                                   Director
Didier Smits(1)                                                                          Director
Philippe Stroobant(1)(2)                                                                 Director
Frans Vreys(1)                                                                           Director
Jean-Claude Coppieters 't Wallant                                                       Secretary
-------------------------------------------------------------------------------------------------

(1)      Member Audit Committee
(2)      Member Governance Committee
(3)      Member Compensation Committee
(4)      Committee Chairman

HONORARY MEMBERS BOARD OF DIRECTORS
-------------------------------------------------------------------------------------------------
Chevalier Guy Beckers                                                       Honorary Chairman and
                                                                          Chief Executive Officer
Henry Stroobant                                                    Honorary Chairman and Director
Frans Vreys                                                                     Honorary Chairman
Jacques Boel                                                                    Honorary Director
Chevalier Philippe van der Plancke                                              Honorary Director
Mrs. Victor Wolff-Vieujant                                                      Honorary Director
-------------------------------------------------------------------------------------------------

STATUTORY AUDITORS
-------------------------------------------------------------------------------------------------
Deloitte & Touche                                          Reviseurs d'Entreprises SC s.f.d. SCRL
represented by James Fulton
-------------------------------------------------------------------------------------------------

EXECUTIVE COMMITTEE AND OFFICE OF THE CEO
-------------------------------------------------------------------------------------------------
Pierre-Olivier Beckers(*)                                   President and Chief Executive Officer
Renaud Cogels(*)                                                        Executive Vice President,
                                                       Chief Executive Officer of Delhaize Europe
William McCanless(*)                                                    Executive Vice President,
                                        President and Chief Executive Officer of Delhaize America
Hugh Farrington(*)                                                      Executive Vice President,
                                                                Vice Chairman of Delhaize America
Craig Owens(*)                                                          Executive Vice President,
                                                                          Chief Financial Officer
Jean-Claude Coppieters `t Wallant                                          Senior Vice President,
                                                                                General Secretary
Pierre Dumont                                                              Senior Vice President,
                                                                                  Human Resources
                                                             Secretary of the Executive Committee
Arthur Goethals                                                            Senior Vice President,
                                                              General Manager of Delhaize Belgium
Michael Waller                                                             Senior Vice President,
                                                                                  General Counsel
-------------------------------------------------------------------------------------------------

(*)      Member of the Office of the CEO

HONORARY MEMBER EXECUTIVE COMMITTEE
-------------------------------------------------------------------------------------------------
Pierre Malevez                                         Honorary member of the Executive Committee
-------------------------------------------------------------------------------------------------

                      UNITED STATES            EUROPE                         ASIA
Finance             DELHAIZE AMERICA       BELGIUM                  THAILAND
                                           Delhaize Belgium         Food Lion Thailand

Human               - Food Lion            GREECE                   INDONESIA
Resources                                  Alfa-Beta (50.7%)        Super Indo (51%)

Information         - Hannaford            CZECH REPUBLIC           SINGAPORE
Technology                                 Delvita                  Shop N Save (49%)

                    - Kash n' Karry        SLOVAKIA
                                           Delvita

Legal Affairs                              ROMANIA
                                           Mega Image (51%)
                                                                    (as of December 31, 2001)

In May 2001, the Board of Directors of Delhaize Group was increased by five new members: Hugh Farrington, William G. Ferguson, Richard Goblet d'Alviella, William McCanless and Robert J. Murray. At the same time, Audit, Governance and Compensation Committees were created to support the Board of Directors.

After the closing of the share exchange with Delhaize America in April 2001, a new management structure became effective. Chief Executive Officer Pierre-Olivier Beckers created an Office of the CEO to assist him in the management of Delhaize Group. In addition to Mr. Beckers, the Office of the CEO consists of William McCanless, President and Chief Executive Officer of Delhaize America, Renaud Cogels, Chief Executive Officer of Delhaize Europe, Hugh Farrington, Vice Chairman of Delhaize America, and Craig Owens, Chief Financial Officer of Delhaize Group.

At the same time the Executive Committee was strengthened. The enlarged Executive Committee is composed of the members of the Office of the CEO, Jean-Claude Coppieters 't Wallant, General Secretary, Arthur Goethals, General Manager of Delhaize Belgium, Michael Waller, General Counsel, and Pierre Dumont, Senior Vice President Group Human Resources and Secretary of the Executive Committee.

In April 2001, the management of Delhaize Group was reorganized around three regions - the United States, Europe and Asia - to clarify the responsibilities and organize the creation of regional synergies. The U.S. operations are led by William McCanless, the European activities by Renaud Cogels and the Asian operations by Vice President Denis Knoops.

In addition to the three operational regions, four Group support functions were created: finance led by Craig Owens, human resources under the responsibility of Pierre Dumont, legal affairs led by Michael Waller and information technology led by Vice President Michel Eeckhout.

DELHAIZE GROUP CORPORATE

-------------------------------------------------------------------------------
Michel Eeckhout                        Vice President of Information Technology
                                                          Processes and Systems
Richard James                                         Vice President of Finance
Denis Knoops                                    Vice President of Delhaize Asia
Baudouin van der Straten Waillet                     Assistant General Counsel,
                                           Vice President of Government Affairs
Agnes Bonfond                           Director of Global Knowledge Management
Michel Duchateau                                         Director of Accounting
Guy Elewaut                                      Director of Investor Relations
Art Goss                                             Director of Internal Audit
Christine Hariga                                    Director of Risk Management
-------------------------------------------------------------------------------

DELHAIZE AMERICA

-------------------------------------------------------------------------------
William McCanless                         President and Chief Executive Officer
Hugh Farrington                                                   Vice Chairman
Paul Fritzson                  Executive Vice President of Strategy and Finance
Carol Herndon              Executive Vice President of Accounting and Analysis,
                                                       Chief Accounting Officer
Michael Waller                                        Executive Vice President,
                                                  General Counsel and Secretary
Joyce Wilson-Sanford                                  Vice President, Strategic
                                                     Organizational Development
-------------------------------------------------------------------------------

FOOD LION

-------------------------------------------------------------------------------
William McCanless                                       Chief Executive Officer
Richard A. Anicetti                       President and Chief Operating Officer
Keith M. Gehl                                Executive Vice President, Business
                                                 Strategy and Store Development
Robert J. Brunory                    Senior Vice President, Fresh Merchandising
Margaret M. Ham                        Senior Vice President, Dry Merchandising
C. David Morgan                        Senior Vice President, Retail Operations
Elwyn G. Murray III                          Senior Vice President, Procurement
                                         and Distribution and Quality Assurance
David G. Biery                                        Vice President, Marketing
Lewis O. Campbell                                   Vice President, Procurement
Tamara L. DeBoer                        Vice President, Dry Category Management
R. Glenn Dixon Jr.                                  Vice President, Real Estate
James E. Egan Jr.                  Vice President, Operations-Atlantic Division
Dwayne R. Gilley                   Vice President, Operations-Northern Division
L.Darrell Johnson                               Vice President, Human Resources
John Kyle Mercer                                Vice President, Retail Services
Randall S. Miller                  Vice President, Operations-Southern Division
R. Kyle Mitchell                   Vice President, Construction and Engineering
Thomas J. Robinson                  Vice President, Operations-Central Division
Natalie M. Taylor                                     Vice President, Diversity
W. Geoffrey Waldau                      Vice President, Dry Category Management
-------------------------------------------------------------------------------

HANNAFORD

-------------------------------------------------------------------------------
Ronald C. Hodge                           President and Chief Executive Officer
Arthur A. Aleshire                 Senior Vice President, Corporate Development
Garrett  D. Bowne IV                Senior Vice President, Finance and Analysis
Shelley G. Broader                              Senior Vice President, Business
                                          Strategy, Marketing and Communication
William L. Homa                                 Senior Vice President and Chief
                                                            Information Officer
Beth M. Newlands Campbell                                Senior Vice President,
                                                              Retail Operations
Bradford A. Wise                         Senior Vice President, Human Resources
Brian E. Zappala                           Senior Vice President, Merchandising
                                                               and Distribution
Steven H. Brinn                                        Vice President, Research
Emily D. Dickinson                                Vice President, Legal Affairs
Mark R. Doiron                            Vice President, Grocery Merchandising
Catherine D. Green                     Vice President, Perishable Merchandising
Michael A. Harris                               Vice President, Retail Services
Charles R. Hurdman                                    Vice President, Marketing
Karen L. Mank                                      Vice President, Compensation
                                                         and Associate Wellness
Charles F. Wilson                            Vice President, Government Affairs
-------------------------------------------------------------------------------

KASH N' KARRY

-------------------------------------------------------------------------------
Michael D. Byars                                        Chief Operating Officer
Michael T. Vail                                   Vice President, Merchandising
-------------------------------------------------------------------------------

DELHAIZE EUROPE

-------------------------------------------------------------------------------
Renaud Cogels                                          Executive Vice President
                                     Chief Executive Officer of Delhaize Europe
-------------------------------------------------------------------------------

DELHAIZE BELGIUM

-------------------------------------------------------------------------------
Arthur Goethals                                                 General Manager
Claude Allard                          Executive Director Resources & Logistics
Michel Eeckhout                       Executive Director Technology & Synergies
Jean-Thomas Geelhand                              Executive Director Purchasing
Marc Goossens                                          Executive Director Sales
Mark Verleye                                 Executive Director Human Resources
Philippe Brunelli                                       Communication Director,
                                           Secretary of the Executive Committee
Baudouin Auquier                          Departmental Director, Social Affairs
Jean-Marie Brochier               Departmental Director, Industrial Departments
Juan de Meeus d'Argenteuil                Departmental Director, Merchandising,
                                                            Systems and Methods
Xavier Diers                       Departmental Director, Purchasing Techniques
Thierry Gaye                         Departmental Director, Sales Southern Area
Guy Jourquin                                  Departmental Director, Affiliates
Jozef Kempenaers                              Departmental Director, E-commerce
                                                                 and Caddy-Home
Luc Koenot                        Departmental Director, Information Technology


80  Delhaize Group  Annual Report 2001

Willy Lambrechts                     Departmental Director, Sales Northern Area
Philippe Lequy                                 Departmental Director, Purchases
                                                               Beverages & Wine
Desire Maeck                                             Departmental Director,
                                                Administration & Internal Audit
Alain Mourlon Beernaert                      Departmental Director, Di Division
Peter Muylaert                      Departmental Director, Business Development
Stephane Seghers                Departmental Director, Distribution Centers and
                                                                      Transport
Willy Touquet                    Departmental Director, Supply Chain Management
Xavier Ury                        Departmental Director, Purchasing Development
David Vander Schueren                  Departmental Director, Business Planning
Baudouin Van Eeckhout                          Departmental Director, Technical
Michel Zajusz                                   Departmental Director, Tom & Co
-------------------------------------------------------------------------------

ALFA-BETA

-------------------------------------------------------------------------------
Raphael Moissis                                                        Chairman
George Anagnostopoulos                                          Deputy Chairman
Kostas Macheras                                                 General Manager
Nikos Iossipou(*)                              Cash-and-Carry Affiliate Manager
Maria Kuhkalani(*)                                            Financial Manager
Alexandros Tsintzilonis(*)                             Stores Operation Manager
Leonidas Vrettakos(*)                                        Commercial Manager
Costas Boudouris                                                    EDP Manager
Dimitris Koliolios                             Research and Development Manager
Spyros Kyrousis                                          Internal Audit Manager
Vassilis Stavrou                                        Human Resources Manager
Petros Trahanas                                                Logistic Manager
-------------------------------------------------------------------------------

(*) Member Steering Committee

DELVITA

-------------------------------------------------------------------------------
Dirk Van den Berghe(*)                                          General Manager
Jiri Charvat(*)                                     Executive Director Finance,
                                                 IT, Logistics and Supply Chain
Jiri Dvorak(*)                         Executive Director Technical Department,
                                                    Expansion and Legal Affairs
Anne Simon(*)                               Executive Director Human Resources,
                                             Communication & Project Management
Lisa Miller(*)                                        Executive Director Buying
Petr Varmuza(*)                                     Executive Director Slovakia
Rene Zoul                                                        Sales Director
Miguel Van Bussel                                            Marketing Director
Petr Hlad                                                    Logistics Director
-------------------------------------------------------------------------------

(*) Member Steering Committee

MEGA IMAGE

-------------------------------------------------------------------------------
Antonios Tirpintiris                                            General Manager
Theodoros Malideros                                             General Manager
Ilias Lyras                                                    Finance Director
Bart Van de Velde                                            Marketing Director
-------------------------------------------------------------------------------

DELHAIZE ASIA

-------------------------------------------------------------------------------
Denis Knoops                                    Vice President of Delhaize Asia
John Kyritsis                                                  Finance Director
Gerald Walewijk                       Administration and Legal Affairs Director
-------------------------------------------------------------------------------

FOOD LION THAILAND

-------------------------------------------------------------------------------
Michel Prie                                                     General Manager
Nares Changsamlee                                               Buying Director
Bundit Chunthasumetee                                        Expansion Director
Elliot James Dickson                                        Operations Director
Choochart Mahawansu                                    Human Resources Director
Boonkerd Silpavechakul                          Finance and Accounting Director
-------------------------------------------------------------------------------

SUPER INDO

-------------------------------------------------------------------------------
Sugiyanto Wibawa                                             Executive Director
Marc Debussche                                              Commercial Director
Lany S Budianto                        Senior Manager, Financial and Accounting
Melanie Dharmosetio                                   Senior Manager, Marketing
Chuanny Kwandou                                      Senior Manager, Operations
Ferdinandus Wijaya                     Senior Manager, Planning and Development
-------------------------------------------------------------------------------

SHOP N SAVE

-------------------------------------------------------------------------------
Victor Cheong                                                   General Manager
Lee Sin Pin                       Director, Buying & Merchandising (Fresh Food)
Koay Su Ching                                Director, Finance & Administration
Francis Tay                                                Director, Operations
Francois Valdivieso                            Director, Buying & Merchandising
-------------------------------------------------------------------------------

CORPORATE GOVERNANCE

Delhaize Group is committed to high standards of integrity and disclosure in the governance of the Company. The importance and the value of a balanced interplay between the Board of Directors, management and shareholders is a major principle governing the conduct of Delhaize Group. In 2001, significant measures were taken to reinforce the corporate governance practices at Delhaize Group.

In April 2001, the corporate governance of the Company was improved through the share exchange with its listed subsidiary Delhaize America. The Delhaize America shares, comprising two classes of common stock with different voting and dividend rights, were exchanged for ordinary Delhaize Group shares, which comprise a single class of stock with voting and dividend rights that are the same for all shareholders.

In May 2001, three independent members joined the Board of Directors of Delhaize Group, resulting in a total of five independent board members. Simultaneously, Audit, Governance and Compensation Committees were created to support the Board of Directors of Delhaize Group in its different functions.

ORGANIZATION OF THE BOARD OF DIRECTORS

In accordance with Belgian law and its Articles of Association, Delhaize Group is managed by its Board of Directors, which meets on a regular basis. In 2001, the Board of Directors met 14 times. Subject to appropriately justified exceptions, all directors are present at the meetings of the Board of Directors. In accordance with the Articles of Association, the decisions of the Board are taken by a majority of votes present or represented for such meeting.

At the scheduled meetings of the Board of Directors, the Chief Executive Officer presents a report on the results of operations and the most recent financial statements are discussed. The Chief Executive Officer proposes the strategy of the Company for discussion and approval. Annually the budget for the following financial year is reviewed and approved by the Board of Directors. The Board decides on major acquisitions and divestitures.

Annually the Board of Directors draws up a full report on the Company. At minimum, it publishes press releases on the conduct of business quarterly and on specific subjects as necessary.

The members of the Board of Directors have individually a general investigative power regarding the Company. They can, among others, make inquiries of, and obtain advice from, Jean-Claude Coppieters `t Wallant, member of the Executive Committee and General Secretary.

COMPOSITION OF THE BOARD OF DIRECTORS

On January 1, 2002, the Board of Directors of Delhaize Group consisted of 15 members, including 12 non-executive directors and three executive directors. Eight of the directors represent, as shown in the following table, different family branches descended from the founders of the Company. Five of the non-executive directors are independent directors. The duties of the Chairman of the Board and Chief Executive Officer are carried out by different individuals.

On the recommendation of the Governance Committee, the Board decides the appointment of directors to be proposed to the shareholders for approval at the annual general meeting. In accordance with the Articles of Association, the term of appointment of the Board members is for a maximum of six years. Beginning on January 1, 1999, the term of all directors' appointments, new or renewed, has been three

NAME                        AGE (*)                              POSITION     DIRECTOR SINCE    TERM EXPIRES       STATUS
-------------------------------------------------------------------------------------------------------------------------
Gui de Vaucleroy                 68                              Chairman           May 1980            2004            1
Pierre-Olivier Beckers           42    President, Chief Executive Officer
                                                               & Director           May 1995            2003         1, 3
Roger Boin                       63                              Director           May 1990            2002            1
Raymond-Max Boon                 72                              Director           May 1968            2003            1
Baron de Cooman d'Herlinckhove   68                              Director           May 1973            2003            1
Marcel Degroof                   72                              Director           May 1985            2003            2
Hugh G. Farrington               57              Executive Vice President
                                                               & Director           May 2001            2004            3
William G. Ferguson              74                              Director           May 2001            2004            2
Comte Goblet d'Alviella          53                              Director           May 2001            2004            2
Jacques Le Clercq                72                              Director           May 1969            2003            1
William McCanless                44              Executive Vice President
                                                               & Director           May 2001            2004            3
Robert J. Murray                 60                              Director           May 2001            2004            2
Didier Smits                     40                              Director           May 1996            2003            1
Philippe Stroobant               49                              Director           May 1990            2002            1
Frans Vreys                      72                              Director           May 1982            2003            2
-------------------------------------------------------------------------------------------------------------------------

(*): on May 23, 2002
1: Representative of the family shareholders
2: Independent director
3: Executive director


82  Delhaize Group  Annual Report 2001
years. The age limit of directors set by the Board is 70 years for the Chairman and the directors and 65 years for the Chief Executive Officer. The age limit is 75 years for those directors who were initially appointed before 1999 or for certain directors appointed as part of the share exchange with Delhaize America.

For the fiscal year 2001, EUR 1.1 million in directors' fees was allocated to the Board members. No other remuneration or advantage in their capacity of Board member is associated with the directors' appointments. No loans or guarantees have been extended by Delhaize Group to members of the Board or the Executive Committee.

COMMITTEES OF THE BOARD

After the general shareholders' meeting on May 23, 2001, Audit, Governance and Compensation Committees were established.

AUDIT COMMITTEE

The Audit Committee, which is solely composed of non-executive directors, assists the Board of Directors in fulfilling its responsibilities relating to accounting and reporting practices. Specifically, the Audit Committee assists the Board of Directors in reviewing accurate and complete accounting and financial information on Delhaize Group and verifies and makes recommendations with respect to the adequacy of the accounting and financial reporting methods used by the Company. The Audit Committee reviews, with the assistance of the Statutory Auditor and the internal audit department, Delhaize Group's financial reporting procedures and internal financial control systems. The Audit Committee also reviews the activities and independence of the Statutory Auditor and the internal audit department.

GOVERNANCE COMMITTEE

The Governance Committee submits proposals to the Board of Directors regarding new directors to be nominated for election, or appointed in the case of a vacancy. The Governance Committee evaluates the qualifications of any new director nominee with respect to the needs of the Board of Directors. The Governance Committee reviews the size, structure and organization of the Board and its Committees and evaluates the performance and effectiveness of the Board and of each of its members. The Governance Committee oversees planning for the succession of the Chief Executive Officer and recommends to the Board the selection or replacement, if necessary, of the Chief Executive Officer and evaluates his performance.

COMPENSATION COMMITTEE

The Compensation Committee reviews, analyzes and makes recommendations to the Board of Directors concerning the compensation for Delhaize Group's executive directors and executive officers. The Compensation Committee also reviews general compensation policy, any stock option or other profit-sharing programs for the associates of the Company and other compensation issues.

GENERAL MEETING OF SHAREHOLDERS

The general meeting of shareholders of Delhaize Group is held at least once a year, called by the Board of Directors. The notice of meeting mentions the items on the agenda and complies with the form and timing requirements of Belgian Company Law. Among the items included in the agenda given in the notice of the annual general meeting are consideration of the Directors' report and Auditors' report, as well as consideration of the annual accounts. The future prospects for the Company are presented by the Chairman and the Chief Executive Officer at the general meeting.

EXECUTIVE COMMITTEE AND OFFICE OF THE CEO

The Chief Executive Officer is in charge of the day-to-day management of the Company, with the assistance of the Office of the CEO and the Executive Committee.

In April 2001, the Office of the CEO was founded, consisting of five members of the Executive Committee. The Office of the CEO assists the Chief Executive Officer in the management of the Group, ensuring the optimal planning and allocation of human and capital resources to Delhaize Group's priorities.

The Executive Committee, chaired by the Chief Executive Officer, prepares the strategy proposals for the Board of Directors, oversees the operational activities and analyzes the business performance of the Group.

The Chief Executive Officer, the Secretary of the Board and the members of the Executive Committee are appointed by the Board of Directors. The non-executive Board members decide, based on the recommendations by the Compensation Committee, on the compensation of the members of the Executive Committee.

A common philosophy and methodology increasingly drives the executives' remuneration program design throughout all regions while the appropriate remuneration levels are determined on the basis of relevant regional and local standards. The compensation consists of fixed and variable elements and is linked to the performance of the Group. Like a very large segment of management, the executives also benefit from stock option plans.

For the year ended December 31, 2001, the aggregate amount of compensation attributed by the Group to the members of the Executive Committee as a group for services in all capacities was EUR 6.7 million, including 70% aggregate base pay and 30% variable compensation. An aggregate number of 107,822 Delhaize
Group stock options were allocated to the members of the Executive Committee in 2001.

Executives benefit from corporate pension plans which vary from banner to banner, including a defined benefit Group insurance system for European based executives that is contributory and based on the individual career length, and profit sharing plans as well as defined benefit plans for US-based executives.

APPROPRIATION POLICY

It is the policy of the Company to pay out a regularly increasing dividend while retaining significant free cash flow to finance the growth of the Group. Since its listing in 1962, the Board has proposed an annual increase in dividends to the shareholders at the annual general meeting, with the exception of the financial years 1971, 1975 and 1993, when the dividends were kept at the same level as the previous year. The dividend amount has never been decreased.

SHAREHOLDERS' STRUCTURE

Belgian law requires that each shareholder or group of shareholders owning more than 5% of the shares of a Belgian listed company notifies a disclosure statement to such company and the Banking and Finance Commission.

On April 25, 2001, The Bank of New York addressed a disclosure statement to Delhaize Group whereby it declared that it held 43.57 % of the total number of the outstanding shares of Delhaize Group as of that date. On April 30, 2001, The Bank of New York addressed a second disclosure statement to Delhaize Group to inform the company that the number of shares held by it was reduced to 28.17 % of such total number. In these two disclosure statements, The Bank of New York declared that it was only holding the shares of Delhaize Group in its capacity of Depositary for the account of the holders of ADRs and in its capacity of Exchange Agent intervening in the exchange of the shares of Delhaize Group against the shares of Delhaize America. In accordance with the provisions of the Deposit Agreement governing the ADR Program of Delhaize Group in which The
Bank of New York acts as Depositary, The Bank of New York also announced in these disclosure statements that it will only exercise the voting rights attached to the shares deposited with it pursuant to voting instructions of the ADR holders.

When making these disclosure statements, The Bank of New York expressly stated that they were made at the request of Delhaize Group with the aim of providing the financial markets with relevant information, without acknowledgement of The Bank of New York as to the mandatory nature of such disclosure statement under Belgian law.

On February 8, 2002, The Bank of New York informed Delhaize Group that it will no longer continue to make such disclosure statements in the future to avoid giving an ambiguous information to the financial markets that could believe on the basis of such statements that The Bank of New York is acting for its own account as a shareholder of Delhaize Group, where it is acting as Depositary and could only exercise the voting rights pertaining to the ordinary shares upon voting instructions of the ADR holders. The Bank of New York further stated that, for such reasons, the disclosure requirement only apply to the ADR holders.

With the exception of the disclosure statements of The Bank of New York, no shareholder or group of shareholders declared ownership of more than 5% of the capital of Delhaize Group as of December 31, 2001. Delhaize Group is not aware of the existence of agreements in respect of the shares of the company between family shareholders who are descendants of the founders of the company.

On December 31, 2001, the directors and members of the Executive Committee of Delhaize Group owned as a group 2,398,330 ordinary shares or ADRs of Delhaize Group, which represented approximately 2.6% of the total number of outstanding shares of Delhaize Group as of that date. On December 31, 2001, the members of the Executive Committee of Delhaize Group owned as a group 512,688 stock options over an equal number of ordinary shares or ADRs of the Company.

EXTERNAL AUDIT

The external audit of the Company and of other companies in Delhaize Group is conducted by Deloitte & Touche, Registered Auditors, represented by James Fulton, until the general meeting of 2002. On the basis of the audit conducted by the Statutory Auditor in accordance with the standards of the Belgian Institut des Reviseurs d'Entreprises (Institute of Registered Auditors), the Statutory Auditor certifies that the financial statements of the Company give a true and fair view of the Company. The Board examines and discusses the detailed annual report of the Statutory Auditor on both the consolidated accounts and the accounts of the parent company in his presence.

In 2001, the fees for the annual statutory audit were EUR 0.11 million for the audit of the parent company. Additional fees for a total amount of EUR 2.82 million have been paid to the statutory auditors, mainly in the context of the audit of the U.S. GAAP reconciliation and the registration statement of the Delhaize Group shares offered in the share exchange with Delhaize America.


84 | Delhaize Group  Annual Report 2001

SHAREHOLDER INFORMATION

Delhaize Group shares trade on Euronext Brussels under the symbol DELB. American Depository Receipts, each of them representing one Delhaize Group ordinary share, are listed on the New York Stock Exchange under the symbol DEG.

Information on Delhaize Group's share price can be found on the websites of Delhaize Group (www.delhaizegroup.com), Euronext Brussels (www.euronext.com) and the New York Stock Exchange (www.nyse.com). Detailed information on trading activity and share prices can also be found in the financial section of most major newspapers.

One operating company of Delhaize Group is also listed: Alfa-Beta is listed on the Athens Stock Exchange (www.ase.gr) under the symbol BASIK.

TYPE OF DELHAIZE GROUP SHARES

Delhaize shares are either bearer shares, in denominations of 1, 10, 25 and 100 shares, or registered shares. On request, a shareholder may convert bearer shares into registered shares and vice versa. The ownership of registered shares can be transferred by informing the Company and returning the certificate of record in the shareholder register to the Company (to the attention of Chantal Delaite, Delhaize Group, rue Osseghemstraat 53, 1080 Brussels).

EQUITY INDICES

On December 31, 2001, Delhaize Group's shares were included in the following major stock indices: BEL20, Euronext 100, Dow Jones Stoxx 600, MSCI Europe and FTSE Eurotop 300.

On March 2, 2002, the weight of Delhaize Group shares in the BEL20 index became 668 (6.7%) Delhaize Group shares instead of the former amount of 303 (3.0%). Delhaize Group shares represent the fourth largest constituent in the index.

On December 28, 2001, the weight of Delhaize Group shares in the Euronext 100 index was 0.32%. Delhaize Group shares represent the 66th largest constituent in the index.

SHARE PERFORMANCE IN 2001

At the end of 2001, a Delhaize Group share was worth EUR 58.45, which is 15.4% higher then one year earlier (EUR 50.65). In the same period, the Euronext 100 index decreased 19.7%, the BEL20 index was down 8.0%, and the Belgian All Shares
(BAS) Return index lost 4.9%. The FTSE Eurotop 350 Food and Drug Retailers Index decreased 8.5% in 2001.

In 2001, Delhaize Group shares traded on Euronext Brussels at an average price of EUR 61.28 and an average trading daily volume of 205,037 shares. The share reached its intra-day peak on June 25 (EUR 72.00) and had its highest closing price on June 22 (EUR 71.75). On January 11, the share reflected its lowest value (EUR 48.72) and had its lowest closing price (EUR 49.00).

Delhaize Group ADRs have been listed on the New York Stock Exchange since April 26, 2001. Between April 26, 2001 and December 31, 2001, the price of Delhaize Group's ADRs increased from USD 50.60 to USD 51.00, an increase of 0.8%. In 2001, the average daily trading volume was 39,610 ADRs.

DIVIDEND

At the general meeting of shareholders on May 23, 2002, the Board of Directors will propose to shareholders the approval of a gross dividend of EUR 1.44 per share, before deduction of withholding tax of 25%, resulting in a net dividend of EUR 1.08. This dividend represents an increase of 5.9% over the prior dividend. The payout-ratio for 2001 amounts to 39.2%.

The dividend of EUR 1.08 will be payable against coupon no. 40 beginning on May 27, 2002. This payment will be made at the registered office of the Company (rue Osseghemstraat 53, 1080 Brussels) as well as at the counters of the following financial institutions:

-        Banque Artesia, boulevard du Roi Albert II 30-B2, 1000 Brussels

-        BBL, avenue Marnix 24, 1050 Brussels

-        Fortis Banque, rue Montagne du Parc 3, 1000 Brussels

-        KBC, avenue du Port 2, 1080 Brussels

-        Banque Degroof, rue de l'Industrie 44, 1040 Brussels

The payment of the dividend to the ADR holders will be made through The Bank of New York.

FINANCIAL CALENDAR

Press release - 2002 first quarter results                       May 7, 2002(*)
Final date for depositing shares
  for the  general  meeting of  shareholders                       May 16, 2002
General  meeting of shareholders                                   May 23, 2002
Dividend  becomes payable for the financial year 2001              May 27, 2002
Press release - 2002 second quarter results                   August 1, 2002(*)
Press release - 2002 third quarter results                  November 7, 2002(*)

(*) You are kindly invited to listen in to the webcast of the related conference call. See www.delhaizegroup.com for further details.

INFORMATION FOR ADR HOLDERS

On April 26, 2001, the ADSs (American Depositary Shares), each representing one ordinary share of Delhaize Group, began trading on the New York Stock Exchange under the symbol DEG. ADSs are evidenced by American Depositary Receipts
(ADRs). The Delhaize Group ADR program is governed by a Deposit Agreement binding upon Delhaize Group, The Bank of New York and the holders of ADRs. This program is administrated by:

THE BANK OF NEW YORK
Investor Relations
P.O. Box 11258
Church Street Station
New York, N.Y. 10286-1258
U.S.A.
Toll free tel # for U.S. callers: 1-877-853-2191

Non-U.S. callers can call: 1-610-312-5315
e-mail: shareowner-scvs@bankofny.com
web sites: www.adrbny.com
           www.stock.bankofny.com

For further information on ADRs, please see the ADR section on Delhaize Group's website www.delhaizegroup.com.

The Bank of New York will put in place a Global BuyDIRECT Plan for Delhaize Group, which is a direct purchase and sale plan for depositary receipts, including a dividend reinvestment plan (DRIP). Shareholders will be invited to participate in the corporation's automatic dividend reinvestment program, which provides a convenient way to reinvest dividends and/or additional cash amounts in Delhaize Group stock. Questions or correspondence about Global BuyDIRECT should be addressed to:

THE BANK OF NEW YORK
Shareholder Relations
P.O. Box 11258
Church Street Station
New York, N.Y. 10286-1258
U.S.A.
Tel.: 1-888-BNY-ADRS

TAXATION OF DIVIDENDS OF DELHAIZE GROUP SHARES

It is assumed that, for the purpose of domestic Belgian tax legislation and the U.S.-Belgian tax treaty, owners of Delhaize Group ADRs are treated the same as owners of Delhaize Group shares and that the ADRs are treated as Delhaize Group shares. However, it must be noted that this assumption has not been confirmed or verified with the Belgian Tax Administration.

For Belgian income tax purposes, the gross amount of all distributions made by Delhaize Group to its shareholders (other than repayment of paid-up capital in accordance with Belgian Company Law) is generally taxed as dividends. All dividends that are paid on the shares are subject to a 25% withholding tax.

For U.S. individuals and corporations not holding the shares through a permanent establishment or a fixed base, withholding tax is retained also at the rate of 25% subject to the reductions or exemptions provided for by Belgian law or by the U.S.-Belgian tax treaty. Such (reduced) withholding tax is normally the final tax in Belgium.

To the extent that dividends paid by Delhaize Group to a U.S. holder of ADRs who is not holding the shares through a permanent establishment or a fixed base, and is entitled to claim benefits under the U.S.-Belgian tax treaty, are subject to the Belgian withholding tax, this withholding tax is reduced to 15%. If he/she holds at least 10% of the voting rights, a reduced withholding tax rate of 5% is applicable.

Although there are exceptions, in general the full Belgian withholding tax must be withheld by Delhaize Group or the paying agent (that is, if the amount of withholding tax on the payment of the dividend is not reduced to reflect the treaty rate), and the U.S. holder may make a claim for reimbursement for amounts withheld in excess of the treaty rate. The reimbursement claim form (Form 276 Div.-Aut.) can be obtained from the Bureau Central de Taxation/Bruxelles-Etranger, 10 place J. Jacobs, B-1000 Brussels, Belgium / Centraal Taxatiekantoor/Brussel-Buitenland, 10 J. Jacobsplein, B-1000 Brussels, Belgium. The form should be completed in duplicate and sent to the relevant foreign tax department with the request that one copy be appropriately stamped and returned to the sender. The U.S. holder can then obtain reimbursement from the Bureau Central de Taxation/Centraal Taxatiekantoor, at the same address, upon presentation of the stamped form and a document proving that the dividend has been cashed. The request for reimbursement must be filed with the Bureau Central de Taxation/Centraal Taxatiekantoor within three years from January 1 of the year following the year in which the dividend was declared payable.

Prospective holders should consult their own tax advisors as to whether they qualify for the reduced withholding tax upon payment of dividends, and as to the procedural requirements for obtaining a reduced withholding tax upon the payment of dividends or for making claims for reimbursement.

ANNUAL REPORT

This annual report is available in English, French and Dutch. It can also be downloaded from Delhaize Group's website: www.delhaizegroup.com. A printed or electronic version may be ordered via the same website or directly from the Delhaize Group investor relations team (see contacts at the end of this section).

Since Delhaize Group is subject to the reporting requirements of the U.S. Securities and Exchange Commission (SEC) governing foreign companies listed in the U.S., an annual report will be filed with the SEC as a 20F-document. This document will be available from the SEC's EDGAR database at www.sec.gov/edgarhp.htm.

GENERAL MEETING OF SHAREHOLDERS

The general meeting of shareholders will take place on Thursday, May 23, 2002 at Delhaize Group's Brussels headquarters, rue Osseghemstraat 53, 1080 Brussels, Belgium. Detailed information about the shareholders meeting is published in the Belgian newspapers L'Echo and De Financieel-Economische Tijd, as well as in the Belgian Official Gazette.


86  Delhaize Group  Annual Report 2001

INFORMATION DELHAIZE GROUP SHARE (ADJUSTED)(1)

-------------------------------------------------------------------------------------------------------------------------------
                                                                  2001          2000          1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------------
SHARE PRICE (IN EUR)
Price: year-end                                                  58.45         50.65         74.80         75.36         46.60
      average                                                    61.28         59.27         80.00         65.64         46.18
      highest                                                    72.00         76.50         91.70         84.28         52.06
      lowest                                                     48.72         48.05         64.90         46.60         35.20
Annual return Delhaize Group(2)                                 +17.2%        -31.3%         +0.3%        +63.6%         +1.3%
Belgian All Shares Return index                                  -4.9%         -5.0%         -7.2%        +43.5%        +36.2%
-------------------------------------------------------------------------------------------------------------------------------
RATIOS
Return net dividend(3)                                             1.9%          2.0%          1.2%          1.1%          1.6%
Share price/shareholders' equity (after appropriation)(3)          1.3           1.9           3.6           4.3           2.9
         /cash EPS(3)                                             13.7            14          22.3            25          19.3
         /reported EPS(3)                                         31.1          16.4          22.9          26.2          19.7
-------------------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES
Annual volume of Delhaize Group shares traded
(in millions of EUR; Euronext Brussels)                        3,198.6       1,520.6       1,930.4       1,688.2       1,048.6
Annual volume of Delhaize Group shares traded
(in millions of shares; Euronext Brussels)                        51.9          26.4          24.6          25.9          22.8
Number of shares (in thousands; year-end)                       92,393        52,032        52,017        51,963        51,717
Number of shares (in thousands; annual average)                 79,494        52,023        51,983        51,824        51,717
Stock market capitalization (in millions of EUR; year-end)     5,400.4       2,635.4       3,890.0       3,915.9       2,410.2
-------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                   1996          1995          1994          1993          1992
----------------------------------------------------------------------------------------------------------------------------------
SHARE PRICE (IN EUR)
Price: year-end                                                   46.73         30.39         31.98         33.07         31.93
      average                                                     38.80         30.76         33.17         31.06         41.10
      highest                                                     47.10         34.36         38.30         33.81         47.45
      lowest                                                      29.95         27.07         29.80         27.42         31.93
Annual return Delhaize Group(2)                                  +57.0%         -3.9%         -1.7%         +5.4%        -21.0%
Belgian All Shares Return index                                  +25.2%        +15.9%         -3.9%        +35.5%         +1.6%
----------------------------------------------------------------------------------------------------------------------------------
RATIOS
Return net dividend(3)                                              1.4%          2.0%          1.8%          1.5%          1.6%
Share price/shareholders' equity (after appropriation)(3)           3.4           2.6           2.8           2.9           3.0
         /cash EPS(3)                                              21.7          16.3          16.2          25.4          17.0
         /reported EPS(3)                                          22.3          16.7          16.5          68.2          10.3
----------------------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES
Annual volume of Delhaize Group shares traded
(in millions of EUR; Euronext Brussels)                           892.4         493.3         533.0         686.7         666.8
Annual volume of Delhaize Group shares traded
(in millions of shares; Euronext Brussels)                         23.6          15.9          15.8          22.2          16.2(4)
Number of shares (in thousands; year-end)                        51,717        51,315        51,294        51,285        51,284
Number of shares (in thousands; annual average)                  51,603        51,303        51,291        51,284        51,268
Stock market capitalization (in millions of EUR; year-end)      2,416.6       1,559.5       1,640.3       1,695.9       1,637.4
----------------------------------------------------------------------------------------------------------------------------------

(1)      On June 4, 1992, the Delhaize Group share was split into 5 new shares.
(2) Capital gains recorded during the year, including net dividend and reinvestment.
(3)      Share price at year-end.
(4) The number of shares traded before the share split on June 4, 1992 was adapted.

INVESTORS AND MEDIA

For all questions regarding Delhaize Group and its stock, please contact:

Guy Elewaut
Investor Relations Director
Tel.: +32 (0) 2 412 29 48
Fax: +32 (02) 412 29 76
E-mail: gelewaut@delhaizegroup.com

Delhaize Group
rue Osseghemstraat 53
1080 Brussels
Belgium

U.S. INVESTORS
Amy Shue
Investor Relations Manager
Tel.: +1 704 633 8250, ext. 2529
Fax: +1 704 636 5024
E-mail: aeshue@foodlion.com

P.O. Box 1330
Salisbury, NC 28145-1330
United States

Information regarding Delhaize Group (press releases, annual reports, share price, frequently asked questions) can be found in three languages (English, French and Dutch) on Delhaize Group's website www.delhaizegroup.com.

Questions can be sent to investor@delhaizegroup.com.

Geoffroy d'Oultremont
Investor Relations Manager
Tel.: +32 (0) 2 412 83 21
Fax: +32 (02) 412 29 76
E-mail: gdoultremont@delhaizegroup.com

U.S. MEDIA
Ruth Kinzey
Director of Corporate Communications Food Lion
Tel.: +1 704 633 8250, ext. 2118
Fax: +1 (704) 639 1353
E-mail: rekinzey@foodlion.com

GLOSSARY

AFFILIATED STORE

An independent retailer to whom Delhaize Group sells its products at wholesale prices and who benefits from the trade name and know-how of Delhaize Group.

AMERICAN DEPOSITORY RECEIPT (ADR)

American Depositary Receipt that represents ownership of the shares of a non-U.S. corporation. The underlying shares are held by a U.S. bank as depositary agent. The holder of an ADR benefits from dividend and voting rights pertaining to the underlying share through the bank that issued the ADR. Delhaize Group's ADRs are traded on the New York Stock Exchange.

CAPITAL LEASES

Financing leases which result in a transfer to the lessee of almost all the risk and advantages inherent to the ownership of assets.

CASH EARNINGS

Reported earnings before goodwill amortization, store closing expenses in the normal course of business and exceptional items, net of taxes and minority interests.

CASH EARNINGS PER SHARE (CASH EPS)

Cash earnings divided by the weighted average number of shares in the corresponding period.

COLLABORATIVE PLANNING, FORECASTING AND REPLENISHMENT (CPFR)

A collaborative Business to Business (B2B) process whereby a retailer and a supplier cooperate to improve the quality of planning, forecasting and replenishment with as result lower costs and increase in sales.

COMPARABLE-STORES-SALES

Sales from the same stores, including relocations and expansions.

CORPORATE STORE

A store operated directly by Delhaize Group.

DELHAIZE BELGIUM

In the consolidated financial statements, any reference to "Delhaize Belgium" is a reference to the consolidation of Delhaize "Le Lion" S.A., Delimmo S.A., Delhaize The Lion Coordination Center S.A, Delhome S.A, Delanthuis S.A., Aniserco S.A. and Delshop S.A., and excludes the corporate expenses.

DELHAIZE GROUP

Etablissements Delhaize Freres et Cie "Le Lion" S.A., and except where the con-text otherwise requires, each of its fully consolidated and associated companies.

DIRECT GOODS

Goods sold to customers.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

See Operating cash flow

EARNINGS BEFORE INTEREST AND TAXES (EBIT)

See Operating profit

ELECTRONIC DATA INTERCHANGE (EDI)

Systems for computer-based exchange of information in an structured way with suppliers, like invoices and orders.

EVERY DAY FAIR PRICE (EDFP)

Commercial policy aiming at offering the best products at a consistent fair price.

EVERY DAY LOW PRICE (EDLP)

Commercial policy aiming at offering the best products at the lowest price.

FRANCHISED STORE

An independent retailer to whom Delhaize Group sells its products at a net price (plus a yearly franchise fee) and who benefits from the trade name and know-how of Delhaize Group.

FREE CASH FLOW

Cash flow before financing activities less dividends and directors' share of profit, less dividends paid by subsidiaries to minority interests.

GROUP EQUITY

Shareholder's equity plus minority interests.

HACCP (HAZARD ANALYSIS OF CRITICAL CONTROL POINTS)

A systematic approach to the identification, evaluation and control of food safety hazards.

INDIRECT GOODS

Goods necessary to operate the business, but which are not sold to customers, such as office and store equipment.

INTEREST COVERAGE

1. Operating income (EBIT) divided by net interest expenses, which is interest payable and similar charges less income from financial fixed assets and current assets.

2. Operating cash flow (EBITDA) divided by net interest expenses, which is interest payable and similar charges less income from financial fixed assets and current assets.

INVENTORY TURNOVER

Inventories at year-end divided by Cost of goods sold, multiplied by 365

NATURAL FOOD

Food that has had a minimum (if any) processing or additives. While these products can be organically grown, they may not be.

NET DEBT

Long-term financial liabilities, including current portion and capital leases, plus short-term financial liabilities, minus short-term investments and cash and bank.

NET DEBT-TO-EQUITY RATIO

Net debt divided by Group equity (after profit appropriation).

NET EARNINGS

Net profit after goodwill and exceptional items, net of minority interests.

NET EARNINGS PER SHARE (EPS)

Net earnings divided by the weighted average number of shares in the corresponding period

OPERATING LEASES

Rents.

OPERATING CASH FLOW, CASH FLOW FROM OPERATIONS, EBITDA

Earnings before interest, taxes, depreciation, amortization, store closing expenses in the normal course of business, exceptional items and minority interests.

OPERATING CASH FLOW MARGIN

Cash flow from operations (EBITDA) divided by sales.

OPERATING PROFIT (EBIT)

Earnings before interest, taxes, exceptional items and minority interests.

OPERATING MARGIN

Operating profit (EBIT) divided by sales.

ORGANIC FOOD

Food that meets specific, governmental standards relative to the use of pesticides, fertilizers or any other chemicals and the way natural resources (animals, energy, water,...) are treated in the production process.

ORGANIC SALES GROWTH

Sales growth excluding sales from acquisitions, divestitures and currency fluctuations.

OUTSTANDING SHARES

The number of shares issued by the Company, including the treasury shares.

PAY-OUT-RATIO

1. Gross dividend per share multiplied by the number of outstanding shares at year-end, plus directors' share of profit, divided by cash earnings.

2. Gross dividend per share multiplied by the number of outstanding shares at year-end, plus directors' share of profit, divided by reported earnings.

REPORTED EARNINGS

Net profit (Group share) after goodwill amortization and exceptional items.

RETURN ON EQUITY

1. Cash earnings divided by average shareholders' equity.

2. Net earnings divided by average shareholders' equity.

SELLING AREA

Net selling area, excluding storage area. Net selling area = approximately 84% of gross selling area.

TRADE PAYABLE DAYS

Trade payables divided by (Cost of Goods sold plus Miscellaneous goods and services), multiplied by 365

TREASURY SHARES

Shares repurchased by one of the Group's legal entities and that are not cancelled as of year-end date. Treasury shares are included in the number of shares outstanding but are not included in the calculation of the weighted average number of shares for the purpose of calculating earnings per share.

WEIGHTED AVERAGE NUMBER OF SHARES

Weighted average number of shares is the number of shares outstanding at the beginning of the period (less treasury shares), adjusted by the number of shares cancelled, repurchased or issued during the period multiplied by a time-weighting factor. The time-weighting factor is the number of days that the specific shares are outstanding as a proportion of the total number of days in the period.

WITHHOLDING TAX

Withholding by a corporation or financial institution of a certain percentage of dividend payments due to tax legislation.


88  Delhaize Group  Annual Report 2002

COMPANY INFORMATION

DELHAIZE GROUP
Head and registered office:
rue Osseghemstraat 53
1080 Brussels
Belgium
Tel: +32 2 412 12 11
Fax: +32 2 412 21 94
http://www.delhaizegroup.com

Brussels Register of Commerce no. 8831
V.A.T.: BE 402.206.045

OPERATING COMPANIES

UNITED STATES

FOOD LION
P.O. Box 1330, 2110 Executive Drive
Salisbury NC 28145-1330
U.S.A.
Tel: +1 704 633 82 50
Fax: +1 704 636 49 40
www.foodlion.com

HANNAFORD
145 Pleasant Hill Road
Scarborough - ME 04074
U.S.A.
Tel: +1 207 883 2911
Fax: +1 207 883 7555
www.hannaford.com

KASH N' KARRY
6422 Harney Road
Tampa - FA33610
U.S.A.
Tel: +1 813 620 11 39
Fax: +1 813 626 95 50
www.kashnkarry.com

BELGIUM

DELHAIZE BELGIUM
Rue Osseghemstraat 53
1080 Brussels
Belgium
Tel: +32 2 412 21 11
Fax: +32 2 412 21 94
www.delhaize.be

CADDY-HOME
Bld de l'Humanite 219-221
1620 Drogenbos
Belgium
Tel: +32 2 378 22 96
Fax: +32 2 378 20 32
www.caddyhome.be

DI
Rue Osseghemstraat 53
1080 Brussels
Belgium
Tel: +32 2 412 21 11
Fax: +32 2 412 21 94
www.delhaize.be

TOM & CO
Rue Osseghemstraat 53
1080 Brussels
Belgium
Offices:
Bettegemlaan 3
1731 Zellik
Belgium
Tel: +32 2 412 25 57
Fax: +32 2 412 25 99
www.delhaize.be

REST OF EUROPE

ALFA-BETAVASSILOPOULOS
81, Spata Ave., Gerakas
Athens
Greece
Tel: +30 10 661 25 01
Fax: +30 10 661 26 75
www.ab.gr

DELVITA
Za Panskou zahradou 1018
252 19 Rudna
Czech Republic
Tel: +420 311 609 111
Fax: +420 311 679 465
www.delvita.cz

MEGA IMAGE
Soseaua Viitorului 182, Bloc 49,
Scara 2 Etaj 8, Apartment 71, Sector 2
Bucuresti
Romania
Tel: +40 1 210 4007
Fax: +40 1 210 4163

ASIA

FOOD LION THAILAND
2nd Floor Food Lion Supermarket
55/5 Moo 1 Srinakarin Road
Nongborn, Pravate
Bangkok 10260
Thailand
Tel: +66 2 721 55 80
Fax: +66 2 721 34 20

SUPER INDO
JL Ancol I nr. 9-10
Ancol Barat
Jakarta 14430
Indonesia
Tel: +62 21 690 58 76
Fax: +62 21 690 58 77

SHOP N SAVE
No 48 Geylang Lorong 21
04-01 Thai Thong Hung Building
Singapore 388464
Tel: +65 67 46 91 88
Fax: +65 68 42 74 88
www.shopnsave.com.sg

CREDITS

Design & production: www.concerto.be
Photos: Jacky Delorme, Nicolas van Haaren, Dustin Peck (US), photodisc, FPX.
Rewriting: Corporate Report (U.S.)
Printing in Belgium by Dereume Printing


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                                     [MAP]

www.delhaizegroup.com


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